Filed Pursuant to Rule 424(b)(1)

Registration No. 333-206731

PROSPECTUS

MASSROOTS, INC.

 Units of its Securities,

Consisting of up to 6,200,000 Shares of Common Stock and

Warrants to Purchase 3,100,000 Shares of Common Stock

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus relates to the offering up to 6,200,000 shares of our common stock (“Common Stock”), together with up to 3,100,000 warrants (each whole warrant, a “Warrant”), with one Warrant entitling the holder to purchase one share of Common Stock at a price equal to $3 per share, for gross proceeds of up to $7,750,000 (the “Maximum Offering Amount”), before deduction of offering expenses. The price of this Offering is $1.25 for one share of Common Stock and one half Warrant. There is no minimum offering amount required as a condition to closing in this offering, and as a result, the actual public offering amount, and proceeds to us, if any, are not presently determinable and may be substantially less than the total Maximum Offering Amount. This offering will terminate upon the earlier to occur of (i) three months after this registration statement becomes effective with the SEC, and (ii) the date on which the Offering is fully subscribed; provided, however, that we may, at our sole discretion, extend the offering for an additional 90 days or terminate the Offering at an earlier date. The shares of Common Stock and the Warrants are immediately separable and will be issued separately but will be purchased together in this offering.

Our common stock is currently quoted on the OTCQB under the symbol “MSRT.” On September 30, 2015, the closing sale price of our common stock was $1.66 per share. Currently, there is no established public trading market in the United States for our common stock and quotes of our stock on an OTCQB may not be indicative of the market price on a national securities exchange. We are applying to list our common stock on the NASDAQ Capital Market under the symbol “MSRT”. No assurance can be given that our application will be approved. No public market exists for our Warrants and we do not intend to apply for the listing of the Warrants on any securities exchange. The shares of Common Stock and the Warrants are immediately separable and will be issued separately but will be purchased together in this offering.

This offering will be conducted on a “best-efforts” basis and no minimum amount of shares is required to be sold for the offering to proceed. If we raise only a nominal amount of proceeds we may be unable to implement our business plan and we may have to raise additional capital and/or suspend or cease operations and investors who participate in this offering may lose their entire investments. The Company may not be able to sell the entire amount of securities available in this offering and a purchaser in the offering may be one of a very limited number of buyers.

Our Officers and Directors will be making solicitations of our securities directly on a best-efforts basis pursuant to his Offering.  None of the officers or directors will receive any commission or compensation for the sale of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, the placement agent fees and net proceeds to us, if any, in this offering may be substantially less than the maximum offering amounts set forth above.

If we engage one or more underwriters, broker-dealers or selling agents (“Agents”) and enter into any such arrangements, our common stock may be sold through such Agents. If we choose to sell our common stock through Agents, we will file a post-effective amendment to the Registration Statement of which this Prospectus is a part to identify them. We expect that any such sales will be made on a best efforts basis. We have not made any arrangements to place funds in an escrow, trust or similar account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you. If that happens, you may lose your investment and your funds may be used to pay creditors. See “Plan of Distribution” beginning on page 23 of this Prospectus for more information on this offering.

Our common stock involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 6 before you decide to purchase any of our common stock.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For more information, see the prospectus section titled “Emerging Growth Company Status” starting on page 3.

The Company has minimal revenues to date and there can be no assurance that the Company will be successful in furthering its operations and/or revenues. Persons should not invest unless they can afford to lose their entire investment. Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2015

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	5
SUMMARY FINANCIAL DATA	6
RISK FACTORS	6
NOTE ABOUT FORWARD-LOOKING STATEMENTS	18
TAX CONSIDERATIONS	18
USE OF PROCEEDS	19
DILUTION	19
DETERMINATION OF OFFERING PRICE	20
DIVIDEND POLICY	20
CAPITALIZATION	20
PLAN OF DISTRIBUTION	23
DESCRIPTION OF BUSINESS	24
PROPERTIES	39
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	40
EXECUTIVE COMPENSATION	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
DESCRIPTION OF SECURITIES	50
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	52
DECEMBER 31, 2014 FINANCIAL STATEMENTS	69
MARCH 31, 2015 FINANCIAL STATEMENTS (Unaudited)	84
JUNE 30, 2015 FINANCIAL STATEMENTS (Unaudited)	99
LEGAL MATTERS	114
EXPERTS	114
WHERE YOU CAN FIND MORE INFORMATION	114

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. You should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

 PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider prior to investing. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this prospectus, especially the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If you invest in our securities, you are assuming a high degree of risk.

Unless we have indicated otherwise or the context otherwise requires, references in the prospectus to “MassRoots,” the “Company,” “we,” “us” and “our” or similar terms are to MassRoots, Inc. Unless otherwise indicated, all share and per share information relating to our common stock in this prospectus has been adjusted to reflect the “Exchange” which occurred during our “Reorganization”. See “Fundraising And Previous Offerings” for additional discussion of the Exchange and Reorganization.

The MassRoots Story – Our Company

MassRoots was formed in April 2013 as a social network for the cannabis community. In July 2013, we launched in the App Store and since that time, have grown into a community of 625,000 cannabis consumers. Our growth has been primarily driven by MassRoots’ increasing popularity as one of the first national cannabis brands and word of mouth virility from our users. We believe that by creating a central community of hundreds of thousands of cannabis consumers, we are creating a valuable marketing and distribution channel for cannabis and its ancillary products.

We launched MassRoots for Business in early March 2015 as a free online portal for cannabis-related businesses to schedule posts, view analytics and gain insights into their followers. Over 1,000 businesses, including 42% of the dispensaries in Colorado, were utilizing MassRoots for Business as of June 30, 2015. During August 2015, we began expanding its functionality to allow businesses to extend the reach of their posts and begin to monetize our network.

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MassRoots’ Value Proposition to Advertisers:

From July 2013 to August 2015, MassRoots’ sole focus was building an active and engaged community of hundreds of thousands of cannabis consumers. Much like Facebook’s model, we believed that it would be far easier to on-board businesses and begin charging them advertising dollars once we had already hit critical mass, which we believe we hit during the summer of 2015. The reasons we believe businesses will advertise on MassRoots are:

•	Nature of MassRoots Users. The typical MassRoots user is an active cannabis consumer, which is the target demographic for cannabis-related businesses. MassRoots allows these businesses to maximize their lead on target. Unlike other forms of advertising like billboard, banner and display ads that are seen by the general population, every dollar spent on MassRoots advertising puts their product and service directly in front of cannabis consumers.
•	Social Endorsements of Products and Services. The majority of cannabis consumers do not feel comfortable recommending cannabis-related products and services on Facebook, Instagram and Twitter as their family and co-workers follow them on these networks. By introducing a social recommendation tool similar to Facebook’s, MassRoots will allow cannabis consumers to recommend their favorite strains, products and services to their friends on MassRoots and the community at large.
•	Necessity. Currently, Google, Facebook and Twitter prohibit dispensaries from advertising on their networks, forcing cannabis-related companies to rely on billboard and other alternative forms of advertising that may be far less cost effective due to their broad and un-targeted nature. We believe there is a need for a self-service advertising portal that enables cannabis-related businesses to reach potential customers by digital channels. The MassRoots platform will be compelling for advertisers as it offers direct access to a precise segment of their target market as well as an extensive set of metrics to determine the effectiveness of advertising campaigns.
•	Reaching Consumers on Mobile Devices. Mobile advertising is quickly becoming a valuable and effective way for businesses to market themselves. As MassRoots’ users are almost entirely mobile-based, MassRoots will provide cannabis businesses a unique and extremely valuable channel to reach cannabis consumers directly on their mobile devices.
•	Location-Based Solutions. All users are required to allow MassRoots to access their location, giving us the ability to target advertisements based on a user’s location. For advertisers with physical locations, this will enable them to target their advertising within a specific radius of their store, ensuring their marketing reaches their target consumers. This will also provide demographic data on emerging cannabis markets, providing value for companies as they improve their offerings locally and begin to expand their operations.

MassRoots’ Value Proposition to Developers:

Over the coming months, we will be introducing an Application Programming Interface (API) to developers looking to integrate MassRoots’ network into their cannabis-related platform. We believe the benefits to developers are:

•	One Click Registration and Sign-In. Users do not like creating usernames, passwords and profiles for every app and website they access, which underlies the recent popularity of the “Sign in with Facebook” button. However, because the majority of cannabis consumers do not feel comfortable syncing their Facebook profile with cannabis-related websites and apps, we believe there is a need for a “Login with MassRoots” button on cannabis-related digital properties. This will not only allow users to sync data between applications and save time, but also give developers access to data and services they otherwise would not have.
•	Real-Time Content Displayed on Digital Properties. Whether it is posts about a cannabis-related event, a particular strain of cannabis, or any given cannabis product, MassRoots’ approximately 625,000 users are constantly posting high-quality, user-generated content that developers will be able to integrate and display on their own websites in real-time in a similar manner as Facebook Pages and Live Tweets.
•	Content Distribution. Similar to users “Pinning” items on Pinterest, MassRoots’ API will allow users to easily share cannabis-related photos, articles, products and events they find on the Internet. This allows content providers to gage which products or articles are most popular or “trending,” gain feedback from the cannabis community and boost their website traffic as they enhance their social reputation.

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MassRoots’ Value Proposition to Investors:

For investors looking to capitalize on the rapidly growing cannabis industry permissible under laws of certain states, we believe MassRoots presents a unique and valuable opportunity for the following reasons:

•	Owning a Marketing and Distribution Channel. By creating a network of end cannabis consumers, MassRoots is creating a valuable marketing and distribution channel for cannabis and its ancillary products. Over the coming months, we plan to expand MassRoots’ functionality to include live inventory, live pricing and order ahead; we will be able to push these features to hundreds of thousands of cannabis consumers already engaging with the MassRoots Platform, allowing us to expand and conquer adjacent verticals in the cannabis market.
•	Network Growth as a Barrier to Entry. Network effects have come to dominate consumer habits. Google+ failed to obtain a dominant market share in desktop-based social networking because it wasn’t introduced until Facebook had already conquered the market. Similarly, when Facebook introduced Poke as a competitor to SnapChat in late 2012, it failed to gain market share due to the market dominance already achieved by SnapChat. Even if a well-financed competitor to MassRoots were to emerge, they would not only have to convince users on why their platform is superior, but also get them to switch away from the network their friends are already using – every user that MassRoots gains, every interaction that takes place on our network and every day that we grow, the barrier to entry grows ever higher.
•	The Right Industry, the Right Time, the Right Product. MassRoots sits at the intersection of mobile technology and cannabis, two rapidly growing industries. Per an October 2013 Gallup poll, 58% of the American people support the legalization of cannabis, while 14 states are projected to pass adult-use laws and two states medical-use laws within the next five years. This is projected to cause cannabis sales permitted under certain state laws to grow from $1.43 billion in 2013 to $10.2 billion by 2018. MassRoots has built a mobile network for the cannabis community that has approximately 625,000 users and continues to rapidly grow. Over the coming months, we will be adding new features for our users, advertisers and developers that will expand the reach and utility of our network, further accelerating growth and creating significant shareholder value.

Government Regulation

Our business plan includes allowing cannabis dispensaries to advertise on our network which we believe could be deemed to be aiding and abetting illegal activities, a violation of Federal law. We intend on remaining within the guidelines outlined in the Cole Memo (as more fully described in this prospectus), which does not alter the Department of Justice's authority to enforce Federal law, including Federal laws relating to cannabis, but does recommend that U.S. Attorneys prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws so long as certain conditions are met. However, we cannot provide assurance that we are in full compliance with the Cole Memo or any other laws or regulations

Company Information

We are a Delaware corporation. Our address is 1624 Market Street, Suite 201, Denver, CO 80202, our telephone number is (720) 442-0052 and our website is www.MassRoots.com. The information on our website or mobile apps is not a part of this prospectus.

Emerging Growth Company

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

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We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1 billion, as adjusted, or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

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THE OFFERING

Securities offered	Up to 6,200,000 shares of our Common Stock, together with up to 3,100,000 Warrants to purchase shares of Common Stock at a price equal to $3 per share for gross proceeds of up to $7,750,000, before deduction of offering expenses. This Prospectus also relates to the shares of Common Stock issuable upon exercise of the Warrants. The Warrants offered hereunder will not be listed on any securities exchange or quoted through any automated quotation system.

Maximum Offering Amount	$7,750,000. There is no minimum offering amount required as a condition to closing this offering and as a result the actual amount raised in this offering may be significantly less than the Maximum Offering Amount.
Offering price	$1.25 for one share of Common Stock and one half Warrant.
Description of Warrants	The Warrants will have an exercise price of $3 per share, subject to adjustment as set forth therein and will expire three years from the date of issuance. The Warrants are exercisable immediately. Investors will receive one half Warrant for each share of common stock purchased in the Offering.
Common stock issued and outstanding before this offering	45,928,971
Common stock issued and outstanding after this offering	52,128,971
Use of proceeds	MassRoots will use the net proceeds from this offering for our general corporate purposes and working capital, to accelerate user-growth, develop new feature sets for our mobile applications, expand the services we offer to businesses and to meet the enhanced corporate governance and reporting requirements mandated by the Nasdaq Capital Markets. See “Use of Proceeds.”
Risk factors	See “Risk Factors” beginning on page 6 and the other information set forth in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.
Market for Common Stock	Since April 9, 2015, our common stock has been quoted on the OTCQB under the symbol “MSRT”. The last reported sale price of the Company’s common stock, as of September 30, 2015 was $1.66 per share. See “Market for Common Stock” on page 21.
Dividends	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

The number of shares of our common stock outstanding before this offering excludes:

•	10,843,159 shares of common stock not included in this Offering that are issuable upon the exercise of warrants or convertible debentures currently outstanding;
•	2,920,000 shares of common stock issuable upon the exercise of options granted under our 2014 Equity Incentive Plan to certain employees and directors, not included in this Offering.

The number of shares of our common stock outstanding after this offering excludes:

•	10,843,159 shares of common stock not included in this Offering that are issuable upon the exercise of warrants or convertible debentures currently outstanding;
•	2,920,000 shares of common stock issuable upon the exercise of options granted under our 2014 Equity Incentive Plan to certain employees and directors, not included in this Offering.
•	3,100,000 shares of common stock issuable upon exercise of the Warrants registered in this Offering with an exercise price of $3 per share.

The Maximum Offering Amount does not include any proceeds that may be received by us through the exercise of the Warrants included in this offering.

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SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	For the year-ended December 31, 2014	For the quarter-ended March 31, 2015	For the quarter-ended June 30, 2015
Revenue	$9,030	$941	$2,126

Loss from operations	$(1,607,223)	$(564,810)	$(1,491,005)

Net loss	$(2,436,142)	$(550,509)	$(1,517,297)

Balance Sheet Data

	As of December 31, 2014	As of March 31, 2015	As of June 30, 2015
Cash	$141,928	$54,891	$171,363

Total assets	$366,524	$952,296	$1,475,827

Total liabilities	$1,313,328	$1,442,032	$634,156

Total stockholders’ equity (deficit)	$(946,799)	$(489,736)	$841,671

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus, including the financial statements and related notes that appear at the end of this prospectus, before deciding to invest in our securities. These risks should be considered in conjunction with any other information included herein, including in conjunction with forward-looking statements made herein. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Relating to Our Financial Condition

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

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We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operation.

As we have less than three years of corporate operational history and have only began to attempt to generate revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact we operate in both the technology and cannabis industries, two rapidly transforming industries. There is no guarantee our products or services will remain attractive to potential and current users as these industries undergo rapid change or that potential customers will utilize our services.

As a growing technological company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow significantly, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors in the technological fields, such as Twitter, Inc., have a significantly larger user base and revenue stream, but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

Risks Relating to Our Business and Industry

Failure to properly scale our network could result in diminished user experience.

To date, we have been able to sustain approximately 625,000 users with only minor issues. As we potentially scale to millions of users, the network's infrastructure as it relates to storage space, bandwidth, processing ability, speed and other factors may begin to deteriorate or fail completely. This may result in deteriorating user experience, system failures or system outages for continued periods of time. Additionally, issues with cross- compatibility of our Android, iOS and Web properties may cause system glitches, failures or other technical issues.

New platform features or changes to existing platform features could fail to attract new users, retain existing users or generate revenue.

Our business strategy is dependent on its ability to develop platforms and features to attract new users and retain existing ones. Staffing changes, changes in user behavior or development of competing networks may cause users to switch to alternative platforms or decrease their use of our platform. To date, MassRoots for Business is only in its beginning stages and is has not begun to generate revenue. There is no guarantee that companies and dispensaries will use these features and we may fail to generate revenue. Additionally, any of the following events may cause decreased use of our properties:

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•	Emergence of competing websites and applications;
•	Inability to convince potential users to join our network;
•	A decrease or perceived decrease in the quality of posts on the network;
•	An increase in content that is irrelevant to our users;
•	Technical issues on certain platforms or in the cross-compatibility of multiple platforms;
•	An increase in the level of advertisements may discourage user engagement;
•	A rise in safety or privacy concerns; and
•	An increase in the level of spam or undesired content on the network.

Conflicts of interest may arise from other business activities of our directors and officers.

Several of our officers and directors are engaged in business activities outside of MassRoots that may cause conflicts of interest to arise. Our Chief Executive Officer, Isaac Dietrich, is also the President of RoboCent, Inc. (“RoboCent”), a political technology company. Per RoboCent's bylaws, it is party and cause-agnostic, meaning RoboCent is retained by candidates of both parties that may be supportive or opposed to cannabis legalization. While RoboCent is not currently retained by any campaigns or political action committees directly related to cannabis legalization, it is possible for it to be retained by committees seeking to pass or defeat cannabis legalization initiatives. Mr. Dietrich is no longer involved in the day-to-day operations of RoboCent, nor is he involved RoboCent's client relations. Mr. Dietrich spends less than one hour per week on RoboCent-related matters and spends 40+ hours per week on MassRoots-related work.

Our independent director, Tripp Keber, is the Managing Partner of Dixie Elixirs & Edibles (“Dixie”), a cannabis edibles brand in Colorado. Dixie is one of MassRoots' partners in beta-testing advertising strategies; however, there is not currently a financial relationship between the two companies.

Our other independent director, Ean Seeb, is also a partner at Denver Relief Consulting LLC. In this capacity, he advises dispensaries and other cannabis-related companies on regulatory compliance, dispensary operations and marketing. His seat on the MassRoots Board of Directors may cause other cannabis-related consulting agencies and competitors to Denver Relief Consulting LLC's clients to be hesitant to advertise with MassRoots. Potential conflicts of interest may arise from Ean Seeb's position as Chairman of the National Cannabis Industry Association (“NCIA”), the leading trade group of the cannabis industry. While MassRoots has been in agreement with the NCIA's decisions and actions to date, we cannot guarantee conflicts will not arise in the future.

Stewart Fortier, our director and our Chief Technology Officer, Tyler Knight, our Chief Marketing Officer, and Daniel Hunt, our Chief Operating Officer, are not currently involved in any business outside of MassRoots and devote 100% of their time towards MassRoots-related matters.

If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team, specifically Isaac Dietrich, Stewart Fortier, Tyler Knight and Daniel Hunt. While we have employment agreements currently with Isaac Dietrich, Stewart Fortier, Tyler Knight and Daniel Hunt, which outlines their respective roles and responsibilities, as Chief Executive Officer, Chief Technology Officer, Chief Marketing Officer, and Chief Operating Officer, such employment agreements, permit the parties thereto to terminate such agreements upon notice. As such, each of these individuals may terminate their relationship with us upon notice. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire, and retain additional personnel. We do not carry “key-man” life insurance on the lives of any of our employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

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We will need to raise additional capital to continue its operations over the coming year.

We anticipate the need to raise approximately $2,200,000 in additional capital to fund our operations through December 31, 2016; however, we hope to raise a significant amount of these funds through the exercise of warrants. As of September 30, 2015, we would receive up to approximately $2.5 million from the exercise of our warrants. We expect to use these cash proceeds from the exercise of warrants, in addition to the current capital on hand, primarily to accelerate our user growth, implement consumer-facing features to boost engagement, develop and market a self-service advertising portal for cannabis-related businesses, and remain in full legal and accounting compliance with the SEC. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational.

Our monetization strategy is dependent on many factors outside our control.

There is no guarantee that our efforts to monetize the MassRoots network will be successful. Furthermore, our competitors may introduce more advanced advertising portals that deliver a greater value proposition to cannabis related businesses over the coming months. For example, Google, Facebook and Twitter may decide to allow dispensary-related advertising on their platforms, significantly increasing the competitive environment. Users may stop using our products for many reasons, including the addition of advertising, preventing any monetization from occurring. The development of our advertising platform may take longer than expected and cost more money than projected. Dispensaries may not have credit or bank cards due to banking regulations, which could significantly increase the cost and time required for us to generate revenue. All these factors individually or collectively may preclude us from effectively monetizing our business.

Operating a network open to all internet users may result in legal consequences.

Our Terms and Conditions clearly state that our network and services are only to be used by users who are over 18 years old and located where the use of cannabis is permissible under state law and only in a manner which would be permissible under the applicable state law. However, it is impractical to independently verify that all activity occurring on our network fits into this description. As such, we run the risk of federal and state law enforcement prosecution.

We have taken several steps which attempt to prevent the use of our network in manners which violate our Terms and Conditions. When a user downloads our App from the Google Play Marketplace or Apple App Store, MassRoots mandates that a user provides their location in order to create account. This location is pulled directly from users’ phones (with their permission) and if a user is not located in one of the 23 states with medical cannabis laws, the application is locked and is unable to be used. We have disabled registration on web and mobile web until we have the financial resources to accurately verify users’ locations through their web browsers, so all prospective users must register through our mobile applications. Lastly, the Google Play Marketplace and the iOS App Store only allow users that are 17 years of age and older to download our app.

We have also implemented an aggressive content reporting review policy to remove any content which violates our Terms and Conditions. We have introduced a system that automatically flags any posts for review, removal, and possible account suspension that includes certain words such as "gun" or "acid.” As soon as content is flagged by one of MassRoots’ automated systems or by another user, it is removed from view until we have had the time to review the content.

Although the Obama Administration has effectively stated that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those following certain state laws allowing for the use and distribution of medical and recreational cannabis, there can be no assurance that the administration will not change its stated policy and begin enforcement of the Federal laws against us or our users. Additionally, there can be no assurance that we will not face criminal prosecution from states where the use of cannabis is permitted for the use of cannabis in ways which do not fall under the state law. Finally, even if we attempt to prevent the use of our product in states where cannabis use is not permitted under state law, use of our app by those in such states may still occur and state authorities may still bring an action against us for the promotion of cannabis related material by those residing in such states.

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Changes in Apple App Store or Google Play Store policies could result in our mobile applications being de-listed.

On November 4, 2014, the MassRoots App was removed from Apple’s iOS App Store due to the App Store review team changing their app enforcement guidelines to prohibit all social cannabis applications. After negotiation with Apple and the addition of certain restrictions, the MassRoots App returned to the App Store in February 2015.

While we are grateful to Apple for reversing its decision, we cannot guarantee this policy will remain in place forever. The Apple App Store is one of the largest content distribution channels in the world and is the only way to effectively distribute software to the 41.6% of the United States population who own iPhones and iPads. The Apple App Store review team effectively operates as our iOS App’s regulator – they decide what rules that iOS apps must operate under and how to enforce those regulations. The rules related to cannabis-related apps are not published, appear to be arbitrarily enforced, and the review and appeal processes are conducted in secret without public oversight. While we will continue pushing for a more open and transparent App Store review process that will allow decisions that affect 41.6% of the United States population to be open to public scrutiny, there can be no assurance that we will be successful in these efforts.

MassRoots has not encountered issues with the Google Play Store nor have any of our competitors. However, under their respective developer license agreements, Apple and Google have the right to update their App Store and Play Store policies, respectfully, to prohibit cannabis-related applications at any time. This could result in many prospective users being unable to access and join our network and existing users being unable to access our App. If this occurred, this would significantly harm our business model.

Failure to generate user growth or engagement could greatly harm our business model.

Our business model is reliant on its ability to attract and retain new users. There is no guarantee that growth strategies used in the past will continue to bring new users to the network. Changes in relationships with our partners, contractors and businesses we retain to grow the network may result in significant increases in the cost to acquire new users. Additionally, new users may fail to engage with the network to the same extent current users are, resulting in decreased usage of the network. Decreases in the size of our user base and/or decreased engagement on the network would greatly impair our ability to generate revenue.

Failure to attract advertising clients could greatly harm our ability to generate revenue

Our ability to generate revenue is dependent on the continued growth of the network and its ability to convince advertisers of its value. Should we prove unable to continue to grow its network or register advertising partners as the network grows, its ability to generate revenue would be greatly compromised. There is no guarantee businesses will want to advertise on our network or that we will be able to generate revenue from its existing user base.

Our proposed business is dependent on state laws pertaining to the cannabis industry.

As of June 30, 2015, 23 states and the District of Columbia allow their citizens to use medical cannabis. Additionally, Colorado, Washington, Alaska, Oregon and Washington DC have legalized cannabis for adult use at the state (or district) level. Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis at the state level. Any number of factors could slow or halt progress in this area. Further, progress in the cannabis industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of cannabis, which would negatively impact our proposed business.

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Cannabis remains illegal under Federal law.

Despite the development of a legal cannabis industry under the laws of certain states, these state laws legalizing medical and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a schedule-I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that it is the Federal government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis preempts state laws that legalize its use. However, the Obama Administration has effectively stated that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and recreational cannabis. Yet, there is no guarantee that the Obama Administration will not change its stated policy regarding the low-priority enforcement of Federal laws in states where cannabis has been legalized. Additionally, we face another presidential election cycle in 2016, and a new administration could introduce a less favorable policy or decide to enforce the Federal laws strongly. Any such change in the Federal government’s enforcement of Federal laws could cause significant financial damage to us and our shareholders.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users and advertisers. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our business provides services to customers that were engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

Federal enforcement practices could change with respect to services providers to participants in the cannabis industry, which could adversely impact us. If the Federal government were to change its practices, or were to expend its resources attacking providers in the cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products.

It is possible that additional Federal or state legislation could be enacted in the future that would prohibit our advertisers from selling cannabis, and, if such legislation were enacted, such advertisers may discontinue the use of our services, our potential source of customers would be reduced, causing revenues could decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant use and advertise on our products, which would be detrimental to the Company. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Government actions could result in our products and services being unavailable in certain geographic regions, harming future growth.

Due to our connections to the cannabis industry, governments and government agencies could ban or cause our network or apps to become unavailable in certain regions and jurisdictions. This could greatly impair or prevent us from registering new users in affected areas and prevent current users from accessing the network. In addition, government action taken against our service providers or partners could cause our network to become unavailable for extended periods of time.

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User engagement and growth depends on software and device updates beyond our control.

Our applications and websites are currently available on multiple operating systems, including iOS and Android, across multiple different manufacturers, including Motorola, LG, Apple and Samsung, on thousands of different individual devises. Changes to the device infrastructure or software updates on these devises could render our platforms and services useless or inoperable. This could prevent potential users from registering with us, decrease engagement among current users and devalue our value proposition to advertisers.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth.  Growth could place an increasing strain on our management and financial resources.  To manage growth effectively, we will need to:

•	Establish definitive business strategies, goals and objectives;
•	Maintain a system of management controls; and
•	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or user targets. We compete with both start-up and established technology companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the technological or cannabis markets.

Expansion by our well-established competitors into the cannabis industry could prevent us from realizing anticipated growth in users and revenues.

Our competitors, such as Twitter and Facebook, have continued to expand their businesses in recent years into other social network markets. If they decided to expand their social networks into the cannabis community, this could hurt the growth of our business and user base and cause our revenues to be lower than we expect.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

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If we have material weaknesses in the financial reporting of our company, it may cause us to restate our financial statements in the event such weaknesses are determined to not be acceptable to financial reporting requirements.

While our review of material weaknesses is ongoing, if we discover any weaknesses that could cause us to have to restate our financial statements, this could cause us to expend additional funds that would have a material impact on our ability to generate profits and on the profits of our business.

We will be dependent on clients that want to use the Internet and Mobile Applications.

Our ability to maintain consistent business depends in part upon our ability to acquire new clients. Our inability to gain new clients during periods of high unemployment could increase our costs and could cause a slowdown in business with the sales of our products or cause us to temporarily close our business. If we temporarily close our business, we may experience a significant reduction in revenue during the time affected by the closure.

The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to MassRoots, Inc. and other names and marks used by our business, which could adversely affect the value of the brand.

The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness. In that regard, we believe that our trade name is valuable asset that is critical to our success. The unauthorized use or other misappropriation of our trade name could diminish the value of our business concept and may cause a decline in our revenue.

Any new indebtedness may adversely affect our financial condition, results of operations, limit our operational and financing flexibility and negatively impact our business.

Any revolving credit facility, and other debt instruments we may enter into in the future, may have negative consequences to our business, including but not limited to the following:

•	Our ability to obtain financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;
•	We may use a substantial portion of our cash flows from operations to pay interest on any new indebtedness, which will reduce the funds available to us for operations and other purposes;
•	Our level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;
•	Our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and
•	Our level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business.

We expect that we will depend primarily upon invested capital to provide funds to pay our expenses and to pay any amounts that may become due under any new credit facility and any other indebtedness we may incur. Our ability to make these payments depends on our future performance, which will be affected by various financial, business, economic and other factors, many of which we cannot control.

We depend on the services of key executives, the loss of who could materially harm our business and our strategic direction if we were unable to replace them with executives of equal experience and capabilities.

Our senior executives, Isaac Dietrich, Tyler Knight, Daniel Hunt, and Stewart Fortier, are important to our success because they are instrumental in setting our strategic direction, operating our business, identifying, expansion opportunities and arranging any necessary financing. Losing the services of these individuals could adversely affect our business until suitable replacements could be found. We do not maintain key person life insurance policies on any of our executives.

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We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $150,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers compensation, general liability, and directors and officers insurance, is more difficult for us to find, and more expensive, because we were service providers to companies in the medicinal cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Participants in the cannabis industry may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Despite recent rules issued by the United States Department of the Treasury mitigating the risk to banks who do business with cannabis companies operating in compliance with applicable state laws, as well as recent guidance from the United States Department of Justice, banks remain weary to accept funds from businesses in the cannabis industry. Since the use of cannabis remains illegal under Federal law, there remains a compelling argument that banks may be in violation of Federal law when accepting for deposit funds derived from the sale or distribution of cannabis. Consequently, businesses involved in the cannabis industry continue to have trouble establishing banking relationships. An inability to open bank accounts may make it difficult for us, or some of our advertisers, to do business.

Risks Relating to our Common Stock and Offering

We may allocate net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section entitled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including user growth, success of our MassRoots for Business initiatives, cash generated by our operations and business developments. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the information on which we base our decisions on how to use the proceeds and may not agree with the decisions made. Additional information is available in the “Use of Proceeds” section of this Registration Statement of which this Prospectus is a part of.

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The market price for our common stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Our stock price will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats.  The volatility in our share price will be attributable to a number of factors.  First, our common stock will be compared to the shares of such larger, more established companies, sporadically and thinly traded.  As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand.  Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTCQB is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Since our securities are subject to penny stock rules you may have difficulty selling your shares.

Our shares of common stock are “penny stocks” and are covered by Section 12(g) of the 1934 Securities and Exchange Act which imposes additional sales practices which requires broker/dealers who sell our securities, including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and furnishing monthly account statements.  For sales of our securities a broker/dealer must make a special suitability determination and receive from its client a written agreement prior to making a sale.  The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

Our stockholders may experience significant dilution from the exercise of warrants to purchase shares of our Common Stock and the conversion of debentures into shares of our Common Stock.

As of September 30, 2015, we have outstanding warrants to purchase a total of 3,597,500 shares of our common stock at an exercise price of $0.40; outstanding warrants to purchase 3,963,659 shares of our common stock at an exercise price of $0.001 per share; outstanding warrants to purchase 866,000 shares of our common stock at an exercise price of $1.00 per share; outstanding warrants to purchase 175,000 shares of our common stock at an exercise price of $0.90 per share, outstanding warrants to purchase 100,000 shares of our common stock at an exercise price of $0.50 per share, and outstanding warrants to purchase 50,000 shares of our common stock at an exercise price of $0.60 per share. Further, we have outstanding convertible debentures in the aggregate amount of $209,100 redeemable via conversion into shares of our common stock at $0.10 per share. Lastly, under the 2014 Employee Equity Incentive Plan, there are 1,750,000 options exercisable at $0.10 per share, 1,065,000 options at $0.50 per share and 105,000 options at $0.60 per share. Accordingly, if such warrants and options are exercised and debentures are converted, in whole or part, prior to their respective expiration dates, you may experience substantial dilution. In addition, the likelihood of such dilution may be accelerated if the price of our common stock increases to a level greater than the exercise price of these warrants.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 200,000,000 shares of common stock, of which 45,928,971 shares of common stock are issued and outstanding as of September 30, 2015. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

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We are applying for listing of our common stock and the warrants issued in this offering on the NASDAQ Capital Market. If we fail to comply with the continuing listing standards of the NASDAQ Capital Market, our securities could be delisted.

We expect that our common stock will be eligible to be listed on the NASDAQ Capital Market. For our common stock to be listed on the NASDAQ Capital Market, we must meet the current NASDAQ Capital Market initial and continued listing requirements. If we were unable to meet these requirements, our common stock could be delisted from the NASDAQ Capital Market. If our common stock were to be delisted from the NASDAQ Capital Market, our common stock could continue to trade on the over-the-counter bulletin board following any delisting from the NASDAQ Capital Market. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

We may be required to complete a reverse stock split of our outstanding common stock in order to meet the initial listing requirements of the NASDAQ Capital Market. However, we cannot assure you that we will be able to continue to comply with the minimum price requirements of the NASDAQ Capital Market.

We may be required to complete a reverse stock split in order to achieve the requisite increase in the market price of our common stock to be in compliance with the minimum price requirements of the NASDAQ Capital Market. We cannot assure you that the market price of our common stock following the reverse stock split will remain at the level required for the period of time required for listing or for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of a reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to obtain or maintain the NASDAQ Capital Market’s minimum price requirements. In addition to specific listing and maintenance standards, the NASDAQ Capital Market have broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

Even if a reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other initial or continued listing standards of the NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to achieve or maintain a listing of our common stock sold in this offering on the NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock sold in this offering being delisted from the NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

A reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by a reverse stock split given the reduced number of shares that will be outstanding following a reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

Following a reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, we cannot assure you that the reverse stock split will result in a share price that will attract new investors.

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We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.   We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings.

Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control MassRoots, it is not likely that you will be able to elect directors or have any say in the policies of MassRoots.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors and officers of MassRoots beneficially own approximately 58% of our outstanding common stock.  Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our officer and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements under, “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements include, among other things, statements regarding:

•	the growth of our business and revenues and our expectations about the factors that influence our success;
•	our plans to continue to invest in systems, facilities, and infrastructure, increase our hiring and grow our business;
•	our plans for our MassRoots for Business portal and the strategy and timing of any plans to monetize our network, including the paid conversion rates;
•	our user growth expectations;
•	our ability to attain funding and the sufficiency of our sources of funding;
•	our expectation that our cost of revenues, development expenses, sales and marketing expenses, and general and administrative expenses will increase;
•	fluctuations in our capital expenditures;
•	our plans for potential business partners and any acquisition plans;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this registration statement, of which this prospectus is a part, including the risks described under "Risk Factors.” Any forward- looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances that occur in the future.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

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USE OF PROCEEDS

MassRoots will use the net proceeds from this offering for our general corporate purposes and working capital, to accelerate user-growth, develop new feature sets for our mobile applications, expand the services we offer to businesses and to meet the enhanced corporate governance and reporting requirements mandated by the Nasdaq Capital Markets. Any proceeds received by the Company may be used for growing our network, general corporate purposes and working capital, acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith, deems to be in the best interest of the Company. The Company does not have any current plans or arrangements for specific acquisitions. Below is our estimate of how we expect the proceeds to be used if we sell 25%, 50%, 75% and the entire offering:

	Sale of 25%	Sale of 50%	Sale of 75%	Sale of 100%
Use of Proceeds	of the Offering	of the Offering	of the Offering	of the Offering
Gross Proceeds	$1,937,500	$3,875,000	$5,812,500	$7,750,000
Offering expenses	$100,000	$110,000	$120,000	$130,000
Net proceeds	$1,837,500	$3,765,000	$5,692,500	$7,620,000
Marketing, sales and business development	$1,000,000	$2,500,000	$3,500,000	$4,100,000
Working capital and operating expenses	$800,000	$1,240,000	$2,030,000	$3,270,000
Reserved for special projects	$37,500	$25,000	$162,500	$250,000

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds for which the proceeds may be used include:

•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changes in our projections relating to user count, changing market conditions (due to either the cannabis and/or technological sectors) and/or new competitive developments;
•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities; and/or
•	if strategic opportunities of which we are not currently aware present themselves, including acquisitions, joint ventures or other similar transactions.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of capital, including the proceeds of this offering, is being optimized.

DILUTION

If you invest in our securities, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our Common Stock and the pro forma net tangible book value per share of our common stock after giving effect to this Offering.

Our net tangible book value as of June 30, 2015 was $1,475,827, or approximately $0.033 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

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Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this Offering and the as adjusted net tangible book value per share of common stock immediately after completion of this Offering. After giving effect to our sale the maximum amount of 6,200,000 shares of Common Stock in this offering at an offering price of $1.25 per share of Common Stock (which also includes one half Warrant per share of Common Stock purchased, which is excluded for the purposes of this calculation), and excluding estimated offering expenses, our as-adjusted net tangible book value as of June 30, 2015 would have been $9,225,827, or $0.182 per share. This represents an immediate increase in net tangible book value of $0.149 per share to existing stockholders and an immediate dilution in net tangible book value of $1.068 per share to investors of this offering, as illustrated in the following table:

Public offering price per share	$1.25*
Net tangible book value per share as of June 30, 2015	$0.033
Increase in net tangible book value per share attributable to new investors	$0.149
Adjusted net tangible book value per share as of June 30, 2015	$0.182
Dilution per share to new investors in the offering	$1.068*

*

The offering price of $1.25 for one share of Common Stock also includes one half Warrant per share of Common Stock purchased which is not included in the calculation of the table and the above discussion.

DETERMINATION OF OFFERING PRICE

In determining the offering price of the Common Stock and Warrants, and the exercise price of the Warrants, we have considered a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the Common Stock and the exercise price of the Warrants will remain fixed for the duration of the offering. The offering price for the Common Stock sold in this Offering may be less than the market price for our common stock.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, no cash dividends will be paid on our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2014, March 31, 2015, and June 30, 2015.  The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus:

Shareholders’ Equity	As of December 31, 2014	As of March 31, 2015	As of June 30, 2015
Preferred Series A stock outstanding (includes retroactive adjustment for subsequent conversion)	—	—	—
Common stock outstanding (shares)	38,909,000	40,817,000	44,505,238
Common stock to be issued (shares)	1,048,000	654,000	857,000
Additional paid in capital	$2,372,867	$3,368,925	6,303,740
Retained deficit	$(3,359,623)	$(3,910,132)	(5,427,431)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	$(946,799)	$(489,736)	841,671

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MARKET FOR COMMON STOCK

Since April 9, 2015, our common stock has been quoted on the OTCQB under the symbol “MSRT”. Trading in our common stock has historically lacked consistent volume, and the market price has been volatile. We are applying to the NASDAQ Capital Market to list our common stock under the symbol “MSRT”.

The following table presents, for the periods indicated, the high and low sales prices of the Company’s common stock, and is based upon information provided by the OTCQB Marketplace. These quotations below reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

	2015
	High	Low
Second Quarter	$7.01	$1.02
Third Quarter	$2.34	$0.80

The last reported sale price of the Company’s common stock as of September 30, 2015, was $1.66 per share.

As of September 30, 2015, there were 103 shareholders of record per the Company’s transfer agency’s listing of shareholders.

As of September 30, 2015, there were 45,928,971 shares of our common stock issued and outstanding. In addition, on the same date, 10,843,159 shares of common stock were issuable upon the exercise of warrants or convertible than outstanding and 2,920,000 shares of common stock were issuable upon the exercise of options granted under our 2014 Equity Incentive Plan to certain employees and directors.

2014 Equity Incentive Plan

The following table sets forth equity compensation plan information as of December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2014 Equity Incentive Plan	2,900,000	$0.10	1,100,000
Equity compensation plans not approved by security holders	—	—	—
Total	2,900,000	$0.10	1,100,000

2014 Equity Incentive Plan. In June 2014, our shareholders approved our 2014 Equity Incentive Plan (“2014 Plan”). Our 2014 Plan provides for the grant of incentive stock options to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. Our 2014 Plan also provides that the grant of performance stock awards may be paid out in cash as determined by the Committee (as defined herein).

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Authorized Shares.    A total of 4,000,000 shares of our common stock are reserved for issuance pursuant to the 2014 Plan. Shares issued under our 2014 Plan may be authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2014 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2014 Plan. Additionally, shares issued pursuant to stock awards under our 2014 Plan that we repurchase or that are forfeited, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award, will become available for future grant under our 2014 Plan.

Administration.    Our Board of Directors, or a duly authorized committee thereof (collectively, the “Committee”), has the authority to administer our 2014 Plan. Our Board may also delegate to one or more of our officers the authority to designate employees other than Directors and officers to receive specified stock, which, in respect to those awards, said officer or officers shall then have all that the Committee would have.

Subject to the terms of our 2014 Plan, the Committee has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under our 2014 Plan. The Committee has the power to modify outstanding awards under our 2014 Plan, subject to the terms of the 2014 Plan and applicable law. Subject to the terms of our 2014 Plan, the Committee has the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. Stock options may be granted under the 2014 Plan. The exercise price of options granted under our 2014 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed 5 years and the exercise price must equal at least 110% of the fair market value on the grant date. The Committee will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the Committee, as well as other types of consideration permitted by applicable law. No single participant may receive more than 25% of the total options awarded in any single year. Subject to the provisions of our 2014 Plan, the Committee determines the other terms of options.

Performance Shares. Performance shares may be granted under our 2014 Plan. Performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The Committee will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance shares to be paid out to participants. After the grant of a performance share, the Committee, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance shares. The Committee, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof, per the terms of the agreement approved by the Committee and delivered to the participant. This agreement will state all terms and condition of the agreements.

Restricted Stock. The terms and conditions of any restricted stock awards granted to a participant will be set forth in an award agreement and, subject to the provisions in the 2014 Plan, will be determined by the Committee. Under a restricted stock award, we issue shares of our common stock to the recipient of the award, subject to vesting conditions and transfer restrictions that lapse over time or upon achievement of performance conditions. The Committee will determine the vesting schedule and performance objectives, if any, applicable to each restricted stock award. Unless the Committee determines otherwise, the recipient may vote and receive dividends on shares of restricted stock issued under our 2014 Plan.

Other Share-Based Awards and Cash Awards. The Committee may make other forms of equity-based awards under our 2014 Plan, including, for example, deferred shares, stock bonus awards and dividend equivalent awards. In addition, our 2014 Plan authorizes us to make annual and other cash incentive awards based on achieving performance goals that are pre-established by our compensation committee.

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Change in Control.    If the Company is merged or consolidated with another entity or sells or otherwise disposes of substantially all of its assets to another company while awards or options remain outstanding under the 2014 Plan, unless provisions are made in connection with such transaction for the continuance of the 2014 Plan and/or the assumption or substitution of such awards or options with new options or stock awards covering the stock of the successor company, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, then all outstanding options and stock awards which have not been continued, assumed or for which a substituted award has not been granted shall, whether or not vested or then exercisable, unless otherwise specified in the relevant agreements, terminate immediately as of the effective date of any such merger, consolidation or sale.

Change in Capitalization. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the common stock outstanding, without receiving consideration therefore in money, services or property, then awards amounts, type, limitations, and other relevant consideration shall be appropriately and proportionately adjusted. The Committee shall make such adjustments, and its determinations shall be final, binding and conclusive.

Plan Amendment or Termination.    Our Board has the authority to amend, suspend, or terminate our 2014 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. The 2014 Plan will terminate ten (10) years after the earlier of (i) the date the 2014 Plan is adopted by the Board, or (ii) the date the 2014 Plan is approved by the stockholders, except that awards that are granted under the 2014 Plan prior to its termination will continue to be administered under the terms of the 2014 Plan until the awards terminate, expire or are exercised.

PLAN OF DISTRIBUTION

We are offering up to 6,200,000 shares of our Common Stock, together with up to 3,100,000 Warrants to purchase shares of Common Stock at an exercise price equal to $3 per share, for gross proceeds of up to $7,750,000 before deduction of offering expenses. The price of this offering is $1.25 for one share of Common Stock and one half Warrant. There is no minimum offering amount required as a condition to closing and we may sell significantly fewer shares of common stock and warrants in the offering. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, net proceeds to us, if any, in this offering may be substantially less than the maximum offering amounts set forth above.

Our Officers and Directors will be making solicitations of our securities directly on a best-efforts basis pursuant to this Offering.  None of the officers or directors will receive any commission or compensation for the sale of the securities. We may engage one or more Agents to sell the securities in the future. If we elect to do so, we will file an amendment to this Registration Statement to identify them and such related compensation.

We may engage one or more Agents to sell the securities in the future. If we elect to do so, we will file an amendment to this Registration Statement to identify them and such related compensation.

This offering will terminate upon the earlier to occur of (i) three months after this registration statement becomes effective with the Securities and Exchange Commission, and (ii) the date on which the Offering is fully subscribed; provided, however, that we may, at our sole discretion, extend the offering for an additional 90 days or terminate the Offering at an earlier date.

The proceeds from this offering will be payable directly to the Company for immediate use. All subscription agreements and checks are irrevocable and should be delivered to the Company at the address provided in the Subscription Agreement.

We have not yet applied for 'blue sky' registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in any state in the US. If applicable, the shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states. The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers as soon after close as practicable.

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The Company reserves the right to begin using proceeds from the offering as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering. The precise amounts and timing of the Company’s use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

Our officers and directors may sell some or all of the shares and will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

•	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and
•	the person is not at the time of their participation an associated person of a broker-dealer; and
•	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for oro n behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

DESCRIPTION OF BUSINESS

Organization

We were incorporated in the state of Delaware on April 24, 2013 to be the mobile network for the cannabis community.

Our principal executive office is located at MassRoots, Inc., 1624 Market Street, Suite 201, Denver, CO 80202, and our telephone number is (720) 442-0052. Information contained in, or accessible through our website or mobile apps does not constitute part of this prospectus.

We have not been involved in a bankruptcy receivership or similar proceeding. Additionally, we have not been involved in a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

For the year ended December 31, 2014, we raised an aggregate of $999,072 from the sale of our securities. For the year ended December 31, 2014, we have a net loss of $2,436,142.

Our independent registered public accounting firm has issued an audit opinion for our Company which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. Since incorporation, we have not made any significant purchase or sale of assets. We do not own physical properties.

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We are not a blank check registrant, as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act, since we have a specific business plan or purpose. We have not had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Background

MassRoots was formed in April 2013 as a social network for the cannabis community. In July 2013, we launched in the App Store and since that time, have grown into a community of 625,000 cannabis consumers. Our growth has been primarily driven by MassRoots’ increasing popularity as one of the first national cannabis brands and word of mouth virility from our users. We believe that by creating a central community of hundreds of thousands of cannabis consumers, we are creating a valuable marketing and distribution channel for cannabis and its ancillary products. MassRoots generated more than 100 million newsfeed impressions during the month of June 2015.

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We launched MassRoots for Business in early March 2015 as a free online portal for cannabis-related businesses to schedule posts, view analytics and gain insights into their followers. Over 1,000 businesses, including 42% of the dispensaries in Colorado, were utilizing MassRoots for Business as of June 30, 2015. During August 2015, we began expanding its functionality to allow businesses to extend the reach of their posts and begin to monetize our network.

Definitions of Key Metrics

Total users ("Users") is defined as every user who currently has an account with MassRoots. It does not include users who have deleted their account. It does not reflect active usage over any set period of time.

User interactions ("Interactions") is defined as anytime a User follows another User, posts a status, comments on a status, or likes a status.

Newsfeed Impressions (“Newsfeed Impressions”) is defined as a User viewing a post on MassRoots’ local, global or buds feeds.

Our Products and Services

Our current products include our social network, accessible through our iOS and Android applications along with our website, and MassRoots for Business.

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The MassRoots Network

Examples of the current user interface of our iOS application.

The MassRoots network is accessible as a free mobile application through the iOS App Store, the Google Play Marketplace, and as a website at www.MassRoots.com. These applications and services work in a similar manner as other social networks, such as Facebook, Instagram, Twitter and Vine:

Users may create a profile by choosing a username, setting their password and agreeing to our Terms and Conditions. We do not require users’ real names, email address or phone numbers.

•	Users have the ability to follow other users on the network. By “following” an account, users are essentially “opting-in” to their posts, allowing them to be displayed on their newsfeed.
•	A users’ newsfeed displays all the posts from users in which they follow in reverse-chronological order, with the most recent posts being at the top. A users’ profile page displays all the posts from that particular user.
•	Users have the ability to like, comment and report statuses from other users. By “liking” a status, a user is indicating their approval of the posts’ content. By commenting on a status, users are free to voice their opinions or comments on the posts’ content. By reporting a status, users can flag content that violates our Terms and Conditions, including spam, harassing content and posts about other drugs.
•	Users have the ability to tag other users and use hashtags to categorize posts. By using the “@” symbol followed by a username, users can tag other users in posts they want them to see or if they are included in the picture or post. By using the “#” followed by a categorical word, users can categorize posts based on their content.
•	Users have the ability to post pictures with text captions or just text statuses.
•	Users have the ability to search for users based on their username and the ability to search by hashtag to display all results within a particular category. Users can sort hashtag searches by their popularity or when they were posted.
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•	Users have the option to provide their phone number to MassRoots (but is not required) so their friends can search their contacts for friends with a MassRoots profile. Users also have the ability to invite their contacts that are not on MassRoots to join via text message.
•	Whenever an Interaction takes place involving a user (follow, like, comment, tag), they are sent a push notification on their mobile device notifying them of the action.
•	Users have the ability to set their profile to public and private, as well as enabling and disabling web-access. By setting their profile to public, any user on MassRoots’ apps will be able to see the public profile’s posts and follow the account. When a profile is private, another user must request to follow their account and the account owner must grant permission before they can view any of the account’s posts. By setting an account to web-enabled, it allows public profiles to be visible via the MassRoots website. By setting an account to web-disabled, both public and private profiles are not viewable through www.MassRoots.com.

Over the coming months, MassRoots plans to introduce premium business profiles, new user discovery features aimed at the “Cannabis Relationship” market, sponsored posts, and a new user on-boarding experience. Additionally, we are reviewing the implementation of a new web interface aimed at opening up MassRoots’ content to search engines, which we believe could draw hundreds of thousands of unique visitors per month, accelerating our user growth and adding additional adverting inventory.

MassRoots Store

MassRoots also operates MassRootsStore.com, an e-commerce platform built on the Shopify Platform. Visitors are able to order MassRoots t-shirts, jars and stickers by selecting the products they would like to order, entering their shipping and billing information and confirming the order. MassRootsStore.com is not part of the Company’s primary business plan we do not expect it to be a main focus of the Company as we grow.

MassRoots for Business

We launched MassRoots for Business in early March 2015 as a free online portal for dispensaries to schedule posts, view analytics and gain insights into their followers. Over 1,000 cannabis businesses were utilizing MassRoots for Business as of June 30, 2015, including 46% of the dispensaries in Colorado and 85% of dispensary chains with more than four stores.

MassRoots for Business operates in a matter similar to the one described herein:

•	A business can register for the advertising portal with their name, business name, email address, phone number, MassRoots username and password (to verify ownership of a particular page).
•	A MassRoots employee will then review the account to ensure they are in full compliance with state law. This may involve requiring the dispensary to provide their state dispensary license.
•	The business can then access the advertising portal, which will consist of five main pages: Dashboard, Posts, Profile, Billing and Contact.
•	On the Dashboard, a business can view all the main analytics regarding their account: their follower count, likes per post, total reach of their posts and advertising, and balance on their account. Interactive graphs will allow businesses to track these metrics over time.
•	On the Posts page, businesses can schedule posts, view analytics, and promote popular content.
•	On the Profile page, businesses can edit their description, username, profile picture, URL, address, contact email, contact phone number and schedule future posts.
•	On the Billing page, businesses can enter their credit card information and view past receipts of payment. The advertising portal will operate on a pre-paid basis.
•	On the Contact page, businesses can contact a MassRoots employee with any questions or issues.

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During the third quarter of 2015, we expect to begin to extend MassRoots for Business’ functionality to allow dispensaries and cannabis-related businesses to upgrade to premium business profiles, access market data, and to gain premium placement in search results for a monthly fee, as outlined above. Additionally, we plan to allow businesses to sponsor posts in users’ newsfeeds, similar to Facebook and Twitter, and expect to be able to charge roughly $20 per thousand impressions for targeted sponsored posts.

MassRoots for Business – Expected Premium Business Memberships (Rollout Planned in Q3 2015)
Premium Upgrade	Cost (Estimated)	Benefits
Premium Profiles	$49/Month	• MassRoots Verified Badge • Enhanced Profile Access
Data Access	$149/Month	• Detailed Geo-Based Analytics • Area Activity Heat Maps
Market Insights	$349/Month	• Insight on Trending Strains, Products, Services, and Hashtags • Area Reach and Exposure Data
Sponsored Posts	$20/CPM	• Targeted, Enhanced Exposure Posts

We are not re-creating the wheel with our revenue model: this is already the model WeedMaps and Leafly have used to generate $25 million in annual revenue and $1 million estimated per month revenue, respectively, from cannabis-related technology businesses. As more fully explained in the “Competition,” section below, we believe that a social network offers a superior value proposition than a strain guide and dispensary locator, as social networks have greater recurring usage.

Our intention is to prove MassRoots’ business model in 2015 and 2016 while the cannabis industry is still relatively small – of the 23 states with medical cannabis laws, only 4 states have active dispensary systems with wide enough set of conditions to allow a significant portion of the population to purchase cannabis (Colorado, California, Arizona and Washington). We believe the vast majority of the revenue we generate in 2015 and 2016 will come from businesses in these states. The 2016 election cycle has the potential to drastically expand the regulated cannabis market – at least 7 states are expected to have some form of cannabis legalization on the ballot that could cause the cannabis industry to grow to $10.2 billion if these initiatives become law, according to ArcView Market Research.

MassRoots’ business model is designed to scale as marijuana legalization continues to spread: every state that legalizes the medicinal or adult-use of cannabis expands the number of licensed businesses in the industry, increasing our potential revenue.

Monetization of Our Network and Other Long Term Plans

While MassRoots does not collect users’ names or phone numbers, we still collect a sufficient amount of information to effectively monetize our network. For instance:

•	Based on the nature of someone downloading and using MassRoots, we know they are an active cannabis consumer or enthusiast.
•	When a user accesses MassRoots’ apps and websites, we are able to collect users’ location information down to the zip code.
•	Based on the pictures and hashtags a user posts, we can determine what type of cannabis they prefer to consume; how they prefer to consume it; what time of day they are most active.
•	Based on the usertags that a user posts, we can determine who their friends are and who is within their social circle of influence.

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Because we do not collect personally-identifiable information, this data has relatively little value outside of our network, so MassRoots has no intention of selling or disclosing this information. However, it has significant value when used to target advertising and services directly to users within the MassRoots network; therefore, it is of the highest importance that MassRoots is able to build out products and services that keep our users engaged and on the network for extended periods of time. The amount of revenue MassRoots may be able to generate per user is directly correlated to the time they spend on the network, their engagement with other users and the quality of posts they put on the network. Additionally, the number of Apps, Websites and Services built using MassRoots’ APIs will also significantly impact the value per user – so long as MassRoots is integrated with these 3rd party applications, we will be able to collect data, serve advertising and boost engagement to, from and between our users, increasing their value.

Investment in Flowhub

Our proposed partnership plan with Flowhub (as defined below).

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During the second quarter of 2015, MassRoots invested $175,000 in exchange for preferred shares of Flowhub LLC (“Flowhub”), a seed-to-sale system, equal to 8.95% of the outstanding equity of Flowhub. MassRoots and Flowhub are finalizing a partnership that will combine the data from cannabis grow operations, point-of-sale systems and the MassRoots social network in one platform, data that we believe will allow cannabis dispensaries and growers to streamline operations and monitor consumer trends, potentially increasing profits. MassRoots and Flowhub are working to partially combine their systems, giving MassRoots' users access to live pricing, inventory, and an order ahead system of dispensaries. At the same time, Flowhub will be streamlining dispensaries' operations and enabling them to target ads to specific customers based on purchasing patterns and social activity. No assurance can be given that MassRoots and Flowhub will consummate a partnership or, if such a partnership is in fact consummated, that the terms and conditions will be favorable to MassRoots.

Users Growth and Product Distribution Channels

The MassRoots app is distributed free of charge through the iOS App Store and the Google Play Marketplace. Prospective users can search for MassRoots on these platforms, read user-reviews and make a decision on whether to download and utilize the MassRoots app. The MassRoots network is also accessible on through desktop and mobile web browsers by navigating to www.MassRoots.com. Our MassRoots for Business portal is distributed at Business.MassRoots.com where businesses may request access.

MassRoots has primarily gained users through organic growth - users telling their friends to join the network. This is supported by the number of endorsements MassRoots receives on Instagram and Twitter, viewable by searching “#MassRoots”.

MassRoots also retains the owners of several widely-followed Instagram, Facebook and Twitter accounts as independent contractors. We estimate there are over 6,000,000 people actively posting about cannabis or following cannabis-related pages on Instagram – our team viewed this as the easiest market for us to capture as these users were already discussing cannabis in a social environment on a mobile application. We currently have one of the largest cannabis-related followings on Instagram at www.Instagram.com/MassRoots with 245,000 followers as of August 11, 2015 and we utilize the platform to highlight the best content from our community as well as engaging in pro-legalization advocacy.

Apple App Store Removal, User Support and Restatement

On November 4, 2014, the MassRoots App was removed from Apple’s iOS App Store due to what we originally believed was a compliance issue with the App Store review team. Existing iOS users were still able to access and use the MassRoots App, however new users were prohibited from downloading it. We discovered that this was a result of the App Store review team changing their app enforcement guidelines to prohibit all social cannabis applications.

When we learned of the true nature of this policy change, we immediately began organizing the cannabis community and industry against it. In early January 2015, we co-signed a letter to Apple’s CEO, Tim Cook, along with several cannabis business leaders, arguing that the App Store’s policies were stifling innovation in the cannabis industry. Over 10,000 of our users sent personal emails to Apple advocating why MassRoots should return to the App Store – with their arguments ranging from freedom of speech and expression to cannabis patients suffering from anxiety who need social support networks.

In early February 2015, an App Store representative informed us Apple had revised their enforcement guidelines – social cannabis applications that were geo-restricted to the 23 states with medical cannabis laws were once again permitted. On February 12, 2015, MassRoots returned to the App Store after we implemented the geo-restrictions.

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While we are grateful to Apple for reversing its decision, we cannot guarantee this policy will remain in place. The iOS App Store is one of the largest content distribution channels in the world and is the only way to effectively distribute software to the 41.6% of the United States population who own iPhones and iPads. The iOS App Store review team is essentially a primarily regulator for our product – they decide what rules all applications in the iOS App Store must operate by and how to enforce those regulations. The rules related to cannabis-related apps are not published, are arbitrarily enforced, and the App review and appeal processes are conducted in secret without public oversight. MassRoots will continue to push for a more open and transparent app review process – especially when such policies and decisions directly impact a large portion of the population – but there is no guarantee we will be successful in those efforts.

MassRoots has not encountered any regulatory issues with the Google Play Store nor have any of our competitors. Under their respective developer license agreements, Apple, Inc. and Google, Inc. have the right to update their iOS App Store and Play Store policies, respectfully, to prohibit cannabis-related applications at any time. This could result in many prospective users being unable to access and join our network and existing users being unable to access our App.

Fundraising and Previous Offerings

Since our inception, we have spent considerable effort on fundraising to support the operations of the Company. This included the following:

The Original Offering

In connection with an offering that occurred in October 2013, the Company filed an Amended and Restated Certificate of Incorporation which authorized the issuance of 21 shares of preferred stock (6,397,958 common shares post-Exchange, defined below) with a par value of $1.00 per share, 17.65 shares (5,377,332 common shares post-Exchange) of which were designated as Series A Preferred Stock. Among other rights and privileges, holders of Series A Preferred Stock are entitled to a cumulative dividend of 7% annually, preferential payments over common stock in liquidation and other events, and the ability to convert their Series A Preferred Stock to common stock on a one to one basis (taking into account any unpaid dividends).

In October 2013, the Company entered into agreements to issue 5.88, 5.88, and 5.89 Series A Preferred shares (1,791,428, 1,791,428, and 1,791,475 common shares post-Exchange) to Bass Point Capital, LLC, WM18 Finance LTD, and Rother Investments, LLC, respectively, in exchange for a $50,000 investment from each. In addition, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-Exchange) to Douglas Leighton for financial consulting services (collectively, the “Original Offering”).

The Reorganization, March 2014 Offering and Registration Rights

In preparation for the March 2014 Offering (as defined herein) and the Company’s intention of becoming a publicly traded entity, on March 18, 2014 the Company entered into an Agreement and Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Amended and Restated Certificate of Incorporation was amended to allow for the issuance of 200,000,000 shares of the Company’s common stock and amended the par value of the Company’s common stock to $0.001 per share; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis (including the accrued divided); and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

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In March 2014, we raised gross proceeds of $475,000 through an offering of our securities to certain accredited and non-accredited investors consisting of: (i) $269,100 face amount of convertible debentures convertible into up to 2,691,000 shares of the Company’s common stock at $0.10 per share (the “Debentures”), together with warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the Debentures, at $0.40 per share; and (ii) 2,059,000 shares of our common stock at $0.10 per share with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $0.40 per share (collectively, the “March 2014 Offering”). Five investors received Debentures and warrants, while 36 accredited and unaccredited investors received the common stock and warrants. In July 2015, one investor exchanged 1,000,000 shares of Common Stock for a warrant exercisable into 1,000,000 shares of our common stock at $0.001 per share, with materially the same terms as the $0.001 Consulting Warrants, defined below.

In connection with the March 2014 Offering, we entered into certain registration rights agreements (the “Registration Rights Agreement”), whereby we agreed to use our commercially reasonable efforts to prepare and file a registration statement with the SEC within forty-five (45) days after March 24, 2014, covering all outstanding shares of common stock (including all shares of Common Stock sold in the March 2014 Offering), in addition to all shares of common stock underlying the Debentures, Debenture Warrants, and Common Stock Warrants.

Additionally, as payment for consulting services provided in relation to the March 2014 Offering, we issued Dutchess Opportunity Fund, II LP (“Dutchess”) a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share, and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share. The Company also granted certain registration rights to Dutchess covering all shares of common stock issuable upon the excise of each of the warrants it received in connection to the March 2014 Offering.

On September 15, 2014 our resale registration statement on Form S-1 covering 50,400,000 shares outstanding or underlying warrants or Debentures received in connection to the March 2014 Offering (“2014 Registration Statement”) became effective.

Additional Private Offerings

From September 15, 2014 to March 11, 2015, we completed an offering of $866,000 of our securities to certain accredited and non-accredited investors consisting of 1,732,000 shares of our common stock at $0.50 per share.

From April 1, 2015 through April 17, 2015, MassRoots, Inc. completed an offering of 960,933 shares of the Company’s common stock to certain accredited and unaccredited investors, pursuant to which, the Company received gross proceeds of $576,200. The Company terminated this offering as of April 17, 2015. The Company compensated Chardan Capital Markets, LLC $20,000 cash and 262,560 shares of common stock as commission for this placement.

From June 10, 2015 through July 13, 2015, MassRoots sold 1,540,673 shares of unregistered common stock to certain accredited investors for gross proceeds of $1,140,502. In connection with this offering, Chardan Capital received $27,200 in cash and 80,560 shares of the Company’s common stock as commission for this placement.

Market Conditions

MassRoots is poised to take advantage of two rapidly growing industries: cannabis and mobile technology.

Cannabis Market Growth and Current Trends

Since the MassRoots app first launched in July 2013, there have been a series of events that have help further shape the development of the cannabis and mobile technology industries:

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•	On August 29, 2013, Deputy Attorney General James Cole issued a memo (“The Cole Memo”) in response to certain states passing measures to legalize the medical and adult-use of cannabis. The Cole Memo does not alter the Department of Justice's authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law, but does recommend that U.S. Attorneys to focus their time and resources on certain priorities, rather than businesses legally operating under state law. These guidelines focus on ensuring that cannabis does not cross state lines, keeping dispensaries away from schools and public facilities, strict-enforcement of state laws by regulatory agencies, among other priorities.
•	On January 1, 2014, the first sales of cannabis for adult-use permissible under state law took place in Colorado. This event resulted in significant media coverage for the industry. Since that time, three other states have made adult-use permissible under their state law and several states have ballot proposals pending at upcoming elections.

On February 14, 2014, the Departments of Justice and Treasury issued a joint memo allowing banks and financial institutions to accept deposits from dispensaries operating legally under state law. In most cases, dispensaries had been forced to operate on a cash basis, presenting significant security and accounting issues. This was a major step in legitimizing and accepting the cannabis industry on a national level.

Current States With Laws Permitting the Medical or Adult Use of Cannabis

As of June 30, 2015, 23 states and the District of Columbia have passed laws allowing some degree of medical use of cannabis, while four of those states and the District of Columbia have also legalized the adult-use of cannabis. The states which have enacted such laws are listed below:

State	Year Passed
1. Alaska*	1998
2. Arizona	2010
3. California	1996
4. Colorado*	2000
5. Connecticut	2012
6. District of Columbia*	2010
7. Delaware	2011
8. Hawaii	2000
9. Illinois	2013
10. Maine	1999
11. Maryland	2014
12. Massachusetts	2012
13. Michigan	2008
14. Minnesota	2014
15. Montana	2004
16. Nevada	2000
17. New Hampshire	2013
18. New Jersey	2010
19. New Mexico	2007
20. New York	2014
21. Oregon*	1998
22. Rhode Island	2006
23. Vermont	2004
24. Washington*	1998

* State has enacted laws permitting the adult use of cannabis, in addition to medical use.

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Public Support for Legalization Increasing

A Gallup poll conducted in October 2013 found that 58% of the American people supported legalizing the adult-use of cannabis, an increase of 22% from 2005 alone. This is the first time in American history the majority of registered voters support the full legalization of cannabis for adult-use. Moreover, of 67% participants aged 35 and below voted in support of recreational adult-use, setting the trend for years to come.

A 2013 ArcView Market Research report predicts an additional 14 states will legalize the adult-use of cannabis and two states will legalize medical-use within the next five years. If public support for cannabis legalization continues to increase, we believe it is likely that Federal policies towards marijuana will be reformed. The combination of additional states legalizing adult-use under state law, expansion of medical-use provisions in states where it is currently permitted under state law and increased public awareness is projected to cause marijuana sales permitted under state law to grow from $1.43 billion in 2013 to $10.2 billion in 2018, according to ArcView Market Research.

Market Conditions that Could Limit Our Business

Cannabis is a Schedule I Controlled Substance under Federal law and, as such, there are several factors that could limit our market and our business. They include, but are not limited to:

•	The Federal government and many private employers prohibit drug use of any kind, including cannabis, even where it is permissible under state law. Random drug screenings and potential enforcement of these employment provisions significantly reduce the size of the potential cannabis market;
•	Enforcement of Federal law prohibiting cannabis occurs randomly and often without notice. This could scare many potential investors away from cannabis-related investments and makes it difficult to make accurate market predictions;
•	There is no guarantee that additional states will pass measures to legalize cannabis under state law. In many states, public support of legalization initiatives is within the margin of error of pass or fail. This is especially true when a supermajority is needed to pass measures, like in Florida where a state constitutional amendment permitting medical cannabis has been proposed, but requires 60% approval to pass. Changes in voters' attitudes and turnout have the potential to slow or stop the cannabis legalization movement and potentially reverse recent cannabis legalization victories;
•	There has been some resistance and negativity as a result of recent cannabis legalization at the state level, especially as it relates to drugged driving. The lack of clearly defined and enforced laws at the state level has the potential to sway public opinion against marijuana legalization; and
•	Even if the Federal government does not enforce the Federal law prohibiting cannabis, the legality of the state laws regarding the legalization of cannabis are being challenged through lawsuits. Oklahoma and Nebraska recently sued Colorado over the legalization of cannabis, and other lawsuits have been brought by private groups and local law enforcement officials. If these lawsuits are successful, state laws permitting cannabis sales may be overturned and significantly reduce the size of the potential cannabis market and affect our business.

Technology Industry

Mobile Devices Dominate the Industry

Over the past five years, mobile devices have redefined the technology industry. Smartphones were owned by two-thirds of U.S. mobile subscribers as of the fourth quarter of 2013, according to a February 2014 Nielsen Research Report. Smartphone sales worldwide increased 38.4% worldwide in 2013 according to a January 2014 IDC’s Worldwide Quarterly Mobile Phone tracker report. Additionally, 195 million mobile tablets were sold in 2013, an increase of 67.9% year over year, according to a March 2014 Gartner Research Report.

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When the rapidly-growing smartphone and tablet market size is combined with the development fast, reliable and relatively inexpensive data plans from wireless carriers, it becomes clear why mobile applications “Apps” have surged in popularity and value over recent years.

The Rise of Mobile-First Networking

The popularity, market share and value of mobile-first networks are surging, especially if focused on a niche market.

•	In August 2012, Facebook acquired Instagram for $521 million, a network without significant revenue, but a user base of approximately 100 million.
•	In late 2013, Facebook bid a reported $3 billion to purchase SnapChat, which was rejected by SnapChat’s Board of Directors.
•	In early 2014, Facebook acquired WhatsApp for a reported $18 billion in cash and stock.

Additionally, there has been rapid growth in other mobile user driven niche networks, such as: Whisper (anonymous confessions) recently raised $30 million at a reported $200 million valuation; Vine (short videos) was acquired pre-launch by Twitter for $30 million; and Badoo (adventurers) has a reported valuation of $2 billion.

The Intersection of Mobile, Niche-Networking and Cannabis

MassRoots’ top priority will remain expanding our user-base and increasing engagement on the network. In addition to strengthening MassRoots’ standing within the cannabis community, public markets have placed significant value on rapidly expanding networks, as seen by the market capitalizations and price-to-earnings ratios (where applicable) in the social networking industry. As a mobile-first network focused on the cannabis industry where permitted under state laws, MassRoots is poised to take advantage of the increasing popularity of mobile devices, the emergence of a multi-billion dollar cannabis industry and the decelerating growth of Twitter and Facebook.

Employees and Consultants

MassRoots has 23 full-time employees and one full time independent contractor.

Amount Spent on Research and Development

MassRoots invests a significant portion of its operating budget in developing new mobile communications tools, location-based services and in cross-platform compatibility software. We expect to spend approximately $1,000,000 during fiscal year ended December 31, 2015 on development-related payroll and expenses. We spent approximately $182,198 on research and development for the year ended December 31, 2014.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

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Government Regulation

Marijuana is a categorized as a Schedule I controlled substance by the Drug Enforcement Agency and the United States Department of Justice and is illegal to grow, possess and consume under Federal law. However, since 1995, 23 states and the District of Columbia have passed state laws that permit doctors to prescribe cannabis for medical-use and four states and the District of Columbia have enacted laws that legalize the adult-use of cannabis for any reason. This has created an unpredictable business-environment for dispensaries and collectives that legally operate under certain state laws but in violation of Federal law. On August 29, 2013, United States Deputy Attorney General James Cole issued the Cole Memo to United States Attorneys guiding them to prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws, so long as:

•	cannabis is not being distributed to minors and dispensaries are not located around schools and public buildings;
•	the proceeds from sales are not going to gangs, cartels or criminal enterprises;
•	cannabis grown in states where it is legal is not being diverted to other states;
•	cannabis-related businesses are not being used as a cover for sales of other illegal drugs or illegal activity;
•	there is not any violence or use of fire-arms in the cultivation and sale of marijuana;
•	there is strict enforcement of drugged-driving laws and adequate prevention of adverse health consequences; and
•	cannabis is not grown, used, or possessed on Federal properties.

The Cole Memo is meant only as a guide for United States Attorneys and does not alter in any way the Department of Justice’s authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law. We believe and have implemented procedures and policies to ensure we are operating in compliance with the "Cole Memo". However, we cannot provide assurance that our actions are in full compliance with the Cole Memo or any other laws or regulations. Per MassRoots’ Terms and Conditions:

•	Users must agree that they are located in a state where medical-use or adult-use of cannabis is legal;
•	Users must be of legal age to consume cannabis in their particular state (18 or 21 years old, depending on the state);
•	Users may only post content that is in compliance with their state’s laws;
•	Users may not solicit or distribute cannabis through MassRoots unless they are a licensed dispensary; we also do not currently facilitate in-app messaging, forcing all conversations to take place in a public environment;
•	Posting of any other drugs or substances, including prescription pain pills, is prohibited and will result in account termination;
•	Posting of any violence or threat of violence is prohibited and will result in account termination;
•	Posting of any drugged-driving content is prohibited and will result in account termination; and
•	Posting of any copyright-protected content is prohibited and will result in account termination.

We have implemented an aggressive content and account review program to ensure compliance with our terms and conditions. Users have the ability to report any status or account that is in violation of our terms and we encourage users to do so as any illegal content jeopardizes the network for all our users. When a status or account is reported, the post is automatically removed from the network until further review. A MassRoots employee then reviews the content within 24 hours and either approves it as within our terms and conditions or permanently deletes it and bans the user account.

In addition, as part of the agreement to allow our app to return to the Apple App Store, we implemented restrictions to restrict new users to the 23 states with medical cannabis laws.

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Our business plan includes allowing cannabis dispensaries to advertise on our network which we believe could be deemed to be aiding and abetting illegal activities, a violation of Federal law. We intend on remaining within the guidelines outlined in the Cole Memo. However, we cannot provide assurance that we are in full compliance with the Cole Memo or any other laws or regulations

Patents and Trademarks

On March 31, 2014, we applied for a trademark of the “MassRoots, Inc.” name in the United States. However, several factors, including the Company’s app being removed from Apple’s iOS App Store, required the Company to focus its resources in other areas, away from completing the trademark application process. The Company is in the process of reapplying for this trademark.

Competitors, Methods of Completion, Competitive Business Conditions

We do not believe that we face significant direct competition in the “social network for the cannabis community” sector. No other network in the space currently has a significant user base or significant outside funding.

MassRoots competes with Facebook, Instagram and Twitter, and other social networks for users’ engagement; many of these competing social networks have substantially more financial resources, a better user-experience and a significantly larger user-base than MassRoots. Our differentiator is that MassRoots is solely dedicated to cannabis-related content, information most users do not feel comfortable sharing on these other networks as it may jeopardize their personal and professional reputations. Additionally, MassRoots is developing specialized features for the cannabis industry (such as a strain tagger) that competing networks likely will not spend the time and resources to develop given that only a small portion of their user-base consumes cannabis. This density of cannabis consumers and content is what makes MassRoots attractive to cannabis consumers and serves as our main competitive advantage.

Network effects have come to dominate consumer habits, which can provide protection to networks such as MassRoots. Google+ failed to obtain a dominant market share in desktop-based social networking because it wasn’t introduced until Facebook had already conquered the market. Similarly, when Facebook introduced Poke as a competitor to SnapChat in late 2012, it failed to overtake SnapChat due to the market dominance already achieved by SnapChat. Even if a well-financed competitor to MassRoots were to emerge, they would not only have to convince users on why their platform is superior, but also get them to switch away from the network their friends are already using. Every user that MassRoots gains, every interaction that takes place on our network and every day that we grow, the barrier to entry to competitors becomes higher.

While it is true that some networks, such as Friendster and MySpace, failed after building significant user-bases, we believe a primary reason for their failure was technical: their platforms underwent routine maintenance that took the network offline for hours at a time and they did not focus on the underlying user-experience, and overwhelmed the users with advertisements. This created opportunities for well-financed competitors to emerge. We believe that by employing a similar strategy to other successful social networks and maintaining a focus on the user experience, this, combined with strong network effects of our large user-base, will allow us to create and maintain significant long-term shareholder value.

MassRoots competes with other cannabis networks such as WeedMaps, Leafly and THC Finder for advertisers’ dollars. WeedMaps and THC Finder are platforms that allow users to find and review dispensaries. Leafly is primary a strain-guide that allows users to find information on strains, add a review and find it a dispensary closest to the user. In most situations, cannabis consumers are not looking to change dispensaries often. All of these services – WeedMaps, Leafly and THC Finder – lack the daily, weekly and monthly recurring usage that drives long-term value for advertisers. We believe that MassRoots’ recurring usage and the ability to target advertisements to users based on their previous posts will present a superior value proposition to advertisers.

Legal Proceedings

We are not currently a party to any legal proceedings, and we are not aware of any pending or potential legal actions.

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Sources and Availability of Raw Materials

We do not use raw materials in our business

Seasonal Aspect of our Business

None of our products are affected by seasonal factors.

Reports to Security Holders

We are required to file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are available to you free of charge at the SEC's web site at www.sec.gov. We are an electronic filer with the SEC and, as such, our information is available through the Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This information may be found at www.sec.gov and posted on our website at investors.massroots.com/.

PROPERTIES

On April 14, 2015, the Company completed the relocation of its headquarters to 1624 Market Street, Suite 201, Denver, CO 80202. which we leased on March 20, 2015 pursuant to a lease with RVOF Market Center, LLC. Under this lease, we agreed to rent 3,552 square feet of office space at that location for a term of 37 months, under which the Company will pay a base rate of $0 for the first month, $8,288 for months two through 13, $8,584.00 for the months 14 through 25, and $8,880.00 for the months 25 through 37. We did not incur a significant cost related to the move to this location.

We do not own any properties or land.

We believe that our facilities are adequate for our current needs and that, if required, we will be able to locate suitable new office space and obtain a suitable replacement for our executive and administrative headquarters.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our Directors and Executive Officers are set forth below. Our By-Laws provide for not less than one and not more than nine Directors. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Name	Age	Position and Term
Isaac Dietrich	23	Director and Chairman of the Board (Since 2013), Chief Executive Officer (Since 2013)

Tripp Keber	47	Director (Since 2014)

Stewart Fortier[1]	24	Director (Since 2014), Chief Technology Officer (Since 2013)

Ean Seeb	40	Director (Since 2014)

Tyler Knight	23	Director (Since 2014), Chief Marketing Officer (Since 2013)

Daniel Hunt	21	Chief Operations Officer (Since 2015)

Jesus Quintero	54	Chief Financial Officer (Since 2014)

1 Stewart Fortier and Hyler Fortier, our former Chief Operations Officer, are siblings.

Isaac Dietrich, Chief Executive Officer, Chairman of the Board and Director - Isaac Dietrich is the founder, CEO, and Chairman of the Board of MassRoots, each since our inception. He is responsible for executing our strategic business development. In June 2012, Mr. Dietrich co-founded RoboCent, Inc., a self-service call platform that reached $300,000 in revenue in its first 18 month, and currently serves as President and majority shareholder. He also founded Tidewater Campaign Solutions, LLC, a Virginia Beach-based political strategy firm that was retained by more than 30 political campaigns and political action committees from January 2010 to December 2012.

In April 2012, Mr. Dietrich was a finalist for Peter Thiel’s 20 Under 20 Fellowship and was featured in the CNBC documentary “Transforming Tomorrow.” We believe Mr. Dietrich has the business experience in both scalable technology companies and political strategy to successfully lead the development and growth of the Company.

Tripp Keber, Director – Tripp Keber has served as a Director of MassRoots since 2014. Mr. Keber also is a co-founder, Director and Chief Executive Officer of Dixie Elixirs & Edibles, a Colorado licensed medical marijuana infused products manufacturer. He is a founding director of the National Cannabis Industry Association, and, since 2013, has served as a director of the Marijuana Policy Project. He is also an advisory board member of the Medical Marijuana Industry Group in Colorado. Mr. Keber also serves as a board member of American Cannabis Company (2014-current). In his current role as CEO of Dixie, Mr. Keber is responsible for the overall strategy, licensing, marketing, branding and expansion efforts related to the Dixie brand, both domestically and internationally.  Mr. Keber has been featured on CBS’s 60 Minutes and CNBC.

Prior to joining Dixie, Mr. Keber served as Chief Operating Officer for Bella Terra Resort Development Company, and EVP of Business Development for Sagebrush Realty Development. He has a BS in Political Science from Villanova University and currently resides in both Aspen and Denver, CO with his family. He is involved in several charitable organizations located within his community and assists in the research and development of cannabis support for veterans suffering from PTSD. As an experienced leader in the legal cannabis industry, we believe that Mr. Keber will use his experience and industry knowledge to help guide our leadership team.

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Ean Seeb, Director – Ean Seeb has served as a Director of MassRoots since 2014. Mr. Seeb is also the co-owner and manager of Denver Relief LLC, a Colorado medical cannabis operation. As a founding partner of Denver Relief Consulting LLC and seasoned cannabis dispensary operator, Mr. Seeb has significant experience navigating complex legislation and regulatory demands unique to legal cannabis operations. Mr. Seeb also serves as a board member of Manna Molecular Sciences (2015-current). He serves as Chair of the National Cannabis Industry Association and holds leadership positions with charitable organizations focused on a range of social causes, from civil rights to sustainable volunteer farming. Mr. Seeb has been actively involved with non-profit groups for over two decades. His years of humanitarian experience lead Mr. Seeb to conceptualize and develop a cannabis-centric service organization called the Denver Relief GREEN TEAM in 2009. He holds a B.S. degree in Business Administration with an emphasis in Computer Information Systems from University of Northern Colorado. We believe that Mr. Seeb will use his experience and industry knowledge to help guide our leadership team.

Stewart Fortier, Chief Technology Officer, Director - Stewart Fortier is a co-founder and Director of MassRoots, and has served as Chief Technology Officer since our inception. Mr. Fortier is responsible for the development of our iOS application and technical strategy. He is a self-taught software developer with an interest in both entrepreneurship and technology. Prior to joining MassRoots, Mr. Fortier worked for a real estate development company in Washington, D.C., where he was responsible for the underwriting of commercial and multifamily acquisitions. Previously, Mr. Fortier served as a technical adviser to RoboCent, Inc. from June 2012 to April 2013.

Mr. Fortier holds a Bachelor of Arts in Economics and Religious Studies from the University of Virginia. We believe Mr. Fortier has the technical and business experience and skill to be successful in both his Chief Technology Officer and Director roles.

Tyler Knight, Director and Chief Marketing Officer - Tyler Knight is a co-founder, Director and Chief Marketing Officer of MassRoots, responsible for user-acquisition and key marketing channel relations. Prior to joining the MassRoots team, Mr. Knight served as Chief Operations Officer for RoboCent, Inc. from January 2013 to April 2013, playing a key role in acquiring more than 250 clients and growing the scalable call platform to $300,000 in revenue in its first 18 months. He also worked on several political campaigns from January 2010 to December 2012, including serving as Deputy Field Director on Ben Loyola’s 2011 campaign for state Senate. Prior to joining MassRoots, Mr. Knight studied marketing at Old Dominion University.

Daniel Hunt, Chief Operations Officer - Since June 2015, Daniel Hunt, age 21, has served as the Company’s Chief Operations Officer, responsible for overseeing the Company's daily operations, including marketing, sales, business development, staffing, processes and infrastructure. From July 2014 to June 2015, Mr. Hunt served as the Company's Vice President of Marketing, where he was responsible for the coordination and implementation of the Company’s marketing initiatives. From June 2011 to July 2014, Mr. Hunt served as Head of Business Development for SearchParty Music, a media production company in Massachusetts. Prior to joining the Company, Mr. Hunt attended James Madison University from 2012-2014, where he gained experience while supporting the operations of early-stage startups as a member of the Society of Entrepreneurs. Mr. Hunt also serves on the board of managers of Flowhub, LLC, a private cannabis point-of-sale company.

Jesus Quintero, Chief Financial Officer - Jesus Quintero joined MassRoots as its Chief Financial Officer in May 2014. From January 2013 to October 2014, Mr. Quintero has also served as Brazil Interactive Media’s Chief Financial Officer. He has previously served as a financial consultant to several multi-million dollar businesses in Florida. Mr. Quintero has extensive experience in public company reporting and SEC/SOX compliance, and held senior finance positions with Avnet, Inc., Latin Node, Inc., Globetel Communications Corp. and Telefonica of Spain. His prior experience also includes tenure with PricewaterhouseCoopers and Deloitte & Touche. Mr. Quintero earned a B.S. in Accounting from St. John’s University and is a certified public accountant. He is fluent in English and Spanish, and conversant in Brazilian Portuguese.

Legal Proceedings

We know of no pending proceedings to which any director, member of senior management, or affiliate is either a party adverse to us, or our subsidiaries, or has a material interest adverse to us or our subsidiaries.

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•	None of our executive officers or directors have (i) been involved in any bankruptcy proceedings within the last five years, (ii) been convicted in or has pending any criminal proceedings (other than traffic violations and other minor offenses), (iii) been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or (iv) been found to have violated any Federal, state or provincial securities or commodities law and such finding has not been reversed, suspended or vacated.

Corporate Governance

The Company’s Board of Directors is composed of five members: Isaac Dietrich, who serves as Chairman of the Board, Ean Seeb, Tripp Keber, Stewart Fortier and Tyler Knight. Messrs. Dietrich and Fortier are not “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act, as amended. Moving forward, at such time the Board of Directors deems additional independent directors desirable, or that we are required to have additional independent directors, either as a result of our listing on the NASDAQ Capital Market, or a similar market or exchange, or that we are otherwise required by applicable law to have independent directors, we will promptly take steps to appoint such independent directors.

We do not have any standing audit, nominating and compensation committees of the Board of Directors, or committees performing similar functions. All Board actions have been taken by Written Action rather than formal meetings.

In lieu of an Audit Committee, the Company’s Board of Directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors reviews the Company's internal accounting controls, practices and policies.

Moving forward, at such time as the Board of Directors believes that nominating, compensation or audit committees are necessary or desirable, or that we are required to have such committees, either as a result of our listing on the NASDAQ Capital Market or a similar market or exchange, or otherwise as required by law, we will take steps to form such committees and adopt charters as may be required to comply with all applicable rules and regulations.

We currently have a Code of Ethics applicable to our principal executives, financial and accounting officers. A copy of the Code is available at our investor website: investors.massroots.com.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 1624 Market Street, Suite 201, Denver, CO 80202, Attention: Legal. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Certain Relationships And Related Transactions

Except as described herein (or within the section entitled Executive Compensation of this prospectus), none of the following parties (each a “Related Party”) has, in our fiscal years ended 2013 and 2014, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or officers;
•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

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On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,569,970 shares post-Exchange) to Isaac Dietrich, our Chief Executive Officer and Chairman, to repay $17,053 short term borrowing related to Mr. Dietrich’s payment of general Company expenses during the Company’s first months since inception and to compensate him for his services. Service expense of $112,505 was recognized due to the fair value of the shares in excess of the value of the short term borrowing. These shares were recorded as common stock to be issued and subsequently issued on the closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.75 shares of common stock (1,142,493 shares post-Exchange) to Hyler Fortier, our former Chief Operations Officer, in exchange for her services. The market value of the issued shares is $31,870 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Stewart Fortier, our Chief Technology Officer, in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Tyler Knight, our Chief Marketing Officer, in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

During the year ended December 31, 2013, the Company issued 72.06 stock options (21,954,137 shares post-Exchange) to directors and officers of the Company. In addition, options to purchase 42.81, 11.25, 9.0, and 9.0 shares (13,042,695, 3,427,478, 2,741,982 and 2,741,982 shares post-Exchange) of the Company’s common stock at $1.00 per share were issued to Mr. Dietrich, Ms. Fortier, Mr. Fortier, and Mr. Knight, respectively. The options vested through January 1, 2017 and contained an acceleration clause which was triggered on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, each officer exercised all options held at that time.

On October 7, 2013, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-Exchange) with a market value of $24,998 to Douglas Leighton, the Company’s former director, for financial consulting services. The market value of the shares approximated the fair market value of services received. These shares were recorded as Series A Preferred Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

As payment for consulting services provided in relation to the March 2014 Offering, we issued Dutchess a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share, and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share on March 24, 2014. Dutchess is controlled by our former director, Douglas Leighton, and Michael Novielli. These warrants may be exercised any time after their issuance date through and including the third anniversary of their issuance date. The Company also granted registration rights to Dutchess covering all shares of common stock issuable upon the excise of the warrants.

On May 1, 2014, the Company issued 100,000 shares of common stock to Jesus Quintero at $0.01 per share in exchange for his services as the Company’s Chief Financial Officer for one year. These shares have a fair market value of $10,000.

On June 4, 2014, each of Ean Seeb and Tripp Keber, our independent directors, received the following pursuant to our 2014 Employee Incentive Plan for their service as a director: (i) a Stock Award of 250,000 shares of our Common Stock valued at $25,000 and (ii) Options to purchase up to 750,000 shares of our common stock at $0.10 per share, valued at $73,863.

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On October 28, 2014, each of Isaac Dietrich and Stewart Fortier, our Chief Executive Officer and Chief Technology Officer, respectively, each agreed to participate in the Company’s private offering that took place beginning September 15, 2014 and continued until March 11, 2015, whereby Mr. Dietrich purchased $5,000 of the Company’s securities consisting of 10,000 shares of the Company’s common stock and warrants to purchase 5,000 shares at $1 per share, while Mr. Fortier purchased $10,000 of the Company’s securities consisting of 20,000 shares of the Company’s common stock and warrants to purchase 5,000 shares at $1 per share. On March 11, 2015, E3 Events, LLC, which is controlled by our Director, Ean Seeb, purchased $15,000 of the Company’s securities consisting of 30,000 shares of the Company’s common stock and warrants to purchase 15,000 shares at $1 per share. Each of these purchases were made on the same terms as other, non-affiliated investors.

EXECUTIVE COMPENSATION

Named Executive Officers

Our “named executive officers” for the 2014 fiscal year consisted of the following individuals:

Isaac Dietrich, our Chief Executive Officer

Stewart Fortier, our Chief Technology Officer

Tyler Knight, our Chief Marketing Officer

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Chief Executive Officer and our two most highly compensated executive officers who occupied such position at the end of our last fiscal year for all services rendered in all capacities to us during the previous two fiscal years.

Name & Principal Position	Year	Salary $	Bonus $	Stock Awards (5) $		Option Awards (1)(5) $	Non-Equity Incentive Plan Compensation $	All Other Compensation $	Total $
Isaac Dietrich Chief Executive Officer, Director	2013 2014	$8,750 $53,000	- -	$112,505	(2) -	$363,811 -	- -	- -	$485,066 $53,000

Stewart Fortier, Chief Technology Officer, Director	2013 2014	$10,513 $62,734	- -	$25,496	(3) -	$76,485 -	- -	- -	$112,510 $62,734

Tyler Knight, Chief Marketing Officer, Director	2013 2014	$5,000 $35,750	- -	$25,496	(4) -	$76,485 -	- -	- -	$106,997 $35,750

(1)	On April 24, 2013, 42.81, 11.25, and 9.00 stock options (13,042,695, 3,427,478 and 2,741,982 shares post-Exchange) were issued as part of the employment agreements with Isaac Dietrich, Hyler Fortier and Stewart Fortier, respectively. Each stock option allows the holder to purchase the same number of share of the Company’s common stock at $1.00 per share (approximately $0.000003 per share post-Exchange) per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately, at which point all options were exercised. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1.73% risk-free interest, 0% dividend yield, 200% volatility, and expected life of 7 years.
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(2)	On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,646,136 shares post-Exchange) to Isaac Dietrich, our Chief Executive Officer and Chairman, to repay $17,053 short term borrowing related to Mr. Dietrich’s payment of general Company expenses during the Company’s first months since inception and to compensate him for his services. Service expense of $112,505 was recognized due to the fair value of the shares in excess of the value of the short term borrowing.
(3)	On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Stewart Fortier in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on January 1, 2014.
(4)	On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Tyler Knight in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on January 1, 2014.
(5)	These amounts are the aggregate fair value of the equity compensation paid to our directors during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 2 to our audited financial statements contained in the Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards at December 31, 2014 Fiscal Year End

No named executive officer had unexercised outstanding equity awards at December 31, 2014.

Narrative Disclosure to Summary Compensation and Option Tables

On April 24, 2013, we entered into an agreement with Isaac Dietrich, our Chief Executive Officer and Chairman, to provide services to us. For his services for a term of four years and in repayment of $17,053 of short term borrowing, Mr. Dietrich received compensation of $1 per month, and was provided a stock award of 15.25 shares (4,646,136 shares post-Exchange) and stock options which allowed Mr. Dietrich to purchase 42.81 shares (13,042,695 shares post-Exchange) of the Company’s common stock at $1.00 per share per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately, at which point all options were exercised. The agreement was amended on October 1, 2013 to require us to pay $3,500 monthly to Mr. Dietrich.

On April 24, 2013, we entered into an agreement with Tyler Knight to provide services to us. The agreement had a term of four years and required us to pay $1 monthly to Mr. Fortier for her services, provided a stock award of 3.75 shares (913,994 shares post-Exchange) and provided stock options which allowed Mr. Knight to purchase 9.00 shares (2,741,982 shares post-Exchange) shares of the Company’s common stock at $1.00 per share per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately at which point all options were exercised. The agreement was amended on October 1, 2013 to require us to pay $2,000 monthly to Mr. Knight.

On April 24, 2013, we entered into an agreement with Stewart Fortier to provide services to us. The agreement had a term of four years and required us to pay $20/hour to Mr. Fortier for his services, provided a stock award of 3.0 shares (913,994 shares post-Exchange) and stock options which allowed Mr. Fortier to purchase 9.00 shares (2,741,982 shares post-Exchange) of the Company’s common stock at $1.00 per share per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately, at which point all options were exercised. The agreement was amended on October 1, 2013 to require us to pay $30/hr to Mr. Fortier.

Amended Employment Agreements

On April 1, 2014, MassRoots amended its employment contract with Isaac Dietrich. For his services as Chief Executive Officer, Mr. Dietrich shall be compensated five thousand dollars ($5,000) per month.

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On March 31, 2015, MassRoots again amended its employment contract with Isaac Dietrich. For his services as Chief Executive Officer, Mr. Dietrich shall be compensated seven thousand five hundred dollars ($7,500) per month, effective April 1, 2015. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Dietrich and he serves at the direction of the Board of Directors.

On April 1, 2014, MassRoots amended its employment contract with Stewart Fortier. For his services as Chief Technology Officer, Mr. Fortier shall be compensated six thousand five hundred dollars ($6,500) per month. Upon the successful execution of all of our outstanding forty-cent ($0.40) warrants, Mr. Fortier’s salary will increase to ten thousand dollars ($10,000) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Fortier and he serves at the direction of the Chief Executive Officer and Board of Directors.

On April 1, 2014, MassRoots amended its employment contract with Tyler Knight. For his services as Chief Marketing Officer, Mr. Knight shall be compensated three thousand five hundred dollars ($3,500) per month.

On January 1, 2015, MassRoots again amended its employment contract with Tyler Knight. For his services as Chief Marketing Officer, Mr. Knight shall be five thousand dollars ($5,000) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Knight and he serves at the direction of the Chief Executive Officer and Board of Directors.

Consulting Agreement

On May 1, 2014, MassRoots executed an agreement with Jesus Quintero for Mr. Quintero to serve as the Company’s Chief Financial Officer and provide it with financial consulting services. This agreement creates an independent contractor relationship and has a term of one year. For this service, Mr. Quintero is paid $2,000 per month and was issued a stock award of 100,000 shares of our common stock on June 6, 2014. No retirement plan, health insurance or employee benefits program was awarded to Mr. Quintero and he serves at the direction of the Chief Executive Officer and Board of Directors. This Agreement may be terminated by either party, with cause, upon ten (10) days prior written notice to the other party. If terminated, Mr. Quintero would receive only the compensation earned, but unpaid under the agreement.

On May 1, 2015, MassRoots executed an agreement with Jesus Quintero for Mr. Quintero to continue to serve as the Company’s Chief Financial Officer and provide it with financial consulting services. This agreement creates an independent contractor relationship and has a term of one year. For this service, Mr. Quintero is paid $2,000 per month. No retirement plan, health insurance or employee benefits program was awarded to Mr. Quintero and he serves at the direction of the Chief Executive Officer and Board of Directors. This agreement may be terminated by either party, without cause, upon ninety (90) days prior written notice to the other party. If terminated, Mr. Quintero would receive only the compensation earned, but unpaid under the agreement. On October 1, 2015, MassRoots agreed to increase Jesus Quintero’s compensation to $4,000 per month.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•	any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);
•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any non-equity incentive plan award made to a named executive officer;
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•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation (column (i)) in the Summary Compensation Table.

Equity Compensation Plan Information

Information on the 2014 Plan is available in the section of this prospectus entitled “Market For Common Stock” found above.

Director Compensation

Our interested directors do not receive additional compensation for their service as directors.

The following table shows for the fiscal year ended December 31, 2014, certain information with respect to the compensation of all non-employee directors of the Company:

Name		Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Ean Seeb	(2)	$0	$25,000	$73,863	$93,836
Tripp Keber	(2)	$0	$25,000	$73,836	$93,836
(1)	These amounts are the aggregate fair value of the equity compensation paid to our directors during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 3 to our consolidated financial statements contained in this Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.
(2)	Messrs. Seeb and Keber joined the Company’s Board of Directors on June 4, 2014 and March 31, 2014, respectively.

On June 6, 2014, each of Ean Seeb and Tripp Keber, our independent directors, received the following pursuant to our 2014 Employee Incentive Plan for their service as a director: (i) a stock award of 250,000 shares of our Common Stock (the “Stock Award”) and (ii) options to purchase up to 750,000 shares of our common stock at $0.10 per share (each an “Option”) which vest as follows:

•	Beginning on October 1, 2014, 250,000 Options shall begin to vest over the period of one year on a monthly basis, such that 20,833 Options shall vest on the first of each month, except for every third month when 20,834 Options shall vest;
•	Beginning on the later of (i) the date that Company attains 830,000 Users (“Users” are defined for the purposes of the Options as the number of unique registrations for MassRoots Inc.’s network throughM assRoots Inc.’s mobile application and/or website (final determination shall be by the Committee)) or (ii) October 1, 2015, 250,000 Options shall begin to vest over the period of one year on a monthly basis, such that 20,833 Options shall vest on the first of each month, except for every third month when 20,834 Options shall vest; and
•	Beginning on the later of (1) the date that Company attains 1,080,000 Users or (2) October 1, 2016, 250,000 Options shall vest immediately.

All vesting per the above schedule shall cease thirty days from the time the applicable director is dismissed from the Board, fails to win re-election by shareholders, or resigns as a director. Each of the Options and Stock Awards granted to Messrs. Keber and Seeb shall not be exercised or sold, respectively, unless (i) permitted by all Federal and state laws, including Rule 144 of the Securities Act, and (ii) all outstanding convertible debentures have been redeemed or converted into shares of our common stock. As of December 31, 2014, 62,500 Options held by each of Messrs. Seeb and Keber had vested and were available for exercise.

No director received any compensation for their service as a director for the year-ended December 31, 2013.

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Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys" fees) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We shall be required to indemnify a director or officer in connection with an action or proceeding commenced by such director or officer only if the commencement of such action or proceeding by the director or officer was authorized in advance by the Board of Directors.

We do not currently maintain director’s and officer’s liability insurance but we may do so in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of common stock by: (i) each director, (ii) each of the executive officers of the Company, (iii) all current directors and executive officers as a group, and (iv) each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of September 30, 2015, and the address for each director and executive officer of the Company is: c/o MassRoots, Inc., 1624 Market Street, Suite 201, Denver, CO 80202. The addresses for the greater than 5% stockholders are set forth in the footnotes to this table.

	Common Stock
	Number of Shares Beneficially Owned (1)	Percentage Outstanding (2)
Directors and Officers
Isaac Dietrich	17,703,831 (3)	38.54%
Stewart Fortier	3,685,976 (4)	8.02%
Tyler Knight	3,655,976	7.96%
Daniel Hunt	359,163 (15)	0.78%
Ean Seeb	586,666 (12)	1.27%
Tripp Keber	541,666 (13)	1.17%
Jesus Quintero	100,000	0.22%

All directors and named executive officers as a group (7 persons)	26,663,278	57.96%

5% Stockholders
Douglas Leighton (5)	10,625,238 (6)	19.44% (7)
Michael Novielli (8)	7,930,469 (9)	14.78% (7)
Dutchess Opportunity Fund II, LP (10)	7,180,469 (11)	13.57% (7)
Hyler Fortier (14)	4,569,970	9.95%

(1)	The Company believes that each stockholder has sole voting and investment power with respect to the shares of common stock listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes (i) any shares as to which the person has sole or shared voting power or investment power and (ii) any shares which the individual has the right to acquire within 60 days after September 30, 2015 through the exercise of any stock option, warrant, conversion of preferred stock or other right, but such shares are deemed to be outstanding only for the purposes of computing the percentage ownership of the person that beneficially owns such shares and not for any other person shown in the table. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of common stock .
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(2)	Based on 45,928,971 shares of common stock outstanding as of September 30, 2015.
(3)	The 17,703,831 shares of common stock include (i) 17,698,831 shares of common stock; and (ii) 5,000 shares of common stock issuable upon exercise of $1 warrants. These are aggregated without regard to the 4.99% Blocker.
(4)	The 3,685,976 shares of common stock include (i) 3,675,976 shares of common stock; and (ii) 10,000 shares of common stock issuable upon exercise of $1 warrants. These are aggregated without regard to the 4.99% Blocker.
(5)	Douglas Leighton resigned from the Company’s Board of Directors as of March 25, 2014. His address is as follows: 50 Commonwealth Ave., Suite 2 Boston, MA 02116.
(6)	The 10,625,238 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) 923,371 shares of our common stock held of record by Mr. Douglas Leighton; (ii) 771,398 shares of our common stock held of record by Bass Point Capital, LLC (of which Mr. Leighton, as Managing Member, has sole voting power and dispositive control); (iii) 1,000,000 shares of our common stock issuable to Bass Point Capital, LLC upon exercise of $0.001 warrants (iv) $109,100 in convertible debentures held by Dutchess (which Mr. Leighton and Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (v) 2,963,659 shares of our common stock issuable to Dutchess upon exercise of the $0.001 Consulting Warrants; (vi) 2,920,500 shares of our common stock issuable to Dutchess upon exercise of the $0.40 Warrants; (vii) 205,310 shares of our common stock held by Dutchess; (viii) $50,000 of convertible debentures held by Azure Capital, LLC (of which Mr. Leighton, as Managing Partner, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (ix) 250,000 shares of our common stock issuable to Azure Capital, LLC upon exercise of the $0.40 Warrants.
(7)	Each of the convertible debentures and warrants to purchase shares of our common stock held of record and beneficially by Dutchess, Mr. Leighton and Mr. Novelli contain the 4.99% Blocker. As of the date noted above, inclusive of the 4.99% Blocker, Dutchess, Mr. Leighton and Mr. Novelli beneficially own 4.99%, 4.99% and 4.99%, respectively, of our issued and outstanding common stock.
(8)	Michael Novelli’s address is as follows: c/o Dutchess Global LLC, 1110 Rt. 55, Suite 206, LaGrangeville, NY 12540.
(9)	The 7,930,469 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) $109,100 in convertible debentures held by Dutchess (which Mr. Douglas Leighton and Mr. Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (ii) 2,963,659 shares of our common stock held by Dutchess issuable upon exercise of the $0.001 Consulting Warrants; (iii) (vi) 2,920,500 shares of our common stock issuable to Dutchess upon exercise of the $0.40 Warrants; (iv) 205,310 shares of our common stock held by Dutchess; (v) $50,000 in convertible debentures held by Dutchess Global Strategies Fund, LLC (which Mr. Novelli, as Managing Member, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (vi) 250,000 shares of our common stock issuable to Dutchess Global Strategies Fund, LLC upon exercise of the $0.40 Warrants.
(10)	Dutchess’ address is as follows: Dutchess Opportunity Fund, II, LP 50 Commonwealth Ave., Suite 2 Boston, MA 02116.
(11)	Each of Mr. Michael Novielli and Mr. Douglas Leighton, as Managing Partners of Dutchess, has voting power and dispositive control over these shares. The 7,180,469 shares of common stock are aggregated without regard to the 4.99% Blocker and include (i) $109,100 in convertible debentures convertible into 1,091,000 shares of our common stock; (ii) 2,963,659 shares of our common stock issuable upon exercise of the $0.001 Consulting Warrants; and (iii) 2,920,500 shares of our common stock issuable upon exercise of the $0.40 Warrants, and (iv) 205,310 shares of our common stock.
(12)	The 550,833 shares of common stock consists of (i) 250,000 shares common stock held by Denver Relief Consulting, which is controlled by Mr. Seeb, (ii) options held by Mr. Seeb to purchase 291,666 shares of our common stock which had vested on September 30, 2015 or were exercisable within 60 days of such date, (iii) 30,000 shares of common stock held by E-3 Events, which is controlled by Mr. Seeb, and (iv) 15,000 shares of common stock issuable upon exercise of $1 warrants, also held by E-3 Events. These amounts do not include the underlying shares related to options to purchase 458,334 shares of our common stock which had not yet vested on September 30, 2015, were not exercisable within 60 days of such date, and/or contained performance-based conditions.
(13)	The 541,666 shares of common stock consists of (i) 250,000 shares common stock held by Dixie Holdings LLC, which is controlled by Mr. Keber, and (ii) options held by Mr. Keber to purchase 291,666 shares of our common stock which had vested on September 30, 2015 or were exercisable within 60 days of such date. These amounts do not include the underlying shares related to options to purchase 458,334 shares of our common stock held by Mr. Keber which had not yet vested on September 30, 2015, were not exercisable within 60 days of such date, and/or contained performance-based conditions.
(14)	Ms. Fortier is the Company’s Director of Branding, a non-executive position for the purposes of Item 401 of Regulation S-K, and, until June 2015, was the Company’s Chief Operations Officer. Her address is: c/o MassRoots, Inc., 1624 Market Street, Suite 201, Denver, CO 80202
(15)	The 359,163 shares of common stock consists of (i) 230,000 shares of common stock; (ii) 37,500 shares of common stock issuable upon exercise of the $0.40 Warrants; and (iii) options to purchase 91,663 shares of our common stock which had vested on September 30, 2015 or were exercisable within 60 days of such date. These amounts do not include underlying shares related to options to purchase 8,337 shares of our common stock which had not yet vested on September 30, 2015, were not exercisable within 60 days of such date, and/or contained performance-based conditions.

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DESCRIPTION OF SECURITIES

We are offering up to 6,200,000 shares of our Common Stock, together with up to 3,100,000 Warrants to purchase shares of Common Stock at an exercise price equal to $3 per share for gross proceeds of up to $7,750,000, before deduction of offering expenses. Investors will receive one half Warrant for each share of Common Stock purchased in this Offering. The shares of Common Stock and Warrants are immediately separable and will be issued separately. This prospectus also relates to the offering of shares of our Common Stock issuable upon exercise, if any, of the Warrants

Common Stock:

General

The following description of our common stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized common stock consists of 200,000,000 shares, par value $0.001 per share, of which 45,928,971 shares were issued and outstanding as of September 30, 2015.

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. Except as otherwise required by Delaware law, the holders of our common stock possess all voting power. Pursuant to Delaware law, directors of the Company are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. According to our bylaws, in general, the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on any matter, is to be the act of our stockholders. Our bylaws provide that a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of our stockholders. Our bylaws also provide that any action which may be taken at any annual or special meeting of our stockholders may be taken without a meeting if a written memorandum, setting forth the action so taken, is signed by all of the holders of outstanding shares of our common stock.

Dividend Rights

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We have not paid any dividends since our inception and we do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation, dissolution or winding up, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities, subject to rights, if any, of the holders of any of our other securities.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Our common stock, after the fixed consideration thereof has been paid or performed, are not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our company.

Our bylaws provide that our Directors may amend our bylaws by a majority vote of Directors or a majority vote of our shareholders.

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Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the Warrant, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part of. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercise Price. The exercise price per share of Common Stock purchasable upon exercise of the Warrants is $[ ]. If we, at any time while the warrants are outstanding, pay a stock dividend on our Common Stock or otherwise make a distribution on any class of capital stock that is payable in shares of our Common Stock, subdivide outstanding shares of our Common Stock into a larger number of shares or combine the outstanding shares of our Common Stock into a smaller number of shares, then, the number, class and type of shares available under the Warrants and the exercise price will be correspondingly adjusted to give the holder of the Warrant, on exercise for the same aggregate exercise price, the total number, class, and type of shares or other property as the holder would have owned had the Warrant been exercised prior to the event and had the holder continued to hold such shares until the event requiring adjustment.

Exercisability. Warrants may be exercised beginning on the date of original issuance and at any time up to the date that is three years from the initial issuance date.

Cashless Exercise. The Warrants do not contain a cashless exercise provision.

Exchange Listing. We do not plan on making an application to list the Warrants on the NASDAQ Capital Market, any national securities exchange or other nationally recognized trading system.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants; provided, however, that if we choose to engage in a rights offering or make a distribution of our assets to our common stockholders as a class, the holders of the Warrants will have the right to participate in such distributions as if they had exercised the warrants.

Fundamental Transactions. The Warrants will survive an acquisition or similar fundamental change of control transaction. In addition, upon a change of control merger or a non-surviving merger of the Company, the holders of the Warrants will have the right to require us or our successor to provide such property or securities that the holder would have received but for the transaction occurring.

Limits on Exercise of Warrants. The holder will not have the right to exercise any portion of the Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Common Stock (including securities convertible into Common Stock) outstanding immediately after the exercise.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. Pursuant to our Amended and Restated Certificate of Incorporation, our Board has the authority, without further action by the stockholders, to issue from time to time up to 21 shares of preferred stock in one or more series. The only series which has been issued previously is Series A Preferred Stock, none of which is currently outstanding as of the date of this registration statement, of which this prospectus is a part of. Among other rights and privileges, holders of Series A Preferred Stock are entitled to a cumulative dividend of 7% annually, preferential payments over common stock in the case of liquidation, merger, and other events, and the ability to convert their Series A Preferred Stock to common stock on a one to one basis (taking into account any unpaid dividends). This right to convert on a one to one basis to common stock is unaffected by the Exchange. Each share of Series A Preferred Stock entitles the holder to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held are convertible as of the record date. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect 2 directors of the Company.

We currently have no plans to issue any shares of preferred stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

MassRoots, Inc. was incorporated in the state of Delaware on April 24, 2013, to be a mobile network for the cannabis community. We are a development-stage company and have generated only minimal revenues from business operations. Our independent registered public accounting firm has issued a going concern opinion. This means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to pay our ongoing operational costs. Accordingly, we must locate sources of capital to pay our operational costs.

Discussion as of December 31, 2014:

Our operational expenditures are primarily related to development of the MassRoots platform, marketing costs associated with getting users to join our network and engage with other users, and the costs of being a fully reporting company with the Securities and Exchange Commission. As of February 25, 2015, MassRoots has built a network of 325,000 users and facilitated 75 million Interactions. This growth has been aided by the growing use of mobile applications and the popularity of the marijuana legalization movement among young adults, our primary users.

Results Of Operations

Since inception on April 24, 2013, and during the year ended December 31, 2014, our business operations have been primarily focused developing our mobile applications, websites and increasing our user base.

We have generated only minimal revenues from our operations thus far.  We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies.  To become profitable and competitive, we must develop the business plan and execute the plan.

For the year ended December 31, 2014, we generated $9,030 in advertising revenues, while we generated $470 in advertising revenues from April 24, 2013 (inception) through December 31, 2013. For the six months ended December 31, 2014, we generated $7,291 in advertising revenues, while we generated $1,739 in advertising revenues from January 1 to June 30, 2014. This revenue was primarily generated from our Marijuana Tech Startup Weekend we hosted in late September, 2014, an event designed to recruit development talent for the MassRoots team. These revenues are not indicative of our future monetization strategy and will most likely decrease during the early part of 2015.

For the year ended December 31, 2014, we incurred $1,615,563 in operating expenses, related principally to stock warrants issued for services and legal expenses.  Excluding expenses related to the stock warrants, common stock and stock options issued for services, our total operating expenses for the year ended December 31, 2014 was $969,834. These expenses were primarily related to the continuous development of new features for the MassRoots App, advertising to expand MassRoots’ userbase during 2014 and costs related to filing our S-1 Registration Statement with the Securities and Exchange Commission. Operating expenses for 2015 are likely to increase above 2014’s as we continue to expand the MassRoots Team and invest significant resources in scaling our userbase.

From April 23, 2013 (inception) through December 31, 2013, we incurred $919,593 in operating expenses.  Expense related to equity awards (common stock and options) issued for services by our executive officers was the largest category of expense, totaling $832,797.  Excluding expenses related to the equity grants, our total operating expenses cumulative since inception through December 31, 2014 was $86,796.

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Product Trends and User Growth

MassRoots started 2014 with fewer than 20,000 users and as those people were mainly the early adopters, their usage patterns and feedback weren’t necessary indicative of the larger market. We knew that if MassRoots was to continue to scale, we would need to adjust our branding and marketing strategy to appeal to a wide variety of cannabis consumers and reach them in environments where our messaging would have the most impact.

During the year, we utilized social networks, such as Instagram to help expand our user base. We viewed this as a strong potential market for us to capture as these users were already discussing cannabis in a social environment on a mobile application. MassRoots currently has one of the largest cannabis-related followings on Instagram with 162,000 followers as of March 23, 2015 and we utilize the platform to highlight the best content from our community as well as engaging in pro-legalization advocacy.

By April 2014, MassRoots had scaled to 100,000 users and continued to reinvest in our network. By late September 2014, MassRoots had scaled to over 170,000 users.

We designed our product in that way so a significant portion of our users would immediately feel comfortable with the design and functionality of our app. We believe this serves as a solid foundation from which we can develop additional features specifically for the cannabis community, such as giving users the ability to tag the particular strain of cannabis they’re smoking. The MassRoots Android Application saw the greatest improvement in user-experience and functionality over the course of 2014 and is now more advanced than our iOS Application in many aspects, such as our new Discover page that gives users more effective ways to find the best content on our network.

Since MassRoots’ inception, we have been focused on building an active and engaged community on our platform, not generating revenue. When we reach a critical mass of users and state regulations permit, we will begin pushing updates to our applications to facilitate order ahead, delivery, and in-app purchase of ancillary products. When fully developed, we will be able to deploy these features to hundreds of thousands of users simultaneously on a platform they’re already using for their marijuana-related activities. We do not believe we will have the development resources to launch these features until late 2015 or early 2016.

We formally launched MassRoots for Business, a suite of tools and analytics to help businesses better engage with the MassRoots community, to Colorado businesses in March 2015. We currently have over 50 dispensaries actively posting on our network and we are not charging dispensaries to create an account and distribute content to their followers. We view this an opportunity to introduce MassRoots to the business community, build a working relationship, and then push additional, paid features out over time such sponsored posts. Like our user-facing applications, we believe the most important thing is get people using our products. Prospective businesses may request access at Business.MassRoots.com.

Throughout 2014, Colorado increasingly emerged as the leading adult-use cannabis market with strong, effective regulations and a healthy business ecosystem. We believe that whatever products and services are able to capture the Colorado market will export to the rest of the country as legalization spreads. Our main focus in 2015 is to continue to capture market share of both users and dispensaries in Colorado and other areas.

We believe that MassRoots is the largest and most active social network of cannabis consumers. Over the coming months, MassRoots plans to develop or review potential acquisitions of leading software solutions for consumers, businesses and developers in the cannabis industry

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Liquidity And Capital Resources

Fundraising

On March 24, 2014, we completed the March 2014 Offering, where we offered $475,000 of our securities to certain accredited and non-accredited investors consisting of (i) $269,100 of principle face amount debentures convertible into shares of the Corporation’s common stock at $0.10 per share (the “Debentures”), together with the warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the Debentures, at $0.40 per share; and (ii) 2,059,000 shares of our common stock at $0.10 per share, together with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the Common Stock purchased, at $0.40 per share.

From September 15, 2014 to December 31, 2014, we completed an offering of $524,000 of our securities to certain accredited and non-accredited investors consisting of 1,048,000 shares of our common stock at $0.50 per share, with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $1.00 per share.

Cash on Hand

Our current cash on hand as of December 31, 2014 was $141,928. Our cash on hand as of December 31, 2013 was $80,479.  The increase of cash on hand was primarily due to further issuances of our common stock for cash, offset significantly by increases in our operating expenses due to becoming a public company and continuing to expand MassRoots’ payroll and advertising budgets.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 6 of our financial statements.

Use of Cash

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We had net cash used in operations for the year ended December 31, 2014 and from April 23, 2013 (inception) to December 31, 2013 of $922,955 and $85,052, respectively. For the year ended December 31, 2014, net cash used was mainly attributed to our loss of $2,436,142 offset by the cash provided from stock warrants and stock options issued for services and changes in derivative liabilities. While from April 23, 2013 (inception) through December 31, 2013, the $85,052 cash used was attributed to loss for the period offset by cash provided by equity issuances for services.

We had net cash used in investing activities for the year ended December 31, 2014 and April 23, 2013 (inception) thru December 31, 2013 of $14,667 and $1,522, respectively.

We had net cash used in financing activity for the year ended December 31, 2014 and April 23, 2013 (inception) through December 31, 2013 of $999,072 and $167,053, respectively. These amounts were attributed to equity issuances throughout the periods.

Required Capital Over the Next Fiscal Year

We believe we will have to raise an additional $2.5 million to fund our operations through the end of the 2015 fiscal year, including roughly $250,000 to remain current in our filings with the SEC. There can be no guarantee or assurances that we will be able to raise such capital and if we do, it will likely dilute existing shareholders. We do not believe we will generate significant revenue until at least fiscal year 2016 and there can be no assurances that we will be successful in our initiatives or reach profitability.

Discussion as of March 31, 2015:

MassRoots’ primary objective for the first quarter of 2015 was getting our application back into App Store. On November 4, 2014, the App Store had removed MassRoots from sale and created a rule that all social cannabis applications were prohibited. This greatly limited MassRoots’ growth as our network was only available on Android, web and mobile web platforms. On January 5, 2015, we launched several posts on MassRoots, Instagram, Twitter and Facebook encouraging our users and followers to send personal emails to the App Store on why they love our application. Within a week, over 10,000 cannabis enthusiasts had sent personal emails to Apple demanding MassRoots return to the App Store.

We then shifted our focus to uniting the cannabis business community against Apple’s policy. MassRoots drafted a letter with the ArcView Group and National Cannabis Industry Association stating the App Store was, “limit[ing] consumer choice to dispensary locators and strain guides, preventing the innovation that the App Store has spawned for countless other industries. In the cannabis sector, these innovations will allow patients to more effectively communicate, to have their medicine delivered directly to their homes, and will allow the industry to operate in a safer and more efficient manner.” Dozens of dispensaries, cannabis investment firms and fellow technology companies joined as signatories and in mid-January, the letter was mailed to Apple’s leadership.

Once it was clear that we had the support of cannabis consumers and business community, we began to tell our story to the press. In late January, MassRoots’ App Store campaign made the front page of the Denver Post and Buzzfeed.com, galvanizing even more support for our cause. In mid-February, Apple reformed their social cannabis application policies and MassRoots returned to the App Store with no conceptual changes. The App Store only mandated that a hard geo-fence be implemented on MassRoots: all users must give the app permission to access their location from their cell phone carrier and if they are not located in the 23 states with medical cannabis laws, they are prohibited from accessing MassRoots.

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Once MassRoots returned to the App Store, we immediately shifted our focus back to rapidly scaling our network. MassRoots started the first quarter with a little over 200,000 registered users; by late March, 2015 that amount had grown to 325,000 registered users or an increase of 37.5% for the quarter, despite the fact that MassRoots was unavailable in the App Store from November 4, 2014 to February 14, 2015. MassRoots expects to cross 500,000 users during third quarter of 2015 and 1,000,000 users during first quarter of 2016.

We launched MassRoots for Business in early March 2015 as a free online portal for dispensaries to schedule posts, view analytics and gain insights into their followers. Over 100 dispensaries and cannabis brands were using MassRoots for Business by March 31, 2015. Over the coming months, we will expand its functionality to allow businesses to sponsor posts in our users’ newsfeeds and begin to monetize our network. We believe we will have 1,000 dispensaries using MassRoots for Business and begin to receive revenue during the second half of a 2015. We plan to have a 20% paid conversion rate during third quarter of 2015 and 2,500 dispensaries with a 40% paid conversion rate during first quarter of 2016. We define paid conversion rate as the percent of dispensaries who are paying MassRoots cash for value or services we provide to them.

During the first quarter of 2015, MassRoots raised $342,000 at $0.50 per share in a private offering with each share including a warrant for one-half share of common stock at $1.00 per share. We also engaged Chardan Capital, as a placement agent for a private placement at $0.60 per share that occurred during the second quarter of 2015 and has since terminated.

MassRoots focused on building our development team during first quarter of 2015. In March, MassRoots hired Alan Janis as our Director of Technology, who was previously a cloud infrastructure engineer at Photobucket and Yahoo. We also extended employment offers to Vixay Sysouthavongsa as our UI/UX Director, Thomas Gibbs as our Lead Mobile Developer and Adam Cooper as our lead iOS Developer. We expect to continue expanding our development team during the second quarter 2015. We believe that by hiring the most talented engineers we can find, MassRoots will develop the best products and services for consumers and businesses in the cannabis industry.

MassRoots’ primary goals for 2015 are building out features and services that attract new users and increase their engagement while, at the same time, significantly investing in the growth and infrastructure of our network. Our lack of profitability today is part of a deliberate strategy of prioritizing our limited resources on what will deliver the greatest long-term value for our shareholders: a growing and thriving user-base of end cannabis consumers. In order to build that user-base, our developers must focus on creating the best user experience, our marketing staff must be focused on acquiring end-cannabis consumers and our leadership team needs to focus on the requisite strategies to reach a critical mass of users; once that has been accomplished, we can start focusing on developing, marketing and growing an advertising platform that will connect cannabis-related businesses to end cannabis consumers.

Over the coming months, MassRoots plans to develop, partner with, or acquire leading software solutions for consumers, businesses and developers in the cannabis industry. By doing so, we are seeking to create a valuable distribution channel for cannabis and its ancillary products.

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Results of Operations

	For the three-months ended
	March 31, 2015	March 31, 2014	$ Change	% Change

Gross profit	$241	$305	$(64)	-21.0%

General and administrative expenses	565,051	681,507	(116,456)	-17.1%

Loss from Operations	(564,810)	(681,202)	116,392	-17.1%

Other Income /(Expense)	14,301	(1,263)	15,564	-1232.3%

Net Loss	$(550,509)	$(682,465)	$131,956	$(0)

Net loss per share - basic and diluted	$(0.01)	N/A	N/A	N/A

Revenue

Since inception on April 24, 2013, our business operations have been primarily focused developing our mobile applications, websites and increasing our user base.

We have generated only minimal revenues from our operations thus far. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. To become profitable and competitive, we must develop the business plan and execute the plan.

We are unable to provide a timeline for the generation of revenues which casts substantial doubt on the viability of our business and our ability to continue as a going concern.

For the three months ended March 31, 2015 and March 31, 2014, we generated revenues of $941 and $995, respectively, from our business operations. These revenues were primarily from merchandise purchased through Store.MassRoots.com.

Cost and Expenses

Operating expenses decreased from $681,507 for the three months ended March 31, 2014 to $565,051 for the three months ended March 31, 2015. The $116,456 decrease is partially attributed to a $391,045 reductions in equity issuances for services during the three months ended March 31, 2015 versus the three months ended March 31, 2014; this was offset by increases in payroll expenses for the three months ended March 31, 2015, $130,022 versus the three months March 31, 2014 as the company increased its headcount due to increase in operational activities.

During the first quarter of 2015, we issued $113,712 worth of common stock in exchange for services rendered to the Company, as compared to $0 worth of common stock issued during the first quarter of 2014. These issuances were comprised of 200,000 shares to Chardan Capital for a retainer in an investment banking relationship and 230,000 shares to five employees and consultants under our 2014 Plan.

During the first quarter of 2015, we incurred $53,589 in advertising expenses, as compared to $30,504 during the first quarter of 2014. The increase was primarily driven by an increase in conference and event-related sponsorships and advertising through Instagram and Twitter accounts with large followings.

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During the first quarter of 2015, we incurred $65,989 in independent contractor expenses, as compared to $22,067 during the first quarter of 2014. These expenditures were primarily related to the development of our mobile apps and during the first quarter ended March 31, 2015, we spent $47,960 through TopTal, an outsourced development service. In late March, we recruited in-house developers to replace these independent contractors and we expect independent contractor-related expenditures will decrease in coming quarters as payroll expense increase.

During the first quarter of 2015, we incurred $162,930 in payroll expenses, as compared to $32,908 during the first quarter of 2014. These increases were primarily related caused by an increase in employees from four during the first quarter of 2014 to 16 during the first quarter of 2015. In March, we began building out an in-house development team which we expect to increase payroll-related expenditures in coming quarters.

During the first quarter of 2015, we incurred $47,009 in expenses related to the issuance of options, as compared to $0 during the first quarter of 2014. We issued 1,065,000 options to 21 employees and consultants at $0.50 per share under our 2014 Employee Stock Option Program.

During the first quarter of 2015, we incurred $100,968 in other general and administrative expenses, as compared to $30,997 during the first quarter of 2014. These expenses were primarily comprised of $25,931 in accounting and consulting-related expenditures, including our annual audit, $27,390 in Dues and Subscriptions, including our OTCQB and DTC application fees and a $10,000 donation to the National Cannabis Industry Association, $11,521 in server hosting fees, and $20,168 in travel-related expenditures.

Other Income (Expense)

The Company realized a gain related to the fair value mark to market adjustments of its derivative liabilities of $42,737 for the three months ended March 31, 2015 versus $0 for the three months ended March 31, 2014. These derivative liabilities were determined as of December 31, 2014. This gain was offset by an increase in amortization of discount on notes payable for the three months ended March 31, 2015 of $26,146 versus $1,263 for the three months ended March 31, 2014. Interest expense related to the derivatives was $2,290 for the three months ended March 31, 2015 versus $0 for the three months ended March 31, 2014.

For the three months ended March 31 2015 and March 31, 2014, we had net losses of $550,509 and $682,465, respectively.

Liquidity and Capital Resources

For the three months ended March 31, 2015 and 2014, our cash flows were:
	Three months ended
	March 31,
	2015	2014
	(Unaudited)
Net cash provided by operating activities	($409,141)	($122,571)
Net cash used in investing activities	($9,896)	($6,231)
Net cash provided by financing activities	$332,000	$375,200

Net cash used in operations during the three months ended March 31, 2015 and March 31, 2014 was $409,141 and $122,571, respectively. During the three months ended March 31, 2015, net cash used of $409,141 was attributed to the cash used from the loss for the three month period and also increases in other receivables, prepaid expense, deposits and inputted interest expense, while being offset by cash provided from equity issuances for services, amortization of discount on notes payable and an increase in accounts payable and accrued expenses. For the three months ended March 31, 2014, net cash used of $122,571 was attributed to cash used from the loss for the period which was offset by cash provided by equity issuances and an increase in accounts payable and accrued expenses.

Net cash used in investing activities was $9,896 and $6,231 for the three months ended March 31, 2015 and March 31, 2014, respectively. These were mainly attributed to the purchase of equipment, primarily computers.

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Net cash provided by financing activities for the three months ended March 31, 2015 and March 31, 2014 was $332,000 and $375,200, respectively. These amounts were attributed to equity issuances throughout the periods.

Capital Resources

Our current cash on hand as of March 31, 2015 was $54,891, which will be used to meet our operational expenditures for one month. Subsequent to the close of the quarter, we closed a $576,200 private offering and have received $115,000 in proceeds from warrant exercises.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital. We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

Fundraising

During the first quarter of 2015, MassRoots sold 684,000 shares of unregistered common stock for $342,000. For every two shares purchased in the round, a warrant to purchase one share of common stock at $1.00 per share was included (684,000 total warrants at $1.00 per share). This round was closed on March 11, 2015.

Required Capital Over the Next Fiscal Year

We expect MassRoots will able to raise up to $2.8 million over the next fiscal year if warrant holders choose to exercise their warrants. However, there is no guarantee that any warrant holder will in fact exercise such warrants. As of March 31, 2015, there were 4,750,000 warrants exercisable at $0.40 per share that if executed, will inject approximately $1.9 million into the Company; there are also 866,000 warrants exercisable at $1.00 per share that if executed, will inject $866,000 into the Company.

We believe MassRoots will require $2.5 million to sustain operations over the next fiscal year and that we will be able to raise those funds primarily through warrant exercises.

If we are unable to raise the funds we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 10 of our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

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Discussion as of June 30, 2015:

During the second quarter of 2015, MassRoots expanded its userbase by 45%, from approximately 275,000 to 400,000 cannabis consumers. We believe MassRoots’ userbase has hit critical mass during the second quarter of 2015. Our growth was primarily driven by MassRoots’ increasing popularity as one of the first national cannabis brands and word of mouth virility from our users. Based on our current projections, we expect MassRoots to cross 1 million Users in late 2015 or early 2016.

During June 2015, MassRoots generated 100 million “newsfeed impressions”, defined as a User viewing a post on MassRoots’ local, global or buds feeds.

We believe MassRoots has the largest social following of any marijuana-related App. During the second quarter of 2015, MassRoots expanded its Instagram from 168,000 to 220,000 followers, its Twitter following from 86,000 to 102,000 followers, and its Facebook from 37,000 to 109,000 followers. In mid-June 2015, MassRoots became one of the first cannabis brands to be verified by Twitter. MassRoots’ large social followings is a major driver of new users, re-engaging existing users and allows us to broadcast our message beyond our current existing userbase.

Business Model and MassRoots for Business

We launched MassRoots for Business in early March 2015 as a free online portal for dispensaries to schedule posts, view analytics and gain insights into their followers. Over 1,000 cannabis businesses were utilizing MassRoots for Business as of June 30, 2015, including 46% of the dispensaries in Colorado and 85% of dispensary chains with more than four stores.

MassRoots for Business – Expected Premium Business Memberships (Rollout Planned in Q3 2015)
Premium Upgrade	Cost (Estimated)	Benefits
Premium Profiles	$49/Month	• MassRoots Verified Badge • Enhanced Profile Access
Data Access	$149/Month	• Detailed Geo-Based Analytics • Area Activity Heat Maps
Market Insights	$349/Month	• Insight on Trending Strains, Products, Services, and Hashtags • Area Reach and Exposure Data
Sponsored Posts	$20/CPM	• Targeted, Enhanced Exposure Posts

During the third quarter of 2015, we expect to begin to extend MassRoots for Business’ functionality to allow dispensaries and cannabis-related businesses to upgrade to premium business profiles, access market data, and to gain premium placement in search results for a monthly fee, as outlined above. Additionally, we plan to allow businesses to sponsor posts in users’ newsfeeds, similar to Facebook and Twitter, and expect to be able to charge roughly $20 per thousand impressions for targeted sponsored posts.

We are not re-creating the wheel with our revenue model: this is already the model WeedMaps and Leafly have used to generate $25 million in annual revenue and $1 million estimated per month revenue, respectively, from cannabis-related technology businesses. As more fully explained in the “Competition,” section below, we believe that a social network offers a superior value proposition than a strain guide and dispensary locator, as social networks have greater recurring usage.

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We expect to begin to generate and continue to grow revenues throughout the remainder of the year. Our current monthly burn on Company operations is approximately $250,000 and will not need to significantly scale as we start generating revenue –the main cost of generating revenue is the development of our self-service business portal, which we have been devoting resources to for several months. The system is designed in such a way that clients can set-up, manage and analyze their own campaigns and have access to certain data based on their subscription; the fulfillment of these services is automated in the backend of MassRoots, requiring little marginal manpower as we add additional clients.

Our intention is to prove MassRoots’ business model in 2015 and 2016 while the cannabis industry is still relatively small – of the 23 states with medical cannabis laws, only 4 states have active dispensary systems with wide enough set of conditions to allow a significant portion of the population to purchase cannabis (Colorado, California, Arizona and Washington). We believe the vast majority of the revenue we generate in 2015 and 2016 will come from businesses in these states. The 2016 election cycle has the potential to drastically expand the regulated cannabis market – at least 7 states are expected to have some form of cannabis legalization on the ballot that could cause the cannabis industry to grow to $10.2 billion if these initiatives become law, according to ArcView Market Research.

MassRoots’ business model is designed to scale as marijuana legalization continues to spread: every state that legalizes the medicinal or adult-use of cannabis expands the number of licensed businesses in the industry, increasing our potential revenue.

On Competitive Advantage and Network Effects

We believe network effects serve as the most powerful form of competitive advantage for all consumer-facing social networks, including MassRoots. Once a person and their friends join a social network, it is unlikely they switch their active usage to another social network in the same category. In 2011, Google+ launched to much fanfare as the, “Facebook Killer,” with the resources of Google at its disposal: billions of dollars in launch and advertising costs, immediate integration with the largest search engine in the world, and the use of the Google brand. However, it failed to gain traction because Facebook already dominated desktop-based social networking.

Similarly, Facebook launched Poke in 2013 to take out Snapchat. Poke had much more functionality and worked better than Snapchat, it was immediately pushed to millions of Facebook users and it had the backing of Facebook’s billions of dollars in assets at its disposal. However, even this failed to make a dent in Snapchat’s market share and Poke was scrapped shortly after.

We believe MassRoots’ userbase is at the size at which it will be extremely difficult for any potential competitor to enter the social networking for cannabis consumers space, a market that MassRoots created. When Apple banned all social cannabis applications from the App Store last fall, it was MassRoots’ userbase and network that successfully fought to have the policy overturned.

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Product Development

Examples of the current user interface of our iOS application.

During the second quarter of 2015, MassRoots introduced a new user-interface aimed at expanding its appeal beyond the “stoner” demographic into a more mainstream audience. We also introduced new Discover page interface, allowing users to more easily find the best content, connect with top influencers and find trending topics and strains.

Over the coming months, MassRoots plans to introduce premium business profiles, new user discovery features aimed at the “Cannabis Relationship” market, sponsored posts, and a revised business portal to implement the feedback we received from businesses during beta testing. Additionally, we are reviewing the implementation of a new web interface aimed at opening up MassRoots’ content to search engines, which we believe could draw hundreds of thousands of unique visitors per month, accelerating our user growth and adverting inventory.

Market Share

MassRoots’ primary objective during 2015 is rapidly expanding its market share of consumers and businesses in the cannabis industry. As of June 30, 2015, MassRoots had 400,000 users of an estimated 10 million Americans who consume cannabis on a regular basis and actively engage on social media, which we have defined as our target market. We have approximately 1,000 of the estimated 15,000 cannabis-related businesses in America actively posting on a weekly basis on our network, including approximately 46% of the dispensaries in Colorado.

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420 Rally

On April 17 and 18, 2015, MassRoots was the national sponsor of the 420 Rally in Civic Center Park in Denver, CO a free music and cultural festival that drew an estimated 125,000 cannabis enthusiasts according to the Denver Post. MassRoots was the official social media application of the event, had the largest on-site presence, and our logo was included on all event collateral. CNN broadcast live from our tent on April 18. In order to discourage smoking and driving, MassRoots partnered with Uber to provide a free ride up to $20 for first time riders.

The 420 Rally primarily attracts local Denver residents, as opposed to tourists. Denver-based dispensaries and cannabis brands are primarily interested in advertising to locals, as they have the potential to become recurring customers. MassRoots' sponsorship of the 420 Rally significantly increased app usage and awareness of our brand in the Denver metro area among both cannabis consumers and dispensaries.

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Investment in Flowhub

Our proposed partnership plan with Flowhub (as defined below).

During the second quarter of 2015, MassRoots invested $175,000 in exchange for preferred shares of Flowhub LLC (“Flowhub”), a seed-to-sale system, equal to 8.95% of the outstanding equity of Flowhub. MassRoots and Flowhub are finalizing a partnership that will combine the data from cannabis grow operations, point-of-sale systems and the MassRoots social network in one platform, data that we believe will allow cannabis dispensaries and growers to streamline operations and monitor consumer trends, potentially increasing profits. MassRoots and Flowhub are working to partially combine their systems, giving MassRoots' users access to live pricing, inventory, and an order ahead system of dispensaries. At the same time, Flowhub will be streamlining dispensaries' operations and enabling them to target ads to specific customers based on purchasing patterns and social activity. No assurance can be given that MassRoots and Flowhub will consummate a partnership or, if such a partnership is in fact consummated, that the terms and conditions will be favorable to MassRoots.

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Competition

We do not believe we face any significant competition in the social network for the cannabis community niche; however, over the coming months, we expect to actively compete with dispensary locators and strain guides, such as WeedMaps and Leafly, for dispensaries' advertising budgets.

Over the coming months, MassRoots plans to implement many of the utilities WeedMaps and Leafly offer as added-in features of our community. We believe that while you can replicate a map and duplicate a strain database, you cannot replicate relationships and you cannot duplicate a community. As with any social application, recurring engagement and network effects are MassRoots' primary competitive advantage.

Over the coming months, MassRoots plans to develop, partner with, or acquire the leading software solutions for consumers, businesses and developers in the cannabis industry.

Results of Operations

	For the Three - Months Ended
	June 30, 2015	June 30, 2014
	(Unaudited)	(Unaudited)	$ Change	% Change

Gross profit	$2,126	$744	$1,382	185.8%

General and administrative expenses	1,493,131	301,877	1,191,254	394.6%

Loss from operations	(1,491,005)	(301,133)	(1,189,872)	395.1%

Other Income (Expense)	(26,292)	(16,418)	(9,874)	60.1%

Net Loss	(1,517,297)	(317,551)	(1,199,746)	377.8%

Net loss per share - basic and diluted	$(0.03)	N/A	N/A	N/A

	For the Six - Months Ended
	June 30, 2015	June 30, 2014
	(Unaudited)	(Unaudited)	$ Change	% Change

Gross profit	$3,066	$1,049	$2,017	192.3%

General and administrative expenses	2,058,883	983,384	1,075,499	109.4%

Loss from operations	(2,055,817)	(982,335)	(1,073,482)	109.3%

Other Income (Expense)	(11,991)	(17,681)	5,690	-32.2%

Net Loss	(2,067,808)	(1,000,016)	(1,067,792)	106.8%

Net loss per share - basic and diluted	$(0.05)	N/A	N/A	N/A

Revenues

Since inception on April 24, 2013, our business operations have been primarily focused developing our mobile applications, websites and increasing our user base.

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We have generated only minimal revenues from our operations thus far. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies.

For the three months ended June 30, 2015 and June 30, 2014, we generated revenues of $2,126 and $744, respectively, while revenues for the six months ended June 30, 2015 and June 30, 2014 were $3,066 and $1,739, respectively. These revenues were primarily from merchandise purchased through Store.MassRoots.com.

Cost and Expenses

For the three months ended June 30, 2015 and June 30, 2014, our operating expenses were $1,493,131 and $301,877 respectively. This $1,191,254 increase is attributed mainly to an increase of $531,554 in equity issuances for services, an increase of $305,358 in payroll as the company brought on additional developers to accelerate its product pipeline, a $158,404 increase in advertising which was primarily driven by the costs of sponsoring the 420 Rally and attending conferences, In addition, we experienced an increase of $208,331 in travel, accounting and consulting and other general administrative expenses primarily related to non-deal roadshows, investor conferences, and other expenses related to creating a market for our common stock.

For the six months ended June 30, 2015 and June 30, 2014, our operating expenses were $2,058,883 and $983,384 respectively. This $1,075,499 increase is attributed mainly to $140,509 in equity issuances for services, an increase of $453,380 in payroll as the company brought on additional developers to accelerate its product pipeline, a $182,189 increase in advertising which was primarily driven by the costs of sponsoring the 420 Rally and attending conferences. In addition, we experienced an increase of $278,303 in travel, accounting and consulting and other general administrative expenses related to non-deal roadshows, investor conferences, and other expenses related to creating a market for our common stock.

Several of the expenses made during the six months ended June 30, 2015 were one-time expenses: a $30,000 deposit for our office, $25,000 in DTC Application and OTCQB certification fees, roughly $75,000 in costs related to the 420 Rally, $35,000 in new office equipment and computers for our development team, and a $175,000 investment in Flowhub. We determined these investments were necessary to expand MassRoots’ functionality, recruit the best technical talent, and capture the local Denver market.

Other Income (Expense)

For the three months ended June 30, 2015 and June 30, 2014, the Company realized no gain or loss related to the fair value mark to market adjustments of its derivative liabilities. For the six months ended June 30, 2015 and June 30, 2014 the company realized a gain related to the fair value of mark to market adjustments of its derivative liabilities of $42,737 and $0, respectively. These derivative liabilities were determined as of December 31, 2014. For the six months ended June 30, 2015 and June 30, 2014 the company recorded amortization of discount on notes payable of $50,347 and $17,681, respectively. Interest expense related to the derivatives was $2,091 and $0 for the three months ended June 30, 2015 and June 30, 2014, respectively, while incurring interest expense related to derivatives for $4,381 and $0 for the six months ended June 30, 2015 and June 30, 2014, respectively.

For the three months ended June 30, 2015 and June 30, 2014, we had net losses of $1,517,297 and $317,551, respectively. For the six months ended June 30, 2015 and June 30, 2014 - we had losses of $2,067,808 and $1,000,016, respectively.

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Liquidity and Capital Resources

For the six months ended June 30, 2015 and 2014, our cash flows were:

	Six months ended
	June 30,
	2015	2014
	(Unaudited)
Net cash provided by operating activities	$(1,352,043)	$(416,098)
Net cash used in investing activities	$(213,158)	$(6,512)
Net cash provided by financing activities	$1,594,636	$475,000

Net cash used in operations during the six months ended June 30, 2015 and June 30, 2014 was $1,352,043 and $416,098, respectively. For the six months ended June 30, 2015, net cash used of $1,352,043 was attributed to loss for the six month period, which was offset by increases from equity issuances for services as well as an increase in derivative liabilities and also increase in accounts payable. For the six months ended June 30, 2014, net cash used of $416,098 was attributed mainly to the loss for the period, offset by equity issuances for services rendered.

Net cash used in investing activities was $213,158 and $6,512 for the six months ended June 30, 2015 and June 30, 2014, respectively. The increase was primarily related to our $175,000 investment in Flowhub, a seed-to-sale system.

Net cash provided by financing activities for the six months ended June 30, 2015 and June 30, 2014 was $1,594,636 and $475,000, respectively. These amounts were attributed to equity issuances throughout the periods.

Capital Resources

Our current cash on hand as of June 30, 2015 was $171,363, which will be used to meet our operational expenditures for one month. Subsequent to the close of the quarter, we closed our private offering and received $75,000 that was booked as subscription receivable.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

Fundraising

During the second quarter of 2015, MassRoots conducted two private placements of its common stock. Beginning on April 1, 2015, MassRoots completed a private placement of 960,933 shares of unregistered common stock gross proceeds of $576,200 to certain accredited investors. This round was closed on April 17, 2015.

Beginning on June 10, 2015, MassRoots sold 606,669 shares of unregistered common stock for gross proceeds of $455,000, of which $380,000 was received by June 30, 2015. Subsequent to the close of the quarter, MassRoots sold an additional 834,004 shares of unregistered common stock for $610,502. This round was closed on July 13, 2015. As of July 21, 2015, all $1,065,502 had been received.

Over the course of the second quarter, 750,000 of warrants previously issued as part of our offering in March 2014 were exercised at an exercise price of $0.40 for proceeds of $300,000, of which $295,000 was received during the second quarter of 2015 and the remaining $5,000 was received during the third quarter. We also received $936 for the exercise of 936,341 of our par warrants.

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Required Capital Over the Next Fiscal Year

We believe MassRoots will need to raise an additional $1.5 million over the next fiscal year to sustain operations; however, we expect to be able to raise the majority of these funds through warrant exercises. As of June 30, 2015, there were 4,000,000 warrants exercisable at $0.40 per share that if exercised, will generate approximately $1.6 million of capital for the Company; there are also 866,000 warrants exercisable at $1.00 per share that if exercised, will generate $866,000 of capital the Company.

If we are unable to raise the funds we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 10 of our unaudited financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

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DECEMBER 31, 2014

FINANCIAL STATEMENTS

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Massroots, Inc.

We have audited the accompanying balance sheets of Massroots, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2014 and for the period from inception (April 24, 2013) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations, changes in stockholders’ equity (Deficit) and cash flows for the period for the year ended December 31, 2014 and for the period from inception (April 24, 2013) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has a net loss, a stockholders’ deficit and negative cash flows from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, PA

Bongiovanni & Associates, PA

N.K.A. L&L CPsS, PA

Certified Public Accountants

Plantation, Florida

The United States of America

March 31, 2015

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MASSROOTS, INC. BALANCE SHEETS AS OF DECEMBER 31, 2014 AND DECEMBER 31, 2013
	December 31, 2014	December 31, 2013
ASSETS

CURRENT ASSETS
Cash	$141,928	$80,479
Other receivables	11,201	0
Prepaid expense	130,797	800
TOTAL CURRENT ASSETS	283,926	81,279

FIXED ASSETS
Computer and office equipment	16,189	1,522
Accumulated depreciation	(2,027)	(228)
NET FIXED ASSETS	14,162	1,294

OTHER LONG-TERM ASSETS
Deposits	2,550	0
Prepaid Expense	65,891	0
Total Other Long-Term Assets	68,841	0

TOTAL ASSETS	$366,528	82,573

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	25,842	0
Accrued expenses	23,917	0
Accrued payroll tax	1,778	1,846
Derivative liabilities	1,099,707	0
TOTAL CURRENT LIABILITIES	1,151,244	1,846

LONG-TERM LIABILITY
Convertible debentures, net of $107,016 discount	162,084	0
TOTAL LIABILITIES	1,313,328	1,846

STOCKHOLDERS' EQUITY
Preferred series A Stock, $1 par value, 21 shares authorized; 0 shares issued and outstanding	0	0
Common stock, $0.001 par value, 200,000,000 shares authorized; 38,909,000 and 0 shares issued and outstanding	38,909	0
Common stock to be issued	1,048	13,890
Additional paid in capital	2,372,867	985,960
Retained Deficit	(3,359,623)	(919,123)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(946,799)	80,727

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$366,528	$82,573

The accompanying notes are an integral part of these financial statements.
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MASSROOTS, INC. STATEMENTS OF OPERATIONS
	FOR THE YEAR ENDED DECEMBER 31, 2014	FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2013
ADVERTISING REVENUE	$9,030	$470

COST OF GOODS SOLD	(690)	0

GROSS PROFIT	8,340	470

GENERAL AND ADMINISTRATIVE EXPENSES:
Depreciation	1,799	228
Independent contractor expense	182,198	33,863
Legal expenses	179,504	4,675
Payroll and related expense	262,653	28,503
Preferred stock issued for services	0	24,998
Common stock issued for services	30,658	195,412
Options issued for services	59,473	612,387
Warrants issued for services	555,598	0
Other general and administrative expenses	343,680	19,527
Total General and Administrative Expenses	1,615,563	919,593

(LOSS) FROM OPERATIONS	(1,607,223)	(919,123)

OTHER INCOME (EXPENSE)
Change in derivative liabilities	(753,240)	0
Interest income	0	0
Interest expense	(8,316)	0
Amortization of discount on convertible debentures	(67,363)	0
Total Other Income (Expense)	828,919	0

INCOME (LOSS) BEFORE INCOME TAXES	(2,436,142)	(919,123)

PROVISION FOR INCOME TAXES	—

NET (LOSS)	$(2,436,142)	$(919,123)

Basic and fully diluted net income (loss) per common share:	$(0.17)	N/A

Weighted average common shares outstanding	14,375,222	N/A

The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2014

	Preferred Stock		Common Stock		Preferred Stock to be issued		Common Stock to be Issued		Additional Paid-in capital	Retained Deficit	Total stockholders’ equity (deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of April 24, 2013	—	$—	—	$—	—	$—	—	$—	$—	$—	$—
Preferred stock issued for cash	—		—	—	18	18	—	—	149,982	—	150,000
Preferred stock issued for services	—	—	—	—	3	3			24,995	—	24,998
Retroactive adjustment for subsequent conversion					(21)	(21)	6,273,052	6,273	(6,252)		—
Common stock issued for repayment of short term borrowing and services	—	—	—	—	—	—	7,616,625	7,617	204,848	—	212,465
Option issued for services	—	—	—	—	—	—	—	—	612,387	—	612,387
Net Less for the period ended December 31, 2013	—	—	—	—	—	—	—	—	—	(919,123)	(919,123)
Balances as of December 31, 2013	—	—	—	—	—	—	13,889,677	13,890	985,960	(919,123)	80,727
Accrued dividend on preferred stock										(4,358)	(4,358)
Conversion of dividend into common stock			156,293	156					4,202		4,358
Exercise of options			21,954,030	21,954					(21,882)		72
Intrinsic value from beneficial conversion feature									87,189		87,189
Common stock issued for cash			2,059,000	2,059			1,048,000	1,048	467,515		470,622
Common stock issued for services			850,000	850					84,150		85,000
Issuance of Common Stock			13,889,677	13,890			(13,889,677)	(13,890)			—
options issued for services									201,818		201,818
Issuance of warrants for services									555,598		555,598
Imputed interest									8,316		8,316
Accumulated Deficit										(2,436,142)	(2,436,142)
Balances as of December 31, 2014	—	—	38,909,000	38,909	—	—	1,048,000	1,048	2,372,867	(3,359,623)	(946,799)

The report on the financial statements and accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC. STATEMENT OF CASHFLOWS FOR THE YEAR ENDED DECEMBER 31, 2014 AND FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2013
	FOR THE YEAR ENDED DECEMBER 31, 2014	FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(2,436,142)	$(919,123)
Adjustments to reconcile net (loss ) to net cash (used in) operating activities:
Depreciation	1,799	228
Preferred stock issued for services	—	24,998
Common stock issued for services	30,658	195,412
Options issued for services	59,473	612,387
Warrants issued for services	555,598
Amortization of discount	67,363
Imputed Interest expense	8,316
Change in Derivative Liabilities	753,240	—
Changes in operating assets and liabilities	—	—
Other receivables	(11,201)	—
Prepaid expense	—	(800)
Deposit	(2,550)	—
Accounts payable and other liabilities	50,557
Accrued payroll tax	(68)	1,846
Net Cash (Used in) Operating Activities	(922,956)	(85,052)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for equipment	(14,667)	(1,522)
Net Cash (Used in) Investing Activities	(14,667)	(1,522)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock for cash	—	150,000
Issuance of convertible Debentures for cash	269,100	—
Issuance of common stock for cash	729,900	—
Proceeds from exercise of options	72	—
Proceeds from short term borrowing - related party	—	17,053
Net Cash Provided by Financing Activities	999,072	167,053

NET INCREASE IN CASH	61,449	80,479

CASH AT BEGINNING OF PERIOD	80,479	—

CASH AT END OF YEAR	$141,928	$80,479

NON-CASH FINANCING ACTIVITIES
Repayment of short term borrowing - related party through issuance of preferred stock		17,053
Common stock issued for services	54,342	—
Options issued for services	142,345	—
Preferred Stock dividend	4,538	—
Imputed Interest- apic	(8,316)	—
The report on the financial statements and accompanying notes are an integral part of these financial statements.
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MassRoots, Inc.

Notes to Financial Statements

December 31, 2014 and 2013

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MassRoots, Inc. (the “Company”) is a social network for the cannabis community. Through its mobile applications, systems and websites, MassRoots enables people to share their cannabis-related content and for businesses to connect with those consumers. The Company was incorporated in the State of Delaware on April 24, 2013.

The Company’s primary focus during fiscal year 2014 was increasing our userbase from under 20,000 users to over 200,000 and developing additional features to expand the reach and utility of its network.

The Company has not focused on generating revenue to date. However, the primary source of revenue generated to date is advertising from businesses, brands and non-profits. Its secondary source of income is merchandise sales.

Basis of Presentation

The financial statements include the accounts of MassRoots, Inc. under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

MassRoots primarily generates revenue by charging businesses to advertise on the network. MassRoots has the ability to target advertisements directly to a clients’ target audience, based on their location, on their mobile devices. All advertising services take between a few hours to up to one month to complete, unless otherwise noted.

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MassRoots’ secondary source of income is merchandise sales. The objective with the sales is not to generate large profit margins, but to help offset the cost of marketing. Each t-shirt, sticker and jar MassRoots sells will likely lead to more downloads and active users.

Cost of Sales

The Company’s policy is to recognize cost of sales in the same manner in conjunction with revenue recognition, when the costs are incurred. Cost of sales includes the costs directly attributable to revenue recognition. Selling, general and administrative expenses are charged to expense as incurred.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Risk and Uncertainties

The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Convertible Debentures

If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt using the effective interest method.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Fair Value for Financial Assets and Financial Liabilities

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

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Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, other receivables, accounts payable, prepaid expense and other assets and liabilities approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value on December 31, 2014, nor gains or losses are reported in the statements of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the year ended December 31, 2014.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted for financial statements not yet issued. The Company adopted ASU 2014-10 during the fourth quarter of 2014, thereby no longer presenting or disclosing any information required by Topic 915. The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2014-05, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

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NOTE 2 FIXED ASSETS

Fixed assets were comprised of the following as of December 31, 2014 and December 31, 2013, respectively. Depreciation is calculated using the straight-line method over a 5 year period.

	December 31, 2014	December 31, 2013
Cost:
Computers	12,134	1,522
Office equipment	4,055	0
Total	16,189	1,522
Less: Accumulated depreciation	2,027	228
Property and equipment, net	14,162	1,294

NOTE 3 –  PREPAID EXPENSE

On June 4, 2014, the Company issued a total of 850,000 shares of its common stock and 2,050,000 options in exchange for consulting services, valued at $286,818. The $286,818 is being charged to operations over the three-year term.

Consulting fees charged to operations during the year ended December 31, 2014 relating to this transaction amounted to $90,131. The unamortized balance at December 31, 2014 was $196,687. Amortization expense over the remaining terms of the respective consulting agreement is as follows:

December 31,
2014	$90,131
2015	130,797
2016	65,891
$286,818

NOTE 4 DERIVATIVE LIABILITIES

The Company identified conversion features embedded within convertible debt and warrants issued in 2014, and the Company also identified derivative liabilities embedded within warrants detachable with subscription agreement. The Company has determined that the features associated with the embedded conversion option, in the form a ratchet provision, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

As a result of the application of ASC No. 815, the fair value of the warrant related to convertible debt and subscription agreement is summarized as follow:

	Warrants with convertible Debt	Warrants with subscription agreement	Total
Fair value at the commitment date	87,189	259,278	346,467
Fair value mark to market adjustment	429,948	323,293	753,241
Balances as of December 31, 2014	517,137	582,571	1,099,708

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2014:

	Commitment Date	Remeasurement Date
Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term	3 years	2.23 – 2.96 years
Risk free interest rate	0.75% - 1.1%	1.1%

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NOTE 5 DEBT DISCOUNT

The Company recorded the $174,378 debt discount due to beneficial conversion feature of $87,189 for the detachable warrants issued with convertible debt, and $87,189 in derivative liabilities related to the ratchet feature warrants.

The debt discount recorded in 2014 pertains to convertible debt and warrants issued that contain ratchet features that are required to bifurcated and reported at fair value.

Debt discount is summarized as follows:

Debt discount	174,378
Accumulated amortization - 2014	(67,363)
Debt discount - net - December 31, 2014	$107,016

NOTE 6 – CONVERTIBLE DEBENTURES

On March 24, 2014, the Company issued several convertible debentures to certain accredited investors. The total amount of the debentures is $269,100 and matures on March 24, 2016 with zero percent interest rate. The debentures are convertible into shares of the Company’s common stock at $0.1 per share. In addition, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,345,500 shares of the Company’s common stock at $0.4 per share.

The debentures were discounted in the amount of $174,389 due to the intrinsic value of the beneficial conversion option and relative derivative liabilities of the warrants. As of December 31, 2014, the aggregate carrying value of the debentures was $162,084 net of debt discounts of $107,016. The Company recorded amortization of debt discount in amount of $162,084 during the year ended December 31, 2014.

NOTE 7 CAPITAL STOCK

On March 18, 2014, the Company entered into a Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Certificate of Incorporation was amended to allow for the issuance of 200,000,000 shares of the Company’s common stock; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis, and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

The Company is currently authorized to issue 21 Series A preferred shares at $1.00 par value per share with 1:1 conversion and voting rights. As of December 31, 2014 and 2013, there were zero shares of Series A preferred share issued and outstanding.

The Company is currently authorized to issue 200,000,000 common shares at $0.001 par value per share. As of December 31, 2014, there were 38,909,000 shares of common stock issued and outstanding and 1,048,000 shares of common stock to be issued, all of which were subsequently issued on January 4, 2015.

On January 1, 2014, the directors and officers exercised all of then outstanding 72.06 stock options and acquired 72.06 shares of common stock at $1 per share. These 72.06 shares of common stock were exchanged for 21,954,160 shares of common stock during the Exchange.

On March 18, 2014, immediately prior to the exchange, the Company converted $4,358 accrued dividend from Series A preferred shares into 0.513 share of common stock, which was exchanged for 156,293 shares of common stock during the Exchange.

On March 24, 2014, the Company issued 2,059,000 shares of common stock in exchange for $205,900 cash.

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On June 4, 2014, the Company issued 250,000 shares of common stock to Vincent “Tripp” Keber valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years. These shares have a fair market value of $25,000, of which $4,795 was amortized during the year ended December 31, 2014.

On June 4, 2014, the Company issued 250,000 shares of common stock to Ean Seeb valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years. These shares have a fair market value of $25,000, of which $4,795 was amortized during the year ended December 31, 2014.

On June 4, 2014, the Company issued 250,000 shares of common stock to Sebastian Stant valued at $0.10 per share in exchange for his services as the Company’s Lead Web Developer for one year. These shares have a fair market value of $25,000, of which $14,384 was amortized during the year ended December 31, 2014.

On May 1, 2014, the Company issued 100,000 shares of common stock to Jesus Quintero valued at $0.10 per share in exchange for his services as the Company’s Chief Financial Officer for one year. These shares have a fair market value of $10,000, of which $6,685 was amortized during the year to date period ended December 31, 2014.

From September 15 to December 31, 2014, we completed an offering of $524,000 of our securities to certain accredited and non-accredited investors consisting of 1,048,000 shares of our common stock at $0.50 per share. As of December 31, 2014, the full $524,000 had been received. These shares have not been issued as of December 31, 2014 and was recorded as common stock to be issued.

NOTE 8 – STOCK WARRANTS

On March 24, 2014, the Company issued warrants to a third party for the purchase of 4,050,000 and 2,375,000 shares of common stock, at an exercise price of $0.001 and $0.4 per share, respectively. The warrants may be exercised any time after issuance through and including the third (3rd) anniversary of its original issuance. The Company recorded an expense of $555,598 equal to the estimated fair value of the warrants at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years

On March 24, 2014, in connection to the issuance of convertible debentures of $269,100 to certain investors, which are convertible into shares of the Company’s common stock at $0.1 per share, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,345,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. See Note 4 for further discussion.

On March 24, 2014, in connection to the issuance of 2,059,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,029,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $66,712. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

On June 4, 2014, the Company issued warrants to purchase 750,000 shares at $0.10 per share to Vincent “Tripp” Keber for his services on the Company’s Board of Directors for 3 years. Under the terms of the agreement, 250,000 shares shall begin vesting on October 1, 2014 such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These warrants were issued in exchange for his services on the Company’s Board of Directors for 3 years. The warrants may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The warrants have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During year ended December 31, 2014, $14,160 was amortized.

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On June 4, 2014, the Company issued warrants to purchase 750,000 shares at $0.10 per share to Ean Seeb for his services on the Company’s Board of Directors for 3 years. Under the terms of the agreement, 250,000 shares shall begin vesting on October 1, 2014 such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These warrants were issued in exchange for his services on the Company’s Board of Directors for 3 years. The warrants may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The warrants have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During year period ended December 31, 2014, $14,160 was amortized.

On June 4, 2014, the Company issued warrants to purchase 550,000 shares at $0.10 per share to Sebastian Stant for his services as the Company’s Lead Web Developer for 1 year. Under the terms of the agreement, 250,000 shares shall vest immediately upon the company reaching 250,000 users. An additional 150,000 shares shall vest immediately upon the company reaching 500,000 users. An additional 150,000 shares shall vest immediately upon the company reaching 750,000 users. The warrants were issued in exchange for his services as the Company’s Lead Web Developer for 1 year. The warrants may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The warrants have a fair market value of $54,146. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During year period ended December 31, 2014, $31,153 was amortized.

During the four months ended December 31, 2014, in connection to the sale of 1,048,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 524,000 shares of the Company’s common stock at $1.00 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $42,650. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

Stock warrants outstanding and exercisable on December 31, 2014 are as follows:

	Exercise Price per Share	Shares Under Warrants	Remaining Life in Years
Outstanding
	$0.001	4,050,000	3
	$0.10	2,050,000	10
	$0.4	4,750,000	3
	$1	524,000	3

Exercisable
	$0.001	4,050,000	3
	$0.10	125,000	10
	$0.4	4,750,000	3
	$1	524,000	3

No other stock warrants have been issued or exercised during the twelve months ended December 31, 2014.

NOTE 9 GOING CONCERN AND UNCERTAINTY

The Company has suffered losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

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Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to translate its vast user base into sales. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 10 SIGNIFICANT EVENTS

On July 24, 2014, MassRoots entered into a lease for a new company headquarters located at 2247 Federal Blvd, Denver. This location is co-leased by the Company, along with CannaBuild, LLC, from 2247 Federal Boulevard, LLC pursuant to a written lease which expires on July 22, 2015 and contains an option for a one year renewal at the same monthly rate. This location is shared with CannaBuild, LLC, which pays a portion of the monthly rent. The lease is for a total of $3,450 per month, which, pursuant to an expense sharing agreement between the Company and CannaBuild, LLC, the Company is responsible for paying $2,250 per month.

The Company had previously rented virtual office space from Opus Virtual Offices which provides conference rooms, mail forwarding and call answering for $99 per month ($1,188 on an annual basis). The Opus Virtual Office lease has been cancelled by the Company and expired on September 14, 2014.

On September 1, 2014, MassRoots entered into an employment contract with Sebastian Stant. For his services as Lead Developer, Mr. Stant shall be compensated five thousand dollars ($5,000) per month. Upon the successful execution of all of our outstanding forty-cent ($0.40) warrants, Mr. Stant's salary will increase to seven thousand five hundred dollars ($7,500) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Stant and he serves at the discretion of the Board of Directors.

On September 15, 2015, MassRoots entered into a contract with Direct Media Advertising for a sponsorship of B-Real’s “Smokers Club Tour.” Under the terms of the agreement, B-Real has promoted MassRoots on his social media accounts, featured MassRoots on B-Real's "Smoke Box" and produced a promotional video for MassRoots. MassRoots compensated Direct Media Advertising a one-time fee of twenty thousand dollars ($20,000). The tour lasted from October 1, 2014 to November 30, 2014.

NOTE 11 SUBSEQUENT EVENTS

On January 1, 2015, MassRoots amended its employment contract with Tyler Knight. For his services as Chief Marketing Officer, Mr. Knight shall be five thousand dollars ($5,000) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Knight and he serves at the direction of the Chief Executive Officer and Board of Directors.

On March 3, 2015, MassRoots entered into an investment banking relationship with Chardan Capital Markets, LLC. Under the terms of the agreement, MassRoots shall pay Chardan a non-refundable retainer of 200,000 common shares and pay a commission equal to: (a) an aggregate cash fee equal to four percent (4%) of the gross proceeds received from the sale of the Stock; and (b) an aggregate restricted stock fee equal to eight percent (8.0%) of the aggregate number of shares of Stock sold in the offering.

On March 9, 2015, Sebastian Stant resigned his position as Lead Developer of MassRoots and surrendered 350,000 options with a strike price of $0.10 back to the 2014 Employee Incentive Plan.

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On March 9, 2015 MassRoots entered into an employment contract with Alan Janis. For his services as Director of Technology, Mr. Janis shall be compensated one hundred thirty thousand dollars ($130,000) per year. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Janis and he serves at the discretion of the Board of Directors.

On March 31, 2015, MassRoots amended its employment contract with Isaac Dietrich. For his services as Chief Executive Officer, Mr. Dietrich shall be compensated seven thousand five hundred dollars ($7,500) per month, effective April 1, 2015. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Dietrich and he serves at the direction of the Board of Directors.

On March 31, 2015, MassRoots amended its employment contract with Hyler Fortier. For her services as Chief Operating Officer, Ms. Fortier shall be compensated five thousand dollars ($5,000) per month, effective April 1, 2015. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Ms. Fortier and she serves at the direction of the Board of Directors.

From January 1, 2015 to March 11, 2015, we sold $448,000 of our securities to certain accredited and non-accredited investors consisting of 896,000 shares of our common stock at $0.50 per share, with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $1.00 per share. On March 11, this offering was terminated per the Company’s Board of Directors.

On January 12, 2015, debentures with a face value of $40,000 were converted into 400,000 shares of common stock.

On January 14, 2015, the Company issued 1,508,000 shares of common stock to investors who had purchased the shares at $0.50 per share from September 15, 2014 to January 9, 2015.

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March 31, 2015

FINANCIAL STATEMENTS

(Unaudited)

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MASSROOTS, INC.

BALANCE SHEETS

AS OF MARCH 31, 2015 AND DECEMBER 31, 2014

	Mar 31, 2015	Dec 31, 2014
	(UNAUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash	$54,891	$141,928
Other receivables	23,913	11,201
Prepaid expense	748,938	130,797
TOTAL CURRENT ASSETS	827,742	283,926

FIXED ASSETS
Computer and office equipment	26,085	16,189
Accumulated depreciation	(3,124)	(2,027)
NET FIXED ASSETS	22,961	14,162

OTHER ASSETS
Prepaid expense	65,891	65,891
Deposits	35,702	2,550
Total Other Assets	101,593	68,441

TOTAL ASSETS	952,296	366,529

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	46,144	25,842
Accrued expenses	21,275	23,917
Accrued payroll tax	0	1,778
Derivative liabilities	1,226,383	1,099,707
TOTAL CURRENT LIABILITIES	1,293,802	1,151,244

LONG TERM LIABILITY
Convertible debentures, net of $80,870 and $107,016 discount, respectively	148,230	162,084
TOTAL LIABILITIES	1,442,032	1,313,328

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 200,000,000 shares authorized; 40,817,000 and 38,909,000 shares issued and outstanding, respectively	40,817	38,909
Common stock to be issued	654	1,048
Additional paid in capital	3,368,925	2,372,867
Common stock subscription receivable	10,000	0
Deficit accumulated through the development stage	(3,910,132)	(3,359,623)
TOTAL STOCKHOLDERS' DEFICIT	(489,736)	(946,799)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$952,296	$366,529

The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC.

STATEMENTS OF OPERATIONS

	FOR THE THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)	FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)

REVENUE	$941	$995

COST OF GOODS SOLD	700	690

GROSS PROFIT	241	305

GENERAL AND ADMINISTRATIVE EXPENSES:
Advertising	53,589	30,504
Depreciation	1,097	233
Independent contractor expense	65,989	22,067
Legal expenses	15,925	9,200
Payroll and related expense	162,930	32,908
Common stock issued for services	113,712	—
Options issued for services	47,009	—
Warrants issued for services	3,832	555,598
Other general and administrative expenses	100,968	30,997
Total General and administrative expenses	565,051	681,507

(LOSS) FROM OPERATIONS	(564,810)	(681,202)

OTHER INCOME (EXPENSE)
Change in derivative liabilities	42,737	0
Interest expense	(2,290)	0
Amortization of discount on notes payable	(26,146)	(1,263)
Total Other Income	14,301	(1,263)

INCOME (LOSS) BEFORE INCOME TAXES	(550,509)	(682,465)

PROVISION FOR INCOME TAXES	—

NET (LOSS)	$(550,509)	$(682,465)

Basic and fully diluted net income (loss) per common share:	$(0.01)	N/A

Weighted average common shares outstanding	40,391,311	N/A

The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC. STATEMENTS OF CASH FLOWS
	FOR THE THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)	FOR THE THREE MONTHS ENDED MARCH 31, 2014 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(550,509)	$(682,465)
Adjustments to reconcile net (loss ) to net cash (used in ) operating activities:
Depreciation	1,097	233
Preferred stock issued for services	—
Common stock issued for services	113,712
Options issued for services	47,009
Warrant issued for services	3,832	555,598
Amortization of discount	26,146	1,263
Change in derivative liabilities	(42,737)
Inputed Interest expense	2,290
Changes in operating assets and liabilities:
Other receivables	(12,712)	—
Prepaid expense	(14,283)	(400)
Deposit	(33,152)
Accounts payable and other liabilities	51,944	5,046
Accrued payroll tax	(1,778)	(1,846)
Net Cash (Used in) Operating Activities	(409,141)	(122,571)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for equipment	(9,896)	(6,231)
Net Cash (Used in) Investing Activities	(9,896)	(6,231)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of convertible debentures for cash		181,500
Issuance of common stock for cash	332,000	193,700
Net Cash Provided by Financing Activities	332,000	375,200

NET INCREASE IN CASH	(87,037)	246,398

CASH AT BEGINNING OF PERIOD	141,928	80,479

CASH AT END OF PERIOD	$54,891	$326,877

NON-CASH FINANCING ACTIVITIES
Repayment of short term borrowing - related party through issuance of preferred stock	0	$555,598
Warrants/Common stock/Option issued for services	$603,858	0

The accompanying notes are an integral part of these financial statements.

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MassRoots, Inc.

Notes to Financial Statements (Unaudited)

March 31, 2015

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MassRoots, Inc. (the “Company”) is a social network for the cannabis community. Through its mobile applications, systems and websites, MassRoots enables people to share their cannabis-related content and for businesses to connect with those consumers. The Company was incorporated in the State of Delaware on April 24, 2013.

The Company’s primary focus during the first quarter of 2015 was increasing our userbase from around 200,000 to 275,000 users, returning to the iOS App Store and developing additional features to expand the reach and utility of its network.

The Company has not focused on generating revenue to date. However, the primary source of revenue generated to date is advertising from businesses, brands and non-profits. Its secondary source of income is merchandise sales.

Basis of Presentation

The unaudited financial statements include the accounts of MassRoots, Inc. under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of unaudited financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The unaudited financial statements above reflect all of the costs of doing business.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

MassRoots primarily generates revenue by charging businesses to advertise on the network. MassRoots has the ability to target advertisements directly to a clients’ target audience, based on their location, on their mobile devices. All advertising services take between a few hours to up to one month to complete, unless otherwise noted.

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MassRoots’ secondary source of income is merchandise sales. The objective with the sales is not to generate large profit margins, but to help offset the cost of marketing. Each t-shirt, sticker and jar MassRoots sells will likely lead to more downloads and active users.

Cost of Sales

The Company’s policy is to recognize cost of sales in the same manner in conjunction with revenue recognition, when the costs are incurred. Cost of sales includes the costs directly attributable to revenue recognition. Selling, general and administrative expenses are charged to expense as incurred.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Risk and Uncertainties

The Company is subject to risks common to emerging companies in the technology and cannabis industries, including, but not limited to, the uncertain governmental regulation of cannabis, the development of new technological innovations, potential lack of funding needed to reach our business goals and dependence on key personnel.

Convertible Debentures

If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt using the effective interest method.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Fair Value for Financial Assets and Financial Liabilities

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

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Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expense and accrued payroll tax approximate their fair values because of the short maturity of these instruments.

The derivative liabilities are stated at their fair value as a Level 3 measurement. The Company used a Black-Scholes model to determine the fair values of these derivative liabilities. See Note 4 for the Company’s assumptions used in determining the fair value of these financial instruments.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted for financial statements not yet issued. The Company adopted ASU 2014-10 during the fourth quarter of 2014, thereby no longer presenting or disclosing any information required by Topic 915. The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2015-08, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

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NOTE 2 FIXED ASSETS

Fixed assets were comprised of the following as of March 31, 2015, December 31, 2014 and December 31, 2013, respectively. Depreciation is calculated using the straight-line method over a 5 year period.

	March 31, 2015	December 31, 2014	December 31, 2013
Cost:
Computers	17,347	12,134	1,522
Office equipment	8,738	4,055	0
Total	26,085	16,189	1,522
Less: Accumulated depreciation	3,124	2,027	228
Property and equipment, net	$22,961	14,162	1,294

NOTE 3   PREPAID EXPENSE

During the first quarter 2015, the Company issued 430,000 shares of its common stock, 100,000 warrants and 1,065,000 options in exchange for services, valued at $782,695. The $782,695 is being charged to operations over a one-year term.

On June 4, 2014, the Company issued a total of 850,000 shares of its common stock and 2,050,000 options in exchange for consulting services, valued at $286,818. The $286,818 is being charged to operations over a three-year term.

Consulting fees charged to operations during the three months ended March 31, 2015 and March 31, 2014 was $23,904 and $0, respectively. The unamortized balance at March 31, 2015 and at December 31, 2014 was $814,829, and $196,688, respectively.

NOTE 4 DERIVATIVE LIABILITIES

The Company identified conversion features embedded within convertible debt and warrants issued in the first quarter 2015 and in 2014, and the Company also identified derivative liabilities embedded within warrants detachable with subscription agreement. The Company has determined that the features associated with the embedded conversion option, in the form a ratchet provision, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

As a result of the application of ASC No. 815, the fair value of the ratchet feature related to convertible debt and warrants is summarized as follow:

	Warrants with convertible Debt	Warrants with subscription agreement	Warrants issued for services	Total
Fair value at the commitment date	87,189	259,278	—	346,467
Fair value mark to market adjustment	429,948	323,293	—	753,241
Balances as of December 31, 2014	517,137	582,571	—	1,099,708
Fair value at the commitment date-in the first quarter of 2015	125,708	—	43,704	169,412
Fair value mark to market adjustment	(24,677)	(17,841)	(219)	(42,737)
Balances as of March 31, 2015	618,168	564,730	43,485	1,226,383

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The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of March 31, 2015:

	Commitment Date	Remeasurement Date
Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term	3 years	1.98 – 2.92 years
Risk free interest rate	0.75% - 1.1%	0.89%

NOTE 5 DEBT DISCOUNT

The Company recorded the $174,378 debt discount due to beneficial conversion feature of $87,189 for the detachable warrants issued with convertible debt, and $87,189 in derivative liabilities related to the ratchet feature warrants.

The debt discount was recorded in 2014 and pertains to convertible debt and warrants issued that contain ratchet features that are required to be bifurcated and reported at fair value.

Debt discount is summarized as follows:

	March 31, 2015	December 31, 2014
Deb discount on notes payable	107,016	174,379
Accumulated amortization	(26,146)	(67,363)
Debt discount on notes payable, net	$80,870	$107,016

Amortization of debt discount on notes payable for the three months ended March 31, 2015 and March 31, 2014 was $26,146 and $1,263, respectively.

NOTE 6 CONVERTIBLE DEBENTURES

On March 24, 2014, the Company issued several convertible debentures to certain accredited investors. The total amount of the debentures is $269,100 and matures on March 24, 2016 with a zero percent interest rate. The debentures are convertible into shares of the Company’s common stock at $0.10 per share.

The debentures were discounted in the amount of $174,378 due to the intrinsic value of the beneficial conversion option and relative derivative liabilities of the warrants.

On January 7, 2015, one holder of a convertible debenture converted $40,000 principal to 400,000 shares of common stock.

As of March 31, 2015, the aggregate carrying value of the debentures was $148,230 net of debt discounts of $80,870, while as of December 31, 2014, the aggregate carrying value of the debentures was $162,084 net of debt discounts of $107,016.

NOTE 7 CAPITAL STOCK

The Company is currently authorized to issue 21 Series A preferred shares at $1.00 par value per share with 1:1 conversion and voting rights. As of March 31, 2015, there were zero shares of Series A preferred shares issued and outstanding.

The Company is currently authorized to issue 200,000,000 shares of its common stock at $0.001 par value per share. As of March 31, 2015, there were 40,817,000 shares of common stock issued and outstanding and 654,000 shares of common stock to be issued.

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On March 18, 2014, the Company entered into a Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Certificate of Incorporation was amended to allow for the authorization of 200,000,000 shares of the Company’s common stock; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis; and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

On January 1, 2014, the directors and officers exercised all of then outstanding 72.06 stock options and acquired 72.06 shares of common stock at $1 per share. These 72.06 shares of common stock were exchanged for 21,954,160 shares of common stock during the Exchange.

On March 18, 2014, immediately prior to the exchange, the Company converted $4,358 accrued dividends from Series A preferred shares into 0.513 shares of common stock, which was exchanged for 156,293 shares of common stock during the Exchange.

On March 24, 2014, the Company issued 2,059,000 shares of common stock in exchange for $205,900 cash.

On June 4, 2014, the Company issued 250,000 shares of common stock to Vincent “Tripp” Keber valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years under the 2014 Equity Incentive Plan (“2014 Plan”). These shares had a fair market value of $25,000, of which $2,055 was amortized during the quarter ended March 31, 2015.

On June 4, 2014, the Company issued 250,000 shares of common stock under the 2014 Plan to Ean Seeb valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years. These shares had a fair market value of $25,000, of which $2,055 was amortized during the quarter ended March 31, 2015.

On June 4, 2014, the Company issued 250,000 shares of common stock under the 2014 Plan to Sebastian Stant valued at $0.10 per share in exchange for his services as the Company’s Lead Web Developer for one year. These shares had a fair market value of $25,000, of which $6,164 was amortized during the quarter ended March 31, 2015.

On May 1, 2014, the Company issued 100,000 shares of common stock under the 2014 Plan to Jesus Quintero valued at $0.10 per share in exchange for his services as the Company’s Chief Financial Officer for one year. These shares had a fair market value of $10,000, of which $2,466 was amortized during the quarter ended March 31, 2015.

On January 7, 2015, the Company issued 400,000 shares of common stock by conversion of convertible debentures issued in March 2014.

From September 15, 2014 to March 11, 2015, we completed an offering of $866,000 of our securities to certain accredited and non-accredited investors consisting of 1,732,000 shares of our common stock at $0.50 per share. As of March 31, 2015, 1,508,000 shares of common stock had been issued. The remaining 224,000 shares have not been issued as of March 31, 2015 and were recorded as common stock to be issued.

On March 3, 2015, MassRoots entered into an investment banking relationship with Chardan Capital Markets, LLC. Under the terms of the agreement, MassRoots shall pay Chardan a non-refundable retainer of 200,000 common shares and pay a commission equal to: (a) an aggregate cash fee equal to four percent (4%) of the gross proceeds received from the sale of common stock; and (b) an aggregate restricted stock fee equal to eight percent (8.0%) of the aggregate number of shares of common stock sold in the offering. These shares had not been issued as of March 31, 2015 and were recorded as common stock to be issued.

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From January 1 to March 31, 2015, the Company issued 230,000 share of common stock to five employees and consultants under our 2014 Employee Stock Option Program. These shares had not been issued as of March 31, 2015 and were recorded as common stock to be issued.

From January 1 to March 31, 2015, the Company issued 1,048,000 share of common stock that was accounted for as common stock to be issued as of December 31, 2014.

NOTE 8 STOCK WARRANTS

On March 24, 2014, the Company issued warrants to a third party for the purchase of 4,050,000 and 2,375,000 shares of common stock, at an exercise price of $0.001 and $0.40 per share, respectively. The warrants may be exercised any time after issuance through and including the third (3rd) anniversary of its original issuance. The Company recorded an expense of $555,598 equal to the estimated fair value of the warrants at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years.

On March 24, 2014, in connection to the issuance of convertible debentures of $269,100 to certain investors, which are convertible into shares of the Company’s common stock at $0.10 per share, the Company granted to the same investors three−year warrants to purchase an aggregate of up to 1,345,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance.

On March 24, 2014, in connection to the issuance of 2,059,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,029,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $66,712. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

During the four months ended December 31, 2014, in connection to the sale of 1,048,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 524,000 shares of the Company’s common stock at $1.00 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $42,650. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

During the three months ended March 31, 2015, in connection to the sale of 684,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 342,000 shares of the Company’s common stock at $1.00 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $125,708. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

On February 27, 2015, , the Company sold warrants for a nominal amount to purchase 100,000 shares of common stock at $0.50 per share to certain service providers.

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Stock warrants outstanding and exercisable on March 31, 2015 are as follows:

	Exercise Price per Share	Shares Under Warrants	Remaining Life in Years
Outstanding
	$0.001	4,050,000	2
	$0.4	4,750,000	2
	$0.5	100,000	5
	$1	866,000	3

Exercisable
	$0.001	4,050,000	2
	$0.4	4,750,000	2
	$0.5	100,000	5
	$1	866,000	3

No other stock warrants have been issued or exercised during the three months ended March 31, 2015.

NOTE 9 EMPLOYEE STOCK OPTION PROGRAM

In June 2014, our shareholders approved our 2014 Equity Incentive Plan (“2014 Plan”), which provides for the grant of incentive stock options to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. A total of 4 million shares of common stock are reserved for issuance under our 2014 Plan.

On June 4, 2014, the Company granted options to purchase 750,000 shares at $0.10 per share to Vincent “Tripp” Keber for his services on the Company’s Board of Directors for 3 years. Under the terms of the grant, 250,000 shares shall begin vesting on October 1, 2014 such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These options were issued in exchange for his services on the Company’s Board of Directors for 3 years. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During the quarter ended March 31, 2015, $6,069 was amortized.

On June 4, 2014, the Company granted options to purchase 750,000 shares at $0.10 per share to Ean Seeb for his services on the Company’s Board of Directors for 3 years. Under the terms of the grant, 250,000 shares shall begin vesting on October 1, 2014 such that 20,833 shares vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These options were issued in exchange for his services on the Company’s Board of Directors for 3 years. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During the quarter ended March 31, 2015, $6,069 was amortized.

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On June 4, 2014, the Company granted options to purchase 550,000 shares at $0.10 per share to Sebastian Stant for his services as the Company’s Lead Web Developer for 1 year. Under the terms of the grant, 250,000 shares shall vest immediately upon the Company reaching 250,000 users. An additional 150,000 shares shall vest immediately upon the Company reaching 500,000 users. An additional 150,000 shares shall vest immediately upon the Company reaching 750,000 users. The options were issued in exchange for his services as the Company’s Lead Web Developer for 1 year. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $54,146. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. During the quarter ended March 31, 2015, $6,164 was amortized.

On March 9, 2015, Sebastian Stant resigned his position as Lead Developer of MassRoots and surrendered 350,000 options with a strike price of $0.10 back to the 2014 Plan.

From January 1 to March 31, 2015, the Company granted 230,000 shares and options to purchase 1,065,000 shares at $0.50 per share to 20 employees and consultants of the Company, with most vesting monthly over the course of one year. The fair market value of the options are $523,991.

Stock options outstanding and exercisable on March 31, 2015 are as follows:

	Exercise Price per Share	Shares Under Options	Remaining Life in Years
Outstanding
	$0.10	1,750,000	10
	$0.50	1,065,000	10

Exercisable
	$0.10	583,382	10
	$0.50	332,495	10

No other stock options have been issued or exercised during the three months ended March 31, 2015.

NOTE 10 GOING CONCERN AND UNCERTAINTY

The Company has suffered losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to translate its vast user base into sales. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 11 SIGNIFICANT EVENTS

On January 1, 2015, MassRoots amended its employment contract with Tyler Knight. For his services as Chief Marketing Officer, Mr. Knight shall be compensated five thousand dollars ($5,000) per month. The employment contract is “at-will” and may be terminated by the Company or Mr. Knight with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Knight and he serves at the direction of the Chief Executive Officer and Board of Directors.

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On March 3, 2015, MassRoots entered into an investment banking relationship with Chardan Capital Markets, LLC. Under the terms of the agreement, MassRoots shall pay Chardan a non-refundable retainer of 200,000 common shares and pay a commission equal to: (a) an aggregate cash fee equal to four percent (4%) of the gross proceeds received from the sale of the Stock; and (b) an aggregate restricted stock fee equal to eight percent (8.0%) of the aggregate number of shares of Stock sold in the offering.

On March 9, 2015, Sebastian Stant resigned his position as Lead Developer of MassRoots and surrendered 350,000 options with a strike price of $0.10 back to the 2014 Employee Incentive Plan.

On March 9, 2015 MassRoots entered into an employment contract with Alan Janis. For his services as Director of Technology, Mr. Janis shall be compensated one hundred thirty thousand dollars ($130,000) per year. The employment contract is “at-will” and may be terminated by Company or Mr. Janis with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Janis and he serves at the discretion of the Board of Directors.

On March 31, 2015, MassRoots amended its employment contract with Isaac Dietrich. For his services as Chief Executive Officer, Mr. Dietrich shall be compensated seven thousand five hundred dollars ($7,500) per month, effective April 1, 2015. The employment contract is “at-will” and may be terminated by Company or Mr. Dietrich with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Dietrich and he serves at the direction of the Board of Directors.

On March 31, 2015, MassRoots amended its employment contract with Hyler Fortier. For her services as Chief Operating Officer, Ms. Fortier shall be compensated five thousand dollars ($5,000) per month, effective April 1, 2015. The employment contract is “at-will” and may be terminated by the Company or Ms. Fortier with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Ms. Fortier and she serves at the direction of the Board of Directors.

From January 1, 2015 to March 11, 2015, we sold $342,000 of our securities to certain accredited and non-accredited investors consisting of 648,000 shares of our common stock at $0.50 per share, with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $1.00 per share. On March 11, 2015 this offering was terminated per the Company’s Board of Directors.

On January 14, 2015, the Company issued 1,508,000 shares of common stock to investors who had purchased the shares at $0.50 per share from September 15, 2014 to January 9, 2015.

On March 20, 2015, we executed a lease with RVOF Market Center, LLC to rent 3,552 square feet of office space at 1624 Market Street, Suite 201, Denver, CO 80202 for a term of 37 months, under which the Company will pay a base rate of $0 for the first month, $8,288 for months two through 13, $8,584.00 for the months 14 through 25, and $8,880.00 for the months 25 through 37. We took possession of this space on April 10, 2015 and did not incur any significant relocation costs.

NOTE 12 SUBSEQUENT EVENTS

From April 1, 2015 through April 17, 2015, the Company completed an offering of 960,933 restricted shares of the Company’s common stock, par value $0.001 per share to certain accredited and unaccredited investors. The shares were offered pursuant to subscription agreements with each investor for aggregate gross proceeds to the Company of $576,200. The Company compensated Chardan Capital $20,000 cash and 262,560 shares of common stock as commission for this placement.

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From April 1, 2015 to May 10, 2015, the Company issued 3,020,828 shares of common stock: 200,000 shares for the conversion of a debenture with a face value of $20,000 at $0.10 per share, 224,000 shares to the $0.50 round investors from January to March 2015, 1,110,337 shares to the $0.60 round investors during April 2015 (an extra 150,000 shares were inadvertently issued and are in the process of being rescinded), 262,650 shares to Chardan Capital for placement agent services, 936,341 shares for the exercise of $0.001 warrants, and 287,500 shares for the exercise of the $0.40 financing warrants.

On April 28, 2015, the Company entered into a consulting agreement with Torrey Hills Capital. Under the terms of the agreement, Torrey Hills Capital is to receive 75,000 shares of common stock and $5,000 per month for setting-up non-deal roadshows for the Company.

From April 1, 2015 to May 10, 2015, the Company received $115,000 from the exercise of the Company’s $0.40 warrants and issued 287,500 shares to the investors.

On May 12, 2015, the Company entered into a consulting agreement with Caro Capital. Under the terms of the agreement, Caro Capital is to receive 200,000 shares of common stock for a purchase price of $200 and $2,000 per month for setting-up non-deal roadshows for the Company for a period of one year.

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June 30, 2015

FINANCIAL STATEMENTS

(Unaudited)

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MASSROOTS, INC.
BALANCE SHEETS
AS OF JUNE 30, 2015 AND DECEMBER 31, 2014

	Jun 30, 2015	Dec 31, 2014
	(UNAUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash	$171,363	$141,928
Other receivables	70	11,201
Prepaid expense	979,925	130,797
TOTAL CURRENT ASSETS	1,151,358	283,926

FIXED ASSETS
Computer and office equipment	54,347	16,189
Accumulated depreciation	(6,121)	(2,027)
NET FIXED ASSETS	48,226	14,162

OTHER ASSETS
Prepaid expense	65,891	65,891
Investment in Flowhub	175,000	0
Deposits	35,352	2,550
Total Other Assets	276,243	68,441

TOTAL ASSETS	1,475,827	366,529

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	69,599	25,842
Accrued expenses	25,695	23,917
Accrued payroll tax	0	1,778
Derivative liabilities	386,432	1,099,707
TOTAL CURRENT LIABILITIES	481,726	1,151,244

LONG-TERM LIABILITY
Convertible debentures, net of $56,669 and $107,016 discount, respectively	152,430	162,084
TOTAL LIABILITIES	634,156	1,313,328

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value, 200,000,000 shares authorized; 44,505,238 and 38,909,000 shares issued and outstanding	44,505	38,909
Common stock to be issued	857	1,048
Common stock - warrants	0	0
Additional paid in capital	6,303,740	2,372,867
Common stock subscription receivable	(80,000)	0
Deficit accumulated through the development stage	(5,427,431)	(3,359,623)
TOTAL STOCKHOLDERS' EQUITY	841,671	(946,799)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,475,827	$366,529
The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC.
STATEMENT OF OPERATIONS

	FOR THE 3 MONTHS ENDED JUNE 30, 2015	FOR THE 3 MONTHS ENDED JUNE 30, 2014	FOR THE 6 MONTHS ENDED JUNE 30, 2015	FOR THE 6 MONTHS ENDED JUNE 30, 2014
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)

ADVERTISING REVENUE	$2,126	$744	$3,066	$1,739

COST OF GOODS SOLD	0	0	0	690

GROSS PROFIT	2,126	744	3,066	1,049

GENERAL AND ADMINISTRATIVE EXPENSES:
Advertising	208,830	50,426	263,119	80,930
Depreciation	2,997	396	4,094	628
Independent contractor expense	67,961	37,660	133,950	59,728
Legal expenses	70,080	115,375	86,005	124,575
Accounting and Consulting	121,723	10,662	147,654	10,662
Payroll and related expense	359,440	54,082	522,370	86,990
Common stock issued for services	254,388	4,612	368,100	4,612
Options issued for services	266,562	7,363	313,571	7,363
Warrants issued for services	22,579	0	26,411	555,598
Travel and related expenses	46,443	0	66,611	1,140
Other general and administrative expenses	72,128	21,301	126,998	51,158
Total General and Administrative expenses	1,493,131	301,877	2,058,883	983,384

(LOSS) FROM OPERATIONS	(1,491,005)	(301,133)	(2,055,817)	(982,335)

OTHER INCOME (EXPENSE)
Change in derivative liabilities	0	0	42,737	0
Interest expense	(2,091)	0	(4,381)	0
Amortization of discount on notes payable	(24,201)	(16,418)	(50,347)	(17,681)

INCOME (LOSS) BEFORE INCOME TAXES	(1,517,297)	(317,551)	(2,067,808)	(1,000,016)

PROVISION FOR INCOME TAXES	0	0	0	0

NET (LOSS)	$(1,517,297)	$(317,551)	$(2,067,808)	$(1,000,016)

Basic and fully diluted net income (loss) per common share:	$(0.03)	N/A	$(0.05)	N/A

Weighted average common shares outstanding	43,535,697	N/A	41,972,190	N/A

The accompanying notes are an integral part of these financial statements.

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MASSROOTS, INC.
STATEMENT OF CASHFLOWS
FOR THE 6 MONTHS ENDED JUNE 30, 2015 AND JUNE 30, 2014

	FOR THE 6 MONTHS ENDED JUNE 30, 2015 (UNAUDITED)	FOR THE 6 MONTHS ENDED JUNE 30, 2014 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(2,067,808)	$(1,000,016)
Adjustments to reconcile net (loss ) to net cash (used in) operating activities:
Amortization of discounts on notes payable	50,347	17,681
Depreciation	4,094	628
Common stock issued for services	368,100	4,612
Options issued for services	313,571	7,363
Warrants issued for services	26,411	555,598
Change in derivative liabilities	(42,737)	—
Imputed Interest expense	4,381	—
Changes in operating assets and liabilities		—
Other receivables	11,131	—
Prepaid expense	—	(451)
Deposit	(32,802)	—
Accounts payable and other liabilities	15,911	333
Accrued payroll tax	(2,642)	(1,846)
Net Cash (Used in) Operating Activities	(1,352,043)	(416,098)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for equipment	(38,158)	(6,512)
Investment in Flowhub	(175,000)	—
Net Cash (Used in) Investing Activities	(213,158)	(6,512)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of convertible Debentures for cash	—	269,100
Issuance of common stock for cash	1,298,700	205,900
Warrants Exercised	295,936
Net Cash Provided by Financing Activities	1,594,636	475,000

NET INCREASE IN CASH	29,435	52,390

CASH AT BEGINNING OF PERIOD	141,928	80,479

CASH AT END OF YEAR	$171,363	$132,869

NON-CASH FINANCING ACTIVITIES
Common stock, Warrants, and Options issued as prepaid expense	$849,128	—
Repayment of short term borrowing - related party through issuance of preferred stock	—	—

The report on the financial statements and accompanying notes are an integral part of these financial statements.

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MassRoots, Inc.

Notes to Financial Statements

June 30, 2015

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MassRoots, Inc. (the “Company”) is a social network for the cannabis community. Through its mobile applications, systems and websites, MassRoots enables people to share their cannabis-related content and for businesses to connect with those consumers. The Company was incorporated in the State of Delaware on April 24, 2013.

The Company’s primary focus during the first two quarters of 2015 was increasing our userbase from around 275,000 to 420,000 users.

The Company has not focused on generating revenue to date. However, the primary source of revenue generated to date is advertising from businesses, brands and non-profits. Its secondary source of income is merchandise sales.

Basis of Presentation

The financial statements include the accounts of MassRoots, Inc. under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

MassRoots primarily generates revenue by charging businesses to advertise on the network. MassRoots has the ability to target advertisements directly to a clients’ target audience, based on their location, on their mobile devices. All advertising services take between a few hours to up to one month to complete, unless otherwise noted.

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MassRoots’ secondary source of income is merchandise sales. The objective with the sales is not to generate large profit margins, but to help offset the cost of marketing. Each t-shirt, sticker and jar MassRoots sells will likely lead to more downloads and active users.

Cost of Sales

The Company’s policy is to recognize cost of sales in the same manner in conjunction with revenue recognition, when the costs are incurred. Cost of sales includes the costs directly attributable to revenue recognition. Selling, general and administrative expenses are charged to expense as incurred.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Risk and Uncertainties

The Company is subject to risks common to emerging companies in the technology and cannabis industries, including, but not limited to, the uncertain governmental regulation of cannabis, the development of new technological innovations, potential lack of funding needed to reach our business goals and dependence on key personnel.

Convertible Debentures

If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt using the effective interest method.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Fair Value for Financial Assets and Financial Liabilities

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

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Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Our financial instruments include cash, accounts receivable, prepaid expense, investment in Flowhub, deposit, accounts payable, accrued liabilities, convertible note payable, and derivative liabilities.

The carrying values of the Company's cash, prepaid expense, investment in Flowhub, deposit, accrued liabilities approximate their fair value due to their short-term nature. The Company's convertible notes payable are measured at amortized cost.

The derivative liabilities are stated at their fair value as a Level 3 measurement. The Company used a Black-Scholes model to determine the fair values of these derivative liabilities. See Note 4 for the Company's assumptions used in determining the fair value of these financial instruments.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted for financial statements not yet issued. The Company adopted ASU 2014-10 during the fourth quarter of 2014, thereby no longer presenting or disclosing any information required by Topic 915. The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2015-10, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

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NOTE 2 - FIXED ASSETS

Fixed assets were comprised of the following as of June 30, 2015 and December 31, 2014. Depreciation is calculated using the straight-line method over a 5 year period.

	December 31, 2014	June 30, 2015
Cost:
Computers	12,134	31,033
Office equipment	4,055	23,314
Total	16,189	54,347
Less: Accumulated depreciation	2,027	6,121
Property and equipment, net	14,162	1,294

NOTE 3 - PREPAID EXPENSE

During the first quarter 2015, the Company issued 430,000 shares of its common stock, 100,000 warrants and 1,065,000 options in exchange for services, valued in the aggregate at $782,695. The $782,695 is being charged to operations over a one-year term.

On April 28, 2015, the Company entered into a consulting agreement with Torrey Hills Capital. Under the terms of the agreement, Torrey Hills Capital is to receive 75,000 shares of common stock and $5,000 per month for setting-up non-deal roadshows for the Company. The service period is 4 months.

On May 12, 2015, the Company entered into a consulting agreement with Caro Capital. Under the terms of the agreement, Caro is to receive 200,000 shares of common stock and $2,000 per month for setting-up non-deal roadshows for the Company for a period of one year.

On June 15, 2015, the Company entered into a consulting agreement with Demeter Capital. Under the terms of the agreement, Demeter Capital is to receive 100,000 shares of common stock for introductions to investors. The service period is 6 months.

On June 4, 2014, the Company issued a total of 850,000 shares of its common stock and 2,050,000 options in exchange for consulting services, valued in the aggregate at $286,818. The $286,818 is being charged to operations over a three-year term.

Compensation from equity issuances charged to operations during the six months ended June 30, 2015 and June 30, 2014 was $708,082 and $567,573, respectively. The expense related to the amortization of prepaid expense is $593,939. The unamortized balance at June 30, 2015 and at December 31, 2014 was $1,045,816 and $196,688, respectively.

NOTE 4 - DERIVATIVE LIABILITIES

The Company had previously identified conversion features embedded within warrants received in connection with the issuance of convertible debt and, separately, within warrants received in connection with the issuance of common stock. The Company has determined that the features associated with the embedded conversion option, in the form a ratchet provision, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

During the second quarter of 2015, the Company and the holders of warrants previously issued as part of our offering in March 2014 with an exercise price of $0.40 agreed to amend the warrants to remove the ratchet provision. This reduced the Company’s derivative liability by $835,593 and increased additional paid in capital by the same amount.

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As a result of the application of ASC No. 815, the fair value of the ratchet feature related to convertible debt and warrants is summarized as follow:

	Warrants with Convertible Debt	Warrants with Issuance of Common Stock	Warrants Issued For Services	Total

Fair value at the commitment date	$87,189	$259,278	$0	$346,467
Fair value mark to market adjustment	429,948	323,293		753,241
Balances as of December 31, 2014	517,137	582,571	0	1,099,708
Fair value at the commitment date - in first quarter 2015	125,708	0	43,704	169,412
Fair value mark to market adjustment	(24,677)	(17,841)	(219)	(42,737)
Balances as of March 31, 2015	618,168	564,730	43,485	1,226,383
Fair value at the commitment date - in second quarter 2015			51,378	51,378
Reclassified to additional paid-in capital due to amendment of agreements.	(618,168)	(273,161)	—	(835,593)
Balances as of June 30, 2015	$0	$291,569	$94,863	$386,432

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of June 30, 2015:

	Commitment Date	Remeasurement Date
Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term	3-5 years	1.83 – 4.70 years
Risk free interest rate	0.75% - 1.1%	0.89% - 1.35%

NOTE 5 - DEBT DISCOUNT

The Company recorded the $174,378 debt discount due to beneficial conversion feature of $87,189 for the detachable warrants issued with convertible debt, and $87,189 in derivative liabilities related to the ratchet feature warrants.

The debt discount was recorded in 2014 and pertains to convertible debt and warrants issued that contain ratchet features that are required to be bifurcated and reported at fair value.

Debt discount is summarized as follows:

	June 30, 2015	December 31, 2014
Deb discount on notes payable	$107,016	$174,379
Accumulated amortization	(50,347)	(67,363)
Debt discount on notes payable, net	$56,669	$107,016

Amortization of debt discount on notes payable for the six months ended June 30, 2015 and June 30, 2014 was $50,347 and $17,681, respectively.

NOTE 6 - CONVERTIBLE DEBENTURES

On March 24, 2014, the Company issued convertible debentures to certain accredited investors. The total principal amount of the debentures is $269,100 and matures on March 24, 2016 with a zero percent interest rate. The debentures are convertible into shares of the Company’s common stock at $0.10 per share.

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The debentures were discounted in the amount of $174,378 due to the intrinsic value of the beneficial conversion option and relative derivative liabilities of the warrants.

On January 7, 2015, one holder of a convertible debenture converted $40,000 of principal into 400,000 shares of common stock.

On April 4, 2015, one holder of a convertible debenture converted $20,000 of principal into 200,000 shares of common stock.

As of June 30, 2015, the aggregate carrying value of the debentures was $152,430 net of debt discounts of $56,670, while as of December 31, 2014, the aggregate carrying value of the debentures was $162,084 net of debt discounts of $107,016.

NOTE 7 - CAPITAL STOCK

The Company is currently authorized to issue 21 Series A preferred shares at $1.00 par value per share with 1:1 conversion and voting rights. As of June 30, 2015, there were 0 shares of Series A preferred shares issued and outstanding.

The Company is currently authorized to issue 200,000,000 shares of its common stock at $0.001 par value per share. As of June 30, 2015, there were 44,505,238 shares of common stock issued and outstanding and 857,000 shares of common stock to be issued.

On March 18, 2014, the Company entered into a Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Certificate of Incorporation was amended to allow for the authorization of 200,000,000 shares of the Company’s common stock; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis; and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

On January 1, 2014, the Company’s directors and officers exercised all of the then outstanding 72.06 stock options and acquired 72.06 shares of common stock at $1 per share. These 72.06 shares of common stock were exchanged for 21,954,160 shares of common stock during the Exchange.

On March 18, 2014, immediately prior to the Exchange, the Company converted $4,358 accrued dividends from Series A preferred shares into 0.513 shares of common stock, which was exchanged for 156,293 shares of common stock during the Exchange.

On March 24, 2014, the Company issued 2,059,000 shares of common stock in exchange for $205,900 cash.

On June 4, 2014, the Company issued 250,000 shares of common stock to Vincent “Tripp” Keber valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years under the 2014 Equity Incentive Plan (“2014 Plan”). These shares had a fair market value of $25,000, of which $2,055 and $4,110 was amortized during the quarter and six months ended June 30, 2015, respectively.

On June 4, 2014, the Company issued 250,000 shares of common stock under the 2014 Plan to Ean Seeb valued at $0.10 per share in exchange for his services on the Company’s Board of Directors for three years. These shares had a fair market value of $25,000, of which $2,055 and $4,110 was amortized during the quarter and six months ended June 30, 2015, respectively.

On June 4, 2014, the Company issued 250,000 shares of common stock under the 2014 Plan to Sebastian Stant valued at $0.10 per share in exchange for his services as the Company’s Lead Web Developer for one year. These shares had a fair market value of $25,000, of which $4,452 and 10,616 was amortized during the quarter and six months ended June 30, 2015, respectively.

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On May 1, 2014, the Company issued 100,000 shares of common stock under the 2014 Plan to Jesus Quintero valued at $0.10 per share in exchange for his services as the Company’s Chief Financial Officer for one year. These shares had a fair market value of $10,000, of which $849 and $3,315 was amortized during the quarter and six months ended June 30, 2015, respectively.

From September 15, 2014 to March 11, 2015, we completed an offering of $866,000 of our securities to certain accredited and non-accredited investors consisting of 1,732,000 shares of our common stock at $0.50 per share. As of June 30, 2015, all 1,732,000 shares of common stock had been issued.

On March 3, 2015, MassRoots entered into an investment banking relationship with Chardan Capital Markets, LLC. Under the terms of the agreement, MassRoots shall pay Chardan a non-refundable retainer of 200,000 common shares and pay a commission equal to: (a) an aggregate cash fee equal to four percent (4%) of the gross proceeds received from the sale of common stock; and (b) an aggregate restricted stock fee equal to eight percent (8.0%) of the aggregate number of shares of common stock sold in the offering.

From January 1 to March 31, 2015, the Company issued 230,000 shares of common stock to five employees and consultants under our 2014 Employee Stock Option Program.

During April 2015, the Company issued 960,335 shares of common stock in exchange for $576,200 cash.

On April 28, 2015, the Company entered into a consulting agreement with Torrey Hills Capital. Under the terms of the agreement, Torrey Hills Capital is to receive 75,000 shares of common stock and $5,000 per month for setting-up non-deal roadshows for the Company.

On May 12, 2015, the Company entered into a consulting agreement with Caro Capital. Under the terms of the agreement, Caro is to receive 200,000 shares of common stock and $2,000 per month for setting-up non-deal roadshows for the Company for a period of one year.

On June 15, 2015, the Company entered into a consulting agreement with Demeter Capital. Under the terms of the agreement, Demeter Capital is to receive 100,000 shares of common stock for consulting services. The 100,000 shares have not been issued as of June 30, 2015 and were recorded as common stock to be issued.

In June 2015, the Company signed agreements to issue 607,335 shares of common stock in exchange for $455,500 cash. The 607,335 shares have not been issued as of June 30, 2015 and were recorded as common stock to be issued.

During the second quarter of 2015, the Company issued 1,686,341 shares of common stocks and received $300,936 due to the exercise of warrants. As of June 30, 2015, 1,536,341 shares of common stock had been issued from these exercises. The remaining 150,000 shares have not been issued as of June 30, 2015 and were recorded as common stock to be issued.

During the second quarter of 2015, the Company issued 654,050 shares of common stock which previously were classified as common stock to be issued on March 31, 2015.

NOTE 8 - STOCK WARRANTS

On March 24, 2014, the Company issued warrants to a third party for the purchase of 4,050,000 and 2,375,000 shares of common stock, at an exercise price of $0.001 and $0.40 per share, respectively. The warrants may be exercised any time after issuance through and including the third (3rd) anniversary of its original issuance. The Company recorded an expense of $555,598 equal to the estimated fair value of the warrants at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years.

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On March 24, 2014, in connection to the issuance of convertible debentures of $269,100 to certain investors, which are convertible into shares of the Company’s common stock at $0.10 per share, the Company granted to the same investors three−year warrants to purchase an aggregate of up to 1,345,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance.

On March 24, 2014, in connection to the issuance of 2,059,000 shares of common stock, the Company granted to the same investor three−year warrants to purchase an aggregate of 1,029,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $66,712. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

During the four months ended December 31, 2014, in connection to the sale of 1,048,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 524,000 shares of the Company’s common stock at $1.00 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $42,650. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

During the three months ended March 31, 2015, in connection to the sale of 684,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 342,000 shares of the Company’s common stock at $1.00 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $125,708. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years. See Note 4 for further discussion.

On February 27, 2015, the Company sold warrants for a nominal amount to purchase 100,000 shares of common stock at $0.50 per share to certain service providers.

On April 8, 2015, the Company issued warrants to purchase 50,000 shares of common stock at $0.60 per share to certain service providers.

From April 1 to June 30, 2015, 750,000 of warrants previously issued as part of our offering in March 2014 were exercised at an exercise price of $0.40 per share for proceeds of $300,000, of which $295,000 was received during the second quarter of 2015 and the remaining $5,000 was received during the third quarter of 2015.

From April 1 to June 30, 2015, 936,341 warrants previously issued as part of our offering in March 2014 were exercised at an exercise price of $0.001 per share for proceeds of $936.

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Stock warrants outstanding and exercisable on June 30, 2015 are as follows:

	Exercise Price per Share	Shares Under Warrants	Remaining Life in Years
Outstanding
	$0.001	3,113,659	2
	$0.4	4,000,000	2
	$0.5	100,000	5
	$0.6	50,000	5
	$1	866,000	3

Exercisable
	$0.001	3,113,659	2
	$0.4	4,000,000	2
	$0.5	100,000	5
	$0.6	50,000	5
	$1	866,000	3

No other stock warrants have been issued or exercised during the three months ended June 30, 2015.

NOTE 9 - EMPLOYEE EQUITY INCENTIVE PLAN

In June 2014, our shareholders approved our 2014 Equity Incentive Plan (“2014 Plan”), which provides for the grant of incentive stock options to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. A total of 4 million shares of common stock are reserved for issuance under our 2014 Plan.

On June 4, 2014, the Company granted options to purchase 750,000 shares at $0.10 per share to Vincent “Tripp” Keber for his services on the Company’s Board of Directors for 3 years. Under the terms of the grant, 250,000 shares shall begin vesting on October 1, 2014 such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These options were issued in exchange for his services on the Company’s Board of Directors for 3 years. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. For the six months ended June 30, 2015 $12,138 was amortized.

On June 4, 2014, the Company granted options to purchase 750,000 shares at $0.10 per share to Ean Seeb for his services on the Company’s Board of Directors for 3 years. Under the terms of the grant, 250,000 shares shall begin vesting on October 1, 2014 such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall begin vesting the later of: October 1, 2015 or the Company reaching 830,000 users such that 20,833 shares shall vest on the first of every month except for every three months, when 20,834 shares shall vest. An additional 250,000 shares shall vest immediately upon the later of: October 1, 2016 or the Company reaching 1,080,000 users. These options were issued in exchange for his services on the Company’s Board of Directors for 3 years. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $73,836. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. For the six months ended June 30, 2015 $12,138 was amortized.

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On June 4, 2014, the Company granted options to purchase 550,000 shares at $0.10 per share to Sebastian Stant for his services as the Company’s Lead Web Developer for 1 year. Under the terms of the grant, 250,000 shares shall vest immediately upon the Company reaching 250,000 users. An additional 150,000 shares shall vest immediately upon the Company reaching 500,000 users. An additional 150,000 shares shall vest immediately upon the Company reaching 750,000 users. The options were issued in exchange for his services as the Company’s Lead Web Developer for 1 year. The options may be exercised any time after the issuance through and including the tenth (10th) anniversary of its original issuance. The options have a fair market value of $54,146. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 2.61% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 10 years. For the six months ended June 30, 2015 $12,328 was amortized.

On March 9, 2015, Sebastian Stant resigned his position as Lead Developer of MassRoots and surrendered 350,000 options with a strike price of $0.10 per share back to the 2014 Plan.

From January 1 to March 31, 2015, the Company granted 230,000 shares and options to purchase 1,065,000 shares at $0.50 per share to 20 employees and consultants of the Company, with most vesting monthly over the course of one year. The fair market value of the options are $523,991.

On April 8, 2015, the Company granted options to purchase 105,000 shares at $0.6 per share to 3 employees and consultants of the Company, with most vesting monthly over the course of one year. The fair market value of the options are $114,143.

Stock options outstanding and exercisable on June 30, 2015 are as follows:

	Exercise Price per Share	Shares Under Options	Remaining Life in Years
Outstanding
	$0.10	1,750,000	9
	$0.50	1,065,000	10
	$0.60	105,000	10

Exercisable
	$0.10	625,000	9
	$0.50	532,584	10
	$0.60	17,498	10

No other stock options have been issued or exercised during the three months ended June 30, 2015.

NOTE 10 - GOING CONCERN AND UNCERTAINTY

The Company has suffered losses from operations since inception. In addition, the Company has yet to generate an significant cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new and potentially current investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to translate its vast user base into sales. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying unaudited financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 11 - SIGNIFICANT EVENTS

From April 1, 2015 through April 17, 2015, the Company completed an offering of 960,933 restricted shares of the Company’s common stock, par value $0.001 per share to certain accredited and unaccredited investors. The shares were offered pursuant to subscription agreements with each investor for aggregate gross proceeds to the Company of $576,200. The Company compensated Chardan Capital $20,000 cash and 262,560 shares of common stock as commission for this placement.

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From April 1, 2015 to June 30, 2015, the Company issued 3,020,828 shares of common stock: 200,000 shares for the conversion of a debenture with a face value of $20,000 at $0.10 per share, 224,000 shares to the $0.50 round investors from January to March 2015, 960,337 shares to the $0.60 round investors during April 2015, 262,650 shares to Chardan Capital for placement agent services, 936,341 shares for the exercise of $0.001 warrants, and 600,000 shares for the exercise of the $0.40 financing warrants.

On April 28, 2015, the Company entered into a consulting agreement with Torrey Hills Capital. Under the terms of the agreement, Torrey Hills Capital is to receive 75,000 shares of common stock and $5,000 per month for setting-up non-deal roadshows for the Company. These shares were issued on June 3, 2015.

From April 1 to June 30, 2015, 750,000 warrants previously issued as part of our offering in March 2014 were exercised at an exercise price of $0.40 per share for proceeds of $300,000, of which $295,000 was received during the second quarter of 2015 and the remaining $5,000 was received during Q3.

From April 1 to June 30, 2015, 936,341 of warrants previously issued as part of our offering in March 2014 were exercised at an exercise price of $0.001 per share for proceeds of $936.34.

On May 12, 2015, the Company entered into a consulting agreement with Caro Capital. Under the terms of the agreement, Caro is to receive 200,000 shares of common stock and $2,000 per month for setting-up non-deal roadshows for the Company for a period of one year. These shares were issued on June 3, 2015.

On June 15, 2015, the Company entered into a consulting agreement with Demeter Capital. Under the terms of the agreement, Demeter Capital is to receive 100,000 shares of common stock for introductions to investors.

On June 19, 2015, the Company retained Mr. Daniel C. Hunt as Chief Operating Officer of the Company, effective immediately. Mr. Hunt succeeds Ms. Hyler Fortier, who resigned as Chief Operating Officer of the Company as of that same date. Ms. Fortier will continue with the Company as the Company’s Director of Branding, a non-executive role. Mr. Hunt will receive a salary of $78,000 per year and is an “at-will” agreement and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or other employee benefits were awarded to Mr. Hunt and he shall serve at the direction of the Company’s Chief Executive Officer and Board.

From June 10 to June 30, 2015, the Company sold 606,669 shares of unregistered common stock for gross proceeds of $455,000, of which $380,000 was received by June 30, 2015.

On June 30, 2015, the Company had recorded 150,000 registered common shares to be issued for the exercise of $0.40 warrants, 606,669 unregistered common stock to be issued for purchasers of the $0.75 private placement, and 100,000 unregistered common shares to be issued to Demeter Capital for services rendered.

NOTE 12 - SUBSEQUENT EVENTS

From July 1 to July 13, 2015, MassRoots sold an additional 834,004 shares of unregistered common stock for gross proceeds totaling $610,502. This round was closed on July 13, 2015. As of July 21, 2015, all $1,065,502 had been received. In connection with this offering, Chardan will receive $27,200 in cash and 76,560 shares of the Company’s common stock as commission for this placement.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Thompson Hine LLP.

EXPERTS

The financial statements of MassRoots, Inc. as of December 31, 2014 have been included herein in reliance upon the reports of N.K.A. L&L CPAs, PA (formerly known as Bongiovanni & Associates, PA), certified public accountants, for the period ended and as of December 31, 2014 upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2014 financial statements contains an explanatory paragraph that states that MassRoots, Inc. has suffered net losses since inception from operations and this raises substantial doubt about the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the Common Stock and Warrants we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are required to file annual, quarterly and current reports and other information with the SEC. You can read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This information is also available from the SEC’s website at http://www.sec.gov. We will also gladly send any filing to you upon your written request to Isaac Dietrich, our Chief Executive Officer, at 1624 Market Street, Suite 201, Denver, CO 80202. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

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This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

MASSROOTS, INC.

Units of its Securities

Consisting of up to 6,200,000 Shares of Common Stock and

Warrants to Purchase up to 3,100,00 Shares of Common Stock

PROSPECTUS

November 9, 2015

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